UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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OraSure Technologies, Inc.

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Notice of

2017 Annual Meeting of Stockholders

and Proxy Statement

Tuesday, May 16, 2017

10:00 a.m. (Eastern  Time)

Douglas A. Michels President and Chief Executive Officer

Letter to the Stockholders

April 5, 2017

Dear Fellow Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 16, 2017 at 10:00 a.m. Eastern Time. This year’s Annual Meeting will again be a completely virtual meeting of stockholders, conducted as a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically if you wish, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OSUR2017. This virtual format provides improved communication and cost savings for our stockholders and the Company.

Pursuant to the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the internet, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to stockholders on or about April 5, 2017. The Notice contains information on how to access copies of the proxy materials and vote your shares.

At the Annual Meeting, you will be asked to (i) elect two Class II Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2020; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year; (iii) approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the proxy materials; (iv) approve, by an advisory (non-binding) vote, the frequency of future stockholder advisory votes on executive compensation; (v) approve the amendment and restatement of the Company’s Stock Award Plan, including an increase in the number of shares of Common Stock authorized for grant under such Plan; and (vi) transact such other business as may properly come before the meeting, and any adjournment(s) or postponement(s) thereof.

The Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board. In addition, the Board of Directors recommends that you vote FOR the ratification of KPMG LLP’s appointment, FOR the approval of the Company’s executive compensation, FOR the approval of holding future advisory votes on executive compensation every year, and FOR the amendment and restatement of the Stock Award Plan.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting online, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the internet, or by completing, signing, dating and returning a paper Proxy Card. Additional details on these options can be found in the Notice sent to you and in the other proxy materials. You may, of course, attend the Annual Meeting online and vote your shares during the meeting regardless of whether you have previously voted by phone, the internet or mail.

Thank you for your cooperation, your ongoing support of, and continued interest in, OraSure Technologies, Inc.

Sincerely yours,

Douglas A. Michels

President and Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

OF ORASURE TECHNOLOGIES, INC.

To Our Stockholders:

The 2017 Annual Meeting of Stockholders of OraSure Technologies, Inc. will be held virtually:

Date:    Tuesday, May 16, 2017

Time:    10:00 am Eastern Time

How:      Online by visiting www.virtualshareholdermeeting.com/OSUR2017

Who Can Vote:  Only holders of shares of our Common Stock of record at the close of business on March 23, 2017 will be entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) or postponement(s) thereof. Additional information is included in the Proxy Statement accompanying this Notice.

Purpose: The 2017 Annual Meeting of Stockholders will be held for the following purposes:

•    To elect two (2) Class II Directors, each to serve for a term expiring at the Company’s Annual Meeting of Stockholders in 2020;

•    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017;

•    To approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this notice;

•    To approve, by an advisory (non-binding) vote, the frequency of future stockholder advisory votes on executive compensation;

•    To approve the amendment and restatement of the Company’s Stock Award Plan, including an increase in the number of shares of Common Stock authorized for grant under such plan; and

•    To consider such other business as may properly come before the meeting, and any adjournment(s) or postponement(s) hereof.

By order of the Board of Directors,

Jack E. Jerrett

Secretary

April 5, 2017

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to participate in the Annual Meeting, you are urged to vote your shares as promptly as possible.

Via the Internet.  Go to www.proxyvote.com to vote your shares online prior to the Annual Meeting. Have the control number that is printed in your Notice of Internet Availability of Proxy Materials or Proxy Card and follow the instructions. You may also vote online during the Annual Meeting by going to www.virtualshareholdermeeting.com/OSUR2017 and following the instructions.

By Phone. Call the toll-free number on your Notice of Internet Availability of Proxy Materials or Proxy Card and follow the prompts.

By Mail.  You can vote by mail by requesting a paper copy of the materials, which will include a Proxy Card. (Please review your Notice of Availability of Proxy Materials for instructions on how to request a paper copy of the materials). Mark, sign and date your Proxy Card and return it as indicated on the Proxy Card.

Proxy Statement Table of Contents

PROXY STATEMENT SUMMARY

We are providing these Proxy Materials to stockholders of OraSure Technologies, Inc., a Delaware corporation (as used herein, “we,” “us,” “our” or the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 16, 2017, at 10:00 a.m. Eastern Time, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”).

As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the matters described in this Proxy Statement. We are pleased to offer a completely virtual Annual Meeting, which will be conducted as a live webcast that you can access online by going to www.virtualshareholdermeeting.com/OSUR2017. The webcast will not include a presentation by management. A question and answer session will be provided at the Annual Meeting only for questions that are germane to the matters being discussed and voted on at the meeting.

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

2017 ANNUAL MEETING INFORMATION

•	Date and Time: Tuesday, May 16, 2017 10:00 a.m. (ET)

•	Location: Online by visiting www.virtualshareholdermeeting.com/OSUR2017

•	Record Date: March 23, 2017

2016 BUSINESS HIGHLIGHTS

Ö	Record consolidated net revenues of $128.2 million - 7% growth over 2015.

Ö	Consolidated net income of $19.7 million ($0.35 per share) - an $11.5 million ($0.21 per share) improvement over 2015.

Ö	Second consecutive year of record performance and profitable operations.

Ö	Total stockholder return of 36% for 2016.

Ö	$22.8 million in cash generated from operations - a $7 million improvement over 2015.

Ö	Over $120 million in cash and investments at year-end.
Ö	Molecular collection systems revenues growth of 8% over 2015.

Ö	HCV product sales increase of 24% over 2015.

Ö	Generated $52.8 million in net product revenues (41% of total revenues) from newest business lines (i.e. Molecular collections, HCV, HIV-OTC and Ebola).

Ö	Secured up to $16.6 million in federal government funding for new Zika antibody tests.

Ö	Substantial growth in international markets.

Ö	Executed and began fulfilling $18.0 million product supply contract with foreign government – the largest in Company history.

We achieved record revenues and full-year profitability for the second consecutive year in 2016, with strong contributions from our OraQuick® HCV and molecular collections systems businesses.

CORPORATE GOVERNANCE HIGHLIGHTS

Ö	Comprehensive Code of Business Conduct and Ethics applies to Board of Directors (the “Board”) and Management.

Ö	Independent Chairman of the Board.

Ö	Six (6) of eight (8) Board members (“Directors”) are independent as defined by the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market (“NASDAQ”).

Ö	Corporate Governance Principles in place to address Director independence, meetings and other important governance matters.

Ö	All committees of the Board consist solely of independent Directors.

Ö	Regular executive sessions of independent Directors.

Ö	Regular stockholder engagement through meetings, conferences and annual outreach.
Ö	Board and Committee members attended more than 75% of meetings during 2016.

Ö	All Directors attended 2016 Annual Meeting of Stockholders.

Ö	Strong stock ownership and retention guidelines for non-employee Directors and executive officers.

Ö	Policy prohibiting short sales, hedging and pledging of our Common Stock.

Ö	Compensation recoupment or “clawback” policy.

Ö	Policy to prevent improper insider trading of our stock by non-employee Directors and employees.

Ö	Oversight of risk management by Directors.

Ö	Strong “pay-for-performance” compensation philosophy.

PROPOSALS FOR STOCKHOLDER CONSIDERATION

	Proposals	Board Recommendation	Page Reference for More Detail
1.)	Election of Directors	FOR EACH NOMINEE	71
2.)	Ratification of Appointment of Independent Registered Public Accounting Firm for 2017	FOR	76
3.)	Advisory (Non-Binding) Vote to Approve Executive Compensation	FOR	77
4.)	Advisory (Non-Binding) Vote on Frequency of Compensation Votes	EVERY YEAR	79
5.)	Amendment and Restatement of Stock Award Plan	FOR	80

Proposal No. 1 – Election of Directors

The table below provides summary information about each of our nominees for Class II Directors, whose new terms would expire at the 2020 Annual Meeting of Stockholders. The Board is recommending that stockholders vote for each Director nominee.

Name and Principal Occupation[1]	Age	Director Since	Independent[2]	Committee Memberships[3]			Other Public Boards
				AC	CC	N& GC
Ronny B. Lancaster Senior Vice President for Federal Government Relations of Assurant, Inc.	65	2003	Yes		C	Ö	--
Ronald H. Spair Chief Financial Officer and Chief Operating Officer of the Company	61	2006	No				Yes

[1]	Roger L. Pringle, also a Class II Director, will be retiring from the Board following the 2017 Annual Meeting and thus has not been nominated for re-election.

[2]	As defined by the SEC and NASDAQ. Because Mr. Spair serves as the Company’s Chief Financial Officer and Chief Operating Officer, he is not “independent” under applicable SEC and NASDAQ rules.

[3]	AC = Audit Committee; CC = Compensation Committee; NCGC = Nominating & Corporate Governance Committee; C = Chairman; Ö = Member.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Our Board and its Audit Committee have selected KPMG LLP (“KPMG”) to be our independent registered public accounting firm for the 2017 fiscal year. The Board believes KPMG is well qualified to serve in this capacity and is recommending that the engagement of KPMG be ratified by our stockholders.

Proposal No. 3 – Advisory (Non-Binding) Vote to Approve Executive Compensation

Our business is diverse and we operate in extremely competitive markets around the world.

It takes commitment from all of the talented people throughout our Company, and especially our executive team, to manage the many facets of our business. We have designed our compensation programs to enable us to attract, retain and reward our executives for achieving our objectives and delivering value to stockholders over the long-term. Therefore, we are asking our stockholders to approve, by an advisory (non-binding) vote, the compensation of our named executive officers (“NEOs”) as described in this Proxy Statement.

Our compensation programs are designed to focus and reward our executives for balancing both short and long-term priorities. To fulfill this mission, we have adopted a pay-for-performance philosophy that forms the foundation for executive compensation decisions made by our Board and the Compensation Committee of the Board (the “Compensation Committee”). In addition, our compensation decisions are designed to align the interests of our executives with the interests of our stockholders and incorporate strong corporate governance principles.

The Compensation Discussion and Analysis portion of this Proxy Statement (the “CD&A”) contains a detailed description of our executive compensation philosophy and program, the compensation decisions the Board and Compensation Committee have made under that program and the factors considered in making those decisions, focusing on the compensation of our NEOs for the year ended December 31, 2016, who were:

Douglas A. Michels, President and Chief Executive Officer
Ronald H. Spair, Chief Financial Officer and Chief Operating Officer
Anthony Zezzo, II, Executive Vice President, Marketing and Sales
Jack E. Jerrett, Senior Vice President, General Counsel and Secretary
Michael Reed, Ph.D., Senior Vice President, Research and Development and Chief Science Officer

At our 2016 Annual Meeting, 94% of the votes cast approved the compensation paid to our NEO’s for the 2015 fiscal year, as disclosed in our 2016 Proxy Statement. This represented a 40% improvement from the results of our 2015 Annual Meeting. The Board and Compensation Committee take seriously the results of each “say-on-pay” (“SOP”) vote and the views of our stockholders regarding executive compensation. Accordingly, following each SOP vote over the past several years we have instituted an outreach effort to contact our stockholders in order to obtain their views on the reasons for the vote and to solicit their input on certain aspects of our compensation practices. As part of that effort, after the 2016 Annual Meeting we contacted stockholders who, in the aggregate, beneficially owned more than 50% of our outstanding Common Stock to understand their concerns. The input we received from stockholders confirmed that the compensation changes we made in 2015 and 2016 were responsive to stockholder concerns and strengthened the pay-for-performance focus of our compensation program. The CD&A provides additional detail regarding the results of our outreach effort, the input received from our stockholders and the compensation changes we implemented in response to that input. The Board is recommending that stockholders vote in favor of our executive compensation.

Proposal No. 4 – Advisory (Non-Binding) Vote on Frequency of Future Advisory Votes on Executive Compensation

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that every six (6) years we must provide our stockholders with an opportunity to cast a separate advisory (non-binding) vote on the frequency of future advisory votes on executive compensation. Stockholders may indicate whether they would prefer that we conduct future advisory votes every year, every two (2) years or every three (3) years. At our Annual Meeting of Stockholders held in May 2011, a majority of our stockholders cast their vote in favor of holding an advisory vote on executive compensation each year. The Board has determined that an annual advisory vote on executive compensation will permit our stockholders to continue to provide direct input on our executive compensation philosophy and practices as disclosed in our proxy statement each year, and is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. Accordingly, the Board is recommending that stockholders vote in favor of having the advisory vote on executive compensation each year.

Proposal No. 5 – Amendment and Restatement of Stock Award Plan

In order to enable the Company to continue to attract qualified directors, officers, employees and outside advisors, and to compensate these individuals in a manner that is competitive with compensation provided by other medical diagnostic and healthcare companies, the Board has determined that additional shares of Common Stock are needed for grants under the Company’s Stock Award Plan. In addition, the Board wants to ensure that sufficient shares are available, if needed, to provide retention or other equity awards in connection with potential acquisitions or other business development activities. Accordingly, subject to stockholder approval, the Board approved an amendment to the Company’s Stock Award Plan (the “Award Plan”) to increase the number of authorized shares by 3,000,000 shares. As a result of this increase, there will be a total of 4,627,471 shares available in the Award Plan on or after February 21, 2017, subject to stockholder approval. In addition, the Board has approved additional amendments to extend the term of the Award Plan until February 21, 2027 and make a few additional changes as further explained beginning on page 80 of this Proxy Statement. The Board is recommending that stockholders vote for approval of the amended and restated Stock Award Plan, a copy of which is attached as Exhibit A to this Proxy Statement.

COMPENSATION COMPONENTS

We believe that all components of our executive compensation program are strongly tied to performance of both the Company and our executives and are aligned with the best interests of our stockholders. These components consist of the following:

Base Salary	Salaries are based on position relative to market and individual performance and contribution.
Annual Cash Incentive Bonuses

Annual incentive cash bonuses reflect market-based targets and are contingent upon (i) achievement of corporate financial objectives, which are used to determine overall bonus pool funding, and (ii) the executive’s individual performance against pre-determined objectives, which are used to determine individual bonus payouts.

Long-term Incentive Plan (“LTIP”) Equity Awards

Long-term incentive equity compensation reflects market-based targets with the value of individual awards contingent upon the executive’s individual performance against pre-determined objectives during the fiscal year prior to award.

PERFORMANCE HIGHLIGHTS

We believe that compensation awarded to executives for 2016 was closely aligned with our strong performance for the year. The Company’s financial results for 2016 represented a substantial improvement over 2015 and largely met or exceeded our targets for the year. Consolidated net revenues in 2016 were $128.2 million (7% growth over 2015), and consolidated net income was $19.7 million, or $0.35 per share (compared to $8.2 million, or $0.14 per share in 2015). Both represent record financial performance and 2016 was the second consecutive year of profitability. Total stockholder return for 2016 was 36%.

Our molecular collection systems business continued its strong performance in 2016 with revenues 8% higher than in 2015. Our HCV business also grew substantially, with 2016 net product revenues increasing 24% over 2015.

During the year, we also entered into a contract for up to $16.6 million in funding from the Federal government for the optimization, manufacturing transfer and clinical testing related to our rapid Zika test. We also entered into and began fulfilling a 12-month $18.0 million product supply contract with a foreign government, primarily in support of a nation-wide HCV testing and treatment program. We ended 2016 with over $120 million in cash on our balance sheet, which we can use for our future growth.

The 2016 compensation for Mr. Michels, our President and Chief Executive Officer (“CEO”), and Mr. Spair, our Chief Financial Officer and Chief Operating Officer (“CFO/COO”), increased consistent with our improved 2016 financial performance, reflecting our commitment to a pay-for-performance philosophy.

SIGNIFICANT ACTIONS IN RESPECT OF OUR EXECUTIVE COMPENSATION PROGRAM

Based on advice from an independent compensation consultant and input from our stockholders, the Board and Compensation Committee adopted several key changes to our compensation program in 2015 and 2016 in order to more closely align compensation with the performance of our executives. 2016 was the first year all of these changes were fully implemented.

Compensation Changes Effective in 2016	Discussed on Page
Modified long-term incentive awards to include 50% performance-vested restricted units. The first equity awards using this new structure occurred in February 2016, with the value of individual awards based on benchmarked peer data and performance during 2015. This practice continued with the annual equity awards in February 2017. The restricted units will vest only if (i) a three-year compound average growth rate for product revenues and/or a one-year earnings per share target is met; and (ii) a three-year service period is satisfied.	38
Eliminated excise tax gross-up in all NEO employment agreements and changed modified “single trigger” change-in-control severance to “double trigger” in our CEO’s employment agreement.	38
Adopted increased stock ownership/retention requirements for executives.	39
Limited the Board’s ability to make discretionary adjustments to annual incentive bonus pool funding under the 2016 Management Incentive Plan to +/- 10%. This limit is also included in the 2017 Management Incentive Plan.	39
Extended our previously authorized stock repurchase program to purchase 1.2 million shares of our Common Stock at a cost of $7.6 million in late 2015 and early 2016. This action was taken, in part, because of concerns expressed by our stockholders regarding the dilutive impact of the annual equity awards made to management and non-employee Directors. The impact of stock repurchases will be excluded in determining whether the earnings per-share target for our performance-vested restricted units has been met.	40

ADDITIONAL KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Other key features of our compensation program further illustrate our commitment to pay-for-performance, the strong alignment of our executives’ interests with those of our stockholders and strong corporate governance. The more significant of these features are summarized below:

•	Compensation is market driven and performance-based.	•	Use of peer company benchmarking and tally sheets.
•	Balanced mix of cash/equity, fixed/variable, short-term/long-term compensation components.	•	Compensation recoupment policy.
•	Threshold financial performance objectives for annual bonus pool funding are set at levels that meet or exceed actual financial performance for the prior fiscal year.	•	No hedging or pledging of our Common Stock.
•	Equity awards provide a long-term incentive with three-year vesting.	•	Regular stockholder outreach on compensation/ governance matters.
•	Total compensation targeted at 50th percentile of peer group.	•	Use of two separate third-party compensation consultants to provide independent advice on compensation matters.

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING AND VOTING

1. WHY DID I RECEIVE THESE PROXY MATERIALS?

Our Board is furnishing Proxy Materials, including this Proxy Statement, a Proxy Card and the Company’s Annual Report to Stockholders for the year ended December 31, 2016 (“2016 Annual Report”), to our stockholders in order to solicit proxies to be voted at the Annual Meeting (each, a “Proxy”). Each stockholder can access these documents on the internet in accordance with the rules and regulations of the SEC. On or about April 5, 2017, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder at the holder’s address of record, indicating that this Proxy Statement is now available to our stockholders of record entitled to vote at the Annual Meeting.

SEC rules permit us to deliver only one copy of the Notice or a single set of Proxy Materials to multiple stockholders sharing the same address. Upon written or oral request, we will deliver separate Notices and/or copies of our 2016 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of the Notice was delivered. Stockholders may notify the Company of their requests by calling or writing us at OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary; (610) 882-1820.

All stockholders and beneficial holders have the ability to access a copy of our Proxy Materials on the internet at the website referred to in the Notice. Stockholders will not receive printed copies of the Proxy Materials unless they request those copies. The Notice also instructs stockholders as to how to submit a Proxy through the internet. If you would like to receive a paper or e-mail copy of your Proxy Materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these Proxy Materials and soliciting votes. If you choose to access the Proxy Materials and/or vote over the internet, you are responsible for any internet access charges you may incur.

2. WHAT IS A PROXY?

A Proxy is your legal designation of another person to vote the shares of Common Stock you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document also is called a Proxy or a Proxy Card.

Jack E. Jerrett and Mark L. Kuna, each of whom are officers of the Company, have been designated as proxies by the Board of Directors for the Annual Meeting.

3. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the Annual Meeting is March 23, 2017 (the “record date”). The record date is established by the Board as required by Delaware law. Only stockholders of record at the close of business on the record date are entitled to:

(a)	receive notice of the Annual Meeting; and

(b)	vote at the meeting and any adjournment(s) or postponement(s) of the meeting.

Each stockholder of record on the record date is entitled to one vote for each share of Common Stock held. On the record date, there were 58,406,047 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting.

A list of stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the meeting at our principal executive offices at 220 East First Street, Bethlehem, PA 18015, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/OSUR2017 when you enter the control number provided in the Notice sent to you.

4. WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, Computershare, Inc., you are a stockholder of record.

If your shares of stock are held for you in the name of your broker, bank or other nominee, your shares are held in street name. The answer to Question 7 describes brokers’ discretionary voting authority and when your broker, bank or other nominee is permitted to vote your shares of stock without instructions from you.

It is important that you vote your shares if you are a stockholder of record and, if you hold shares in street name, that you provide appropriate voting instructions to your broker, bank or other nominee as discussed in the answer to Question 7.

5. HOW CAN I VOTE MY SHARES FOR THE ANNUAL MEETING?

All stockholders have a choice of voting via the internet, over the telephone or by completing and mailing a paper Proxy Card, as described below.

Voting via the Internet or by Telephone.    Stockholders of record desiring to vote online via the internet or by telephone prior to the Annual Meeting, should go to www.proxyvote.com or call the toll free number indicated on the Proxy Card or Notice. You may vote via the internet or by telephone provided you do so by 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 15, 2017. Stockholders who attend the Annual Meeting via the internet may vote their shares at that time up to and during the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/OSUR2017.

Street name holders may vote via the internet or by telephone if their brokers, banks or other nominees make those methods available. If that is the case, each broker, bank or nominee will include instructions with the Notice or Proxy Statement.

The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly.

If you vote via the internet, you should understand that you will be responsible for any costs associated with this method of voting, such as usage charges from internet access providers and telephone companies.

Voting by Mail.    If you desire to vote prior to the Annual Meeting by using a paper Proxy Card instead of by telephone or via the internet, you will need to either print a copy of the Proxy Card from the website indicated in your Notice or follow the instructions in your Notice to request that a paper copy be sent to you. You will then need to complete, sign, date and return the Proxy Card, as described on the Proxy Card. Street name holders should complete and return the voting card provided by their broker, bank or nominee.

Voting at the Annual Meeting.    All stockholders of record may vote online during the Annual Meeting, as described above. Submitting a Proxy via the internet, over the telephone or by mail will not affect your right to withdraw your Proxy and vote during the Annual Meeting.

6. HOW WILL MY SHARES BE VOTED IF I SEND IN A PROXY?

If you are represented by a properly executed Proxy, whether delivered by phone, the internet or mail, your shares will be voted in accordance with your instructions.

If you do not provide instructions with your Proxy, your shares will be voted according to the recommendations of our Board as stated on the Proxy.

7. WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Stockholders of Record:    If you are a stockholder of record, your shares will not be voted if you do not provide your Proxy, unless you vote online during the Annual Meeting. It is, therefore, important that you vote your shares.

Street Name Holders:    If your shares are held in street name and you do not provide your signed and dated voting instruction form to your bank, broker or other nominee, your shares may be voted by your broker, bank or other nominee but only under certain circumstances. Specifically, under NASDAQ rules, shares held in the name of your broker, bank or other nominee may be voted by your broker, bank or other nominee on certain “routine” matters if you do not provide voting instructions.

At the upcoming Annual Meeting, only the ratification of the selection of KPMG LLP as the

Company’s independent registered public accounting firm is considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at our Annual Meeting (specifically, the election of Director nominees, the advisory vote to approve the compensation of the Company’s NEO’s, the advisory vote on frequency of future votes on executive compensation and the amendment and restatement of our Stock Award Plan) are not considered “routine” under NASDAQ rules, so the broker, bank or other nominee cannot vote your shares on any of these proposals unless you provide to the broker, bank or other nominee voting instructions for each of these matters. If you do not provide voting instructions on these matters, your shares will not be voted on the matter, which is referred to as a “broker non-vote.” It is, therefore, important that you vote your shares.

8. HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote online or if you properly return a Proxy by internet, telephone or mail. In order for us to conduct our Annual Meeting, a majority of our outstanding shares of Common Stock as of

March 23, 2017, must be present online or by Proxy at the meeting. This is referred to as a quorum. Broker non-votes, votes withheld and abstentions are included in determining whether there are a sufficient number of shares present to constitute a quorum.

9. HOW CAN I REVOKE A PROXY?

You can revoke a Proxy before the completion of voting at the Annual Meeting by:

(a)	Giving written notice to the Corporate Secretary of the Company to revoke your Proxy;

(b)	Delivering a later-dated Proxy that indicates the change in your vote; or

(c)

Logging on to www.proxyvote.com in the same manner you would to submit your Proxy electronically or calling the telephone number indicated in your Notice, and in each case, following the instructions to revoke or change your vote; or

(d)	Attending the Annual Meeting online and voting, which will automatically cancel any Proxy previously given. Attendance alone will not revoke any Proxy that you have given previously.

If you choose any of the first three methods, you must take the described action no later than 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 15, 2017. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your Proxy or change your vote. If your shares are held in street name by a broker or other nominee, you must contact that institution to change or revoke your vote.

10. WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting.

If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

11. WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

Solicitation of Proxies is made on behalf of the Board. The cost of soliciting Proxies will be borne by the Company. In addition to solicitations by e-proxy and/or by mail, certain of our Directors, officers and regular employees may solicit Proxies personally or by telephone or other means without additional compensation.

We have also engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to provide proxy solicitation services at an estimated fee of $7,500 plus expenses.

Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

12. HOW CAN I PARTICIPATE IN THE ANNUAL MEETING?

This year’s Annual Meeting will be a completely virtual meeting of stockholders, and will be conducted via live webcast on the Internet. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on March 23, 2017, the record date for the meeting, or if you hold a valid Proxy for the Annual Meeting.

You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OSUR2017. To participate in the Annual Meeting, you will need the control number that is included on your Notice, on our proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time, and you should allow ample time to complete the online check-in procedures.

13. ARE VOTES CONFIDENTIAL?

We will continue our long-standing practice of holding the votes of each stockholder in confidence from Directors, officers and employees, except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

(b) in the case of a contested proxy solicitation; (c) if a stockholder makes a written comment on the Proxy Card or otherwise communicates his or her vote to the Company; or (d) as needed to allow the independent inspectors of election to certify the results of the vote.

14. WHO COUNTS THE VOTES?

We will continue, as we have for many years, to retain an independent inspector of election to receive and tabulate the Proxies and certify the results. These activities will be handled electronically.

15. MAY STOCKHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?

Yes. The Chairman of the Board will answer stockholders’ questions during the question and answer period of the meeting. Stockholders must confine their questions to matters that relate directly to the business of the meeting. The Chairman will determine which questions are appropriate to answer during the meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 23, 2017, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding; (b) each Director and nominee for election as Director; (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement; and (d) all of our Directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options held by that person that are exercisable within 60 days of March 23, 2017 are deemed to be outstanding for the purpose of computing the ownership percentage of that person, but are not deemed outstanding for computing the ownership percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent of Class
BlackRock, Inc.[3] 40 East 52nd Street New York, NY 10022	5,359,573	9.2%
Renaissance Technologies, LLC[4] 800 Third Avenue New York, NY 10022	4,197,303	7.2%
The Vanguard Group[5] 100 Vanguard Blvd. Malvern, PA 19355	3,429,060	7.2%
Douglas A. Michels	1,647,318	2.8%
Ronald H. Spair[6]	878,668	1.5%
Anthony Zezzo II	420,753	*
Roger L. Pringle[7]	310,980	*
Jack E. Jerrett	117,204	*
Michael Reed, Ph.D.	32,240	*
Michael Celano	83,079	*
Charles W. Patrick[6]	81,881	*
Ronny B. Lancaster	93,603	*
Stephen S. Tang, Ph.D.	41,748	*
Eamonn P. Hobbs	35,033	*
All Directors and executive officers as a group (12 people)	3,885,205	6.4%

*	Less than 1%

[1]	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

[2]

Includes shares subject to options exercisable within 60 days of March 23, 2017, as follows: Mr. Michels, 879,260 shares; Mr. Spair, 619,539 shares; Mr. Zezzo, 275,343 shares; Mr. Pringle, 140,552 shares; Mr. Jerrett, 58,362 shares; Mr. Patrick, 15,000 shares; Mr. Lancaster, 15,000 shares; Dr. Tang, 10,000 shares; Mr. Hobbs 23,333 shares; and all Directors and executive officers as a group, 2,115,596 shares. Also includes unvested restricted stock, as follows: Mr. Michels, 177,333 shares; Mr. Spair, 88,021 shares; Mr. Zezzo, 48,387 shares; Mr. Pringle, 11,700 shares; Mr. Jerrett, 35,187 shares; Dr. Reed, 32,240 shares; Mr. Celano, 11,700 shares; Mr. Patrick, 11,700; Mr. Lancaster, 11,700 shares; Dr. Tang, 11,700 shares; Mr. Hobbs 11,700 shares; and all Directors and executive officers as a group, 485,784 shares. Does not include unvested performance-vested restricted units.

[3]

Based on information contained in a Schedule 13G/A filed January 25, 2017. The filing person has sole voting power with respect to 5,241,380 shares and sole dispositive power with respect to 5,359,573 shares.

[4]

Based on information contained in a Schedule 13G filed February 14, 2017. The filing persons have sole voting power with respect to 4,023,301 shares and sole dispositive power with respect to 4,197,303 shares.

[5]

Based on information contained in a Schedule 13G filed February 10, 2017. The filing person has sole voting power with respect to 106,632 shares, shared voting power with respect to 4,900 shares, sole dispositive power with respect to 3,320,228 shares and shared dispositive power with respect to 108,832 shares.

[6]	Includes restricted shares contributed to the OraSure Technologies, Inc. Deferred Compensation Plan, as follows: Mr. Spair, 150,063 shares; and Mr. Patrick, 9,255 shares.

[7]	Includes 1,500 shares owned by Mr. Pringle’s spouse.

CORPORATE GOVERNANCE

BOARD RESPONSIBILITIES, OPERATION AND COMPOSITION

The primary responsibility of the Board of Directors is to promote the long-term success of the Company. In fulfilling this role, each Director must exhibit good faith business judgment as to what is in the best interests of the Company. The Board is responsible for establishing broad corporate policies, setting strategic direction and overseeing management. The Company’s management is responsible for the day-to-day operations of the Company.

In November 2016, Douglas G. Watson, our long-time Chairman of the Board, retired as a Director. As a result, as of the date of this Proxy Statement, the Board consists of eight (8) Directors.

The Board is divided into three classes with each class consisting of one-third of the total number of Directors on the Board. At each Annual Meeting of Stockholders, the nominees for the class of Directors whose term is expiring at that annual meeting are elected for a three-year term. A Director holds office until the Annual Meeting of Stockholders for the year in which his or her term expires or until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal. Each nominee for election at the Annual Meeting currently serves as a Director.

The Board typically holds regular meetings in February, May, August and November with special meetings held as needed. The Board’s organizational meeting follows the Annual Meeting of Stockholders. The Board meets in executive session at all regularly scheduled meetings. The Board held 11 meetings and acted by written consent on three (3) occasions during the fiscal year ended December 31, 2016. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the Committees of the Board on which such member served during the period in the year in which he served as a Director.

Directors attended greater than 75% of all Board and Committee meetings during 2016.

GOVERNANCE GUIDELINES AND CODE OF CONDUCT

The Board has adopted Corporate Governance Principles which, along with the Charters for each of its Committees and the Company’s Code of Business Conduct and Ethics, provide a framework for the governance of the Company. The Company’s Corporate Governance Principles address matters such as the responsibilities and composition of the Board, Director independence and the conduct of Board and Committee meetings. The Company’s Code of Business Conduct and Ethics sets forth guiding principles of business ethics and certain legal requirements applicable to all Company employees and non-employee Directors. Copies of the current Corporate Governance Principles and Code of Business Conduct and Ethics are available on the Company’s website, www.orasure.com.

The Board operates under our Code of Business Conduct and Ethics and Corporate Governance Principles.

INDEPENDENT CHAIRMAN

The positions of Chairman of the Board and CEO of the Company are held by different individuals, with the Chairman being independent of management.

Currently, the Company’s Chief Executive Officer does not hold the position of Chairman of the Board as the Company believes it is appropriate for the Board to be led by an individual who is independent of management. With Mr. Watson’s retirement, Stephen S. Tang, Ph.D. was appointed as Chairman of the Board in November 2016. Dr. Tang has been a Director since 2011. The Board has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the positions of Chairman and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to, among other things, focus on the Company’s day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing advice and oversight of management. In the future, however, the Board may reconsider whether its Chief Executive Officer should also serve as Board Chairman.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines require, among other things, that a majority of the members of the Board meet the independence requirements of the SEC and NASDAQ, on which our Common Stock is listed. Each year our Board, with assistance from the Nominating and Corporate Governance Committee, conducts a review of Director independence. The most recent annual review occurred in the first quarter of 2017, during which the

A majority of our Directors are independent as required under applicable SEC and NASDAQ rules.

Board considered transactions and relationships, if any, between each Director or any member of such Director’s immediate family and the Company. As a result of this review, the Board determined that Michael Celano, Eamonn P. Hobbs, Ronny B. Lancaster, Charles W. Patrick, Roger L. Pringle, and Stephen S. Tang, Ph.D. are “independent,” as that term is defined in the applicable rules of NASDAQ and the SEC. Only Douglas A. Michels and Ronald H. Spair were determined by the Board not to be independent because they are executive officers of the Company. Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors.

OVERSIGHT OF RISK MANAGEMENT

As part of its oversight of the Company’s operations, the Board and Audit Committee monitor the management of risks by the Company’s executives. The Audit Committee reviews the risks that the Company may face and receives reports from senior management on the nature of these risks and the procedures and processes in place to manage and mitigate such risks. Substantive areas of risk reviewed by the Audit Committee include financial, legal, regulatory, operational, information technology, cybersecurity and

The Board and Audit Committee monitor the major risks facing the Company and the procedures and processes implemented by management to mitigate those risks.

employment matters. The Audit Committee provides a report to the full Board on the matters covered during each of its meetings, including its risk monitoring activities. In addition, senior management provides periodic reports to the full Board on the major risks facing the Company and the processes and procedures in place to manage such risks. Management also conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program, as described in greater detail in the Section of this Proxy Statement entitled, “Compensation Committee Matters.”

ANNUAL MEETING ATTENDANCE AND STOCKHOLDER COMMUNICATIONS

The Board has approved a policy concerning Board members’ attendance at our Annual Meeting of Stockholders and a process for security holders to send communications to members of the Board. A description of the Board’s policy on annual meeting attendance is provided on our website, at www.orasure.com. As a general matter, each Board member is required to attend each Annual Meeting of Stockholders. Our 2016 Annual Meeting was attended by all members of the Board.

Security holders may communicate with the Board by sending their communications to OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, fax: (610) 882-2275, email: corporatesecretary@orasure.com.

All Board members are required to attend each Annual Meeting of Stockholders. The entire Board was present at the 2016 Annual Meeting.

COMMITTEES OF THE BOARD

The Board currently has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Members of these committees are each “independent,” as defined in the Exchange Act and NASDAQ rules applicable to such Committees. In addition, the Board has determined that Michael Celano is an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. Each committee operates pursuant to a written charter, copies of which are available on our website, at www.orasure.com. Information on each standing committee is provided below:

AUDIT COMMITTEE
Committee Members:

Responsibilities:

•        Overseesaccounting and financial reporting process, internal controls and audits.

•        Consultswith management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied.

•        Appoints,evaluates and retains our independent registered public accounting firm.

•        Responsiblefor the compensation, termination and oversight of our independent registered public accounting firm.

•        Evaluatesthe independent registered public accounting firm’s qualifications, performance and independence.

•        Approvesall services provided by the independent registered public accounting firm.

•        Monitorsthe Company’s major risk exposures and reviews risk assessment and mitigation policies.

•        Maintainsprocedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

Michael Celano	(C, , I)
Eamonn P. Hobbs	(I)
Charles W. Patrick	(I)
Roger L. Pringle	(I)
Number of Meetings during fiscal 2016: 8

C – Committee Chair

- Determined by the Board to be an audit committee financial expert as defined under applicable SEC Rules.

I – Determined by the Board to be independent under applicable SEC and NASDAQ rules.

COMPENSATION COMMITTEE
Committee Members:

Responsibilities:

•        Overseescompensation for executives and non-employee Directors.

•        Reviewsand recommends to the Board for approval the performance criteria and goals and objectives for CEO compensation.

•        Inconsultation with other independent non-employee Directors, evaluates the CEO’s and the CFO/COO’s annual performance in light of the Company’s performance.

•        Evaluatesand recommends to the Board for approval the CEO’s compensation.

•        Inconsultation with the CEO, reviews and approves the compensation of other executive officers.

•        Establishesperformance measures and goals and evaluates the attainment of such goals under performance-based incentive compensation plans.

•        Reviewscompensation and benefits issues.

•        Reviewsand recommends for Board approval, the terms of any employment agreement between the Company and each executive officer.

•        Periodicallyreviews and administers the Company’s Compensation Recoupment Policy for executive officers and non-employee Directors.

•        Reviewscompliance with the Company’s Stock Ownership Guidelines.

Ronny B. Lancaster	(C, I)
Eamonn P. Hobbs	(I)
Roger L. Pringle	(I)
Stephen S. Tang, Ph.D.	(I)
Number of Meetings during fiscal 2016: 9

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Committee Members:

Responsibilities:

•        Identifies,evaluates and recommends candidates for nomination or re-election to the Board.

•        Reviewsand makes recommendations to the Board on the range of skills, qualifications and expertise required for service as a Director.

•        Reviewsand recommends for Board approval the appropriate structure of the Board.

•        Reviewsand recommends for Board approval the appropriate structure of Board committees, and recommends committee assignments and candidates for the position of Chairman of each committee.

•        Developsand recommends for Board approval a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics, and procedures for the implementation thereof.

•        Periodicallyreviews and recommends for Board approval the Board’s leadership structure, including whether the same person should serve as both CEO and Chairman of the Board.

•        Assistsin the development of succession plans for the Company’s CEO and other executives.

•        Assiststhe Board in evaluating the independence of individual Directors for purposes of Board and committee service.

•        Developsand implements an annual self-evaluation process for the Board and its committees

Charles W. Patrick	(C, I)
Michael Celano	(I)
Ronny B. Lancaster	(I)
Stephen S. Tang, Ph.D.	(I)
Number of Meetings during fiscal 2016: 5

C – Committee Chair

- Determined by the Board to be an audit committee financial expert as defined under applicable SEC Rules.

I – Determined by the Board to be independent under applicable SEC and NASDAQ rules.

NOMINATION OF DIRECTORS

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Corporate Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, in order for notice by the stockholder to be timely, notice must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Corporate Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in

Stockholders can nominate individuals to serve on the Board by following the procedures described in the Company’s Bylaws. Diversity is an important factor that is considered in evaluating new candidates for the Board. In determining whether incumbent Directors will be nominated for re-election, we evaluate the individual’s background, experience and prior service as a Director.

solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of the stockholder and such beneficial owner; (ii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by such stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iii) a description of any arrangements or understandings between such stockholder and beneficial owner and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner or with respect to actions to be proposed or taken by such nominee if elected as a Director; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or may otherwise be required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by stockholders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the stockholder makes a recommendation in accordance with the advance notification provisions set forth in the Company’s Bylaws.

DIRECTOR QUALIFICATIONS

Although there is no formal policy governing Board diversity, the Nominating and Corporate Governance Committee considers diversity and other factors in evaluating new candidates for the Board. The term diversity is used broadly to include not only race, gender and national origin, but also any other factors determined to be relevant by the Nominating and Corporate Governance Committee based on the needs of the Board and Company, including independence, integrity, knowledge, judgment, character, leadership skills, education, industry experience, financial literacy, technical background, specialized expertise, and standing in the community. In evaluating incumbent Directors for re-election, the Nominating and Corporate Governance Committee considers that Director’s background, experience and overall service to the Company, including the number of meetings attended, level of participation, quality of performance and other factors deemed relevant by the Nominating and Corporate Governance Committee.

INSIDER TRADING

We have a policy designed to prevent any trading in the Company’s Common Stock or other securities by a person while such person is in possession of material nonpublic information. This policy applies to Directors, executive officers and all other employees of the Company and its affiliates. The policy prohibits trading in the Company’s securities on the basis of material nonpublic information, requires preapproval of transactions in Company securities for Directors, executive officers and all other employees and establishes regular trading windows after each calendar quarter following the Company’s announcement of its quarterly financial results.

Our Insider Trading Policy prohibits trading by Directors or employees who are in possession of material nonpublic information about the Company.

PROHIBITION AGAINST SHORT SALES, HEDGING AND PLEDGING

We believe it is inappropriate for any employee or member of the Board to engage in short-term or speculative transactions involving Company securities. As a result, our insider trading policy prohibits Directors, executive officers and all other employees from entering into these types of transactions involving our Common Stock, including short sales, the buying or selling of puts or calls, the purchase of securities on margin, prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar financial instruments. Our policy also prohibits employees and Directors from pledging shares of our Common Stock as collateral.

We have implemented several governance policies related to our Common Stock. Our policies prohibit short-term, speculative transactions in our stock, such as hedging, pledging and short sales.

STOCK OWNERSHIP AND RETENTION GUIDELINES

In 2015, we implemented enhanced stock ownership and retention guidelines for our CEO and other executives.

The Board has adopted stock ownership and retention guidelines applicable to the Company’s President and Chief Executive Officer, its Chief Financial Officer and Chief Operating Officer, all other executive officers and all non-employee members of the Board. In 2015, we implemented enhanced stock ownership and retention guidelines for our CEO and other executives. Under these guidelines, the covered individuals must meet the following ownership requirements, expressed either as a multiple of base salary (in the case of Company officers) or annual cash fees (in the case of Board members):

Covered Individual	Multiple of Base Salary or Director Fees
President and Chief Executive Officer	6x
Chief Financial Officer and Chief Operating Officer	2x
Other Executive Officers	1x
Non-Employee Directors	1x

Any individual who was covered by the guidelines at the time of adoption or who becomes subject to the guidelines following adoption is required to meet the guidelines within five years. Any individual already subject to the guidelines who becomes subject to a higher ownership requirement, due to a promotion, a further amendment to the guidelines or an increase in compensation, is required to meet the new ownership requirement within five years following the effective date of promotion, change in compensation or guideline amendment. In determining whether an individual meets the required ownership requirement, shares owned directly or indirectly, restricted stock (including both time and performance vested) and shares deferred under our deferred compensation plan will be counted. Compliance will be determined as of December 31 of each fiscal year. The guidelines also require each covered individual to retain at least 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the individual’s holdings of Common Stock equal or exceed the applicable ownership requirement. As of December 31, 2016, all covered officers and non-employee Directors were in compliance with the stock ownership guidelines.

AUDIT COMMITTEE MATTERS

REPORT OF THE AUDIT COMMITTEE FOR THE YEAR ENDED DECEMBER 31, 2016

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including monitoring (1) the participation of management and the outside independent registered public accounting firm in the financial reporting process, (2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements and (4) the qualifications, independence and performance of the outside independent registered public accounting firm. The Audit Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Audit Committee is composed of four (4) non-employee directors and operates pursuant to a Charter that was last amended and restated by the Board on November 9, 2015 (which can be found on the Company’s website at www.orasure.com).

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management, which included a discussion of not only the quality, but also the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their audit and their judgments regarding the Company’s accounting policies. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed under applicable standards, including those in Public Company Accounting Oversight Board Auditing Standard No. 16, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2017. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

Submitted by the Audit Committee of the Company’s Board of Directors:

Michael Celano, Chairman

Eamonn P. Hobbs

Charles W. Patrick

Roger L. Pringle

March 8, 2017

AUDIT FEES; AUDIT RELATED FEES; TAX FEES; ALL OTHER FEES

The following table presents fees for professional audit services rendered by KPMG LLP (i) for the audits of our annual consolidated financial statements and review of the financial statements in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2016 and 2015, and (ii) for the audits of our internal control over financial reporting as of December 31, 2016 and 2015. The following table also includes fees billed for other services rendered by KPMG:

	2016	2015
Audit fees[1]	$710,000	$695,000
Audit-related fees[2]	—	$15,000
Tax fees[3]	$158,379	$145,379
All other fees	—	—

Total fees	$868,379	$855,379

[1]

Includes fees related to the audits of our annual financial consolidated statements, interim reviews of our quarterly financial statements and audits of our internal control over financial reporting for each indicated year.

[2]	In 2015 we engaged KPMG to provide a consent for filing with a Registration Statement on Form S-3.

[3]	During the fiscal years ended December 31, 2016 and 2015, we engaged KPMG to provide tax compliance, planning and consulting services.

PRE-APPROVAL PROCEDURES

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $25,000 between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG in 2016 and 2015 were approved in accordance with these practices.

COMPENSATION COMMITTEE MATTERS

The Compensation Committee assists the Board in developing and managing the compensation provided to executive officers of the Company and non-employee members of the Board. The Compensation Committee is responsible for developing and overseeing the implementation of the Company’s compensation philosophy and for setting executive compensation at levels that are sufficiently competitive so that the Company can attract, retain and motivate high quality executives who can contribute to the Company’s success.

COMPENSATION PROCESS AND PROCEDURES

Compensation for executives is established by the Compensation Committee in accordance with the compensation philosophy detailed in the CD&A set forth later in this Proxy Statement. In setting executive compensation, the Compensation Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the compensation practices of the Company’s peer group (listed on page 43 of this Proxy Statement), the Company’s industry position and general industry data. The Compensation Committee periodically retains independent compensation consultants to review our executive compensation practices and to assist in establishing competitive compensation levels for our executives.

ANNUAL PERFORMANCE EVALUATIONS

On an annual basis, the Compensation Committee and other non-employee Directors evaluate the performance of the CEO and CFO/COO based on the overall performance of the Company. The CEO also evaluates the performance of the other NEOs against their respective predetermined performance objectives.

Annual performance objectives for the NEOs are established at the beginning of the applicable year and generally include two parts: (1) the Company’s overall target financial objectives, and (2) individual objectives in the functional areas for which the executive is responsible. For each NEO, these objectives are then weighted to reflect their relative importance to the Company and the executive’s functional responsibilities.

Depending on the Company’s overall performance and the extent to which an executive achieves his individual objectives for a particular year, the executive will be rated as “Does Not Meet,” “Does Not Consistently Meet,” “Meets Expectations,” “Exceeds Expectations” or “Outstanding.” The Compensation Committee uses the performance ratings to determine base salary adjustments, incentive cash bonuses and long-term incentive equity awards, except for Messrs. Michels and Spair. The Compensation Committee decided that, because of their senior positions with the Company, it is more appropriate to determine the base salary, incentive cash bonuses and long-term incentive equity awards for Messrs. Michels and Spair primarily based on the Company’s overall performance and, in doing so, does not apply individual performance rating labels to these executives.

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of non-employee independent Directors who oversee our executive compensation program. Each year, the Compensation Committee determines the appropriate level of compensation for all executive officers, including the NEOs. As an initial guideline, the Compensation Committee sets the total direct compensation opportunity (base salary, annual incentive bonus target, and long-term incentive target) for each of our executive officers within a range around the 50th percentile of comparable medical diagnostics and healthcare companies. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

The Compensation Committee generally determines an executive officer’s compensation based upon the objectives of our executive compensation program. The Compensation Committee makes compensation recommendations for the CEO and the CFO/COO and approves decisions for the other NEOs after careful review and analysis of appropriate performance information and market compensation data. Compensation for the CEO is approved by the full Board of Directors.

Beyond determining specific compensation for NEOs, the Compensation Committee works with executive management to review and adjust compensation policies and practices to remain consistent with the Company’s values and philosophy, support the recruitment and retention of executive talent, and help the Company achieve its business objectives.

ROLE OF THE CEO

The CEO provides recommendations to the Compensation Committee on the total direct compensation for each executive, other than himself. The CEO’s recommendations are based on his review of each executive’s performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation.

ROLE OF THE COMPENSATION CONSULTANT

To assist in the review of executive compensation and to obtain information regarding market trends, the Compensation Committee engages the services of one or more independent executive compensation consultants to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports our goal of aligning the interests of our executive officers with those of our stockholders. In addition, a consultant provides the Compensation Committee with the peer group and other market data that is discussed in the CD&A, which the Compensation Committee evaluates when determining compensation for executive officers. During 2016, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) to provide a market assessment of the target compensation for our executives and assess the competitiveness of our compensation policy for non-employee Directors. In addition, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”), to assist in responding to the SOP vote at our 2016 Annual Meeting and to consult on the preparation of this Proxy Statement. The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. The Compensation Committee annually reviews its relationship with each consultant to ensure executive compensation consulting independence. The process included a review of the services PM&P and Pay Governance provides, the quality of those services, and fees associated with the services during the fiscal year as well as consideration of the factors impacting independence that NASDAQ rules require. The Compensation Committee concluded that there were no conflicts of interest that prevented PM&P or Pay Governance from serving as independent consultants to the Compensation Committee on executive compensation matters. We paid PM&P $76,271 for their 2016 compensation assessment and Pay Governance $46,643 for their services related to our response to the 2016 SOP vote and the preparation of this Proxy Statement.

TALLY SHEETS

In determining annual compensation, the Compensation Committee reviews tally sheets for each executive. Tally sheets set forth the dollar amounts of all components of each NEO’s current compensation, including salary, incentive cash bonus, incentive equity awards, potential change of control payments and other benefits deemed relevant by the Compensation Committee. These tally sheets allow the Compensation Committee to review how a change in the amount of each compensation component affects each executive’s total compensation and to consider each executive’s compensation in the aggregate. Included in each tally sheet is the estimated amount of severance and other benefits payable to the executive under various termination scenarios. Based upon the review of tally sheets, the Compensation Committee establishes aggregate compensation for our executives which it believes to be reasonable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Stephen S. Tang, Ph.D., Eamonn P. Hobbs, Ronny B. Lancaster and Roger L. Pringle served as members of the Compensation Committee during 2016. None of these Directors has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no Compensation Committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the Section entitled, “Compensation Discussion and Analysis,” contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s 2016 Annual Report on Form 10-K Report and Proxy Statement for the 2017 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

Ronny B. Lancaster, Chairman

Eamonn P. Hobbs

Roger L. Pringle

Stephen S. Tang, Ph.D.

March 31, 2017

EXECUTIVE OFFICERS

The table below provides information about the executive officers of the Company as of March 23, 2017. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Douglas A. Michels	60	President and Chief Executive Officer
Ronald H. Spair	61	Chief Financial Officer and Chief Operating Officer
Anthony Zezzo II	63	Executive Vice President, Marketing and Sales
Jack E. Jerrett	58	Senior Vice President, General Counsel and Secretary
Michael Reed, Ph.D.	48	Senior Vice President, Research and Development and Chief Science Officer
Mark L. Kuna	54	Senior Vice President, Finance, Controller and Assistant Secretary

Douglas A. Michels, President and Chief Executive Officer

Mr. Michels has been the Company’s President and Chief Executive Officer since June 2004. Prior to that, Mr. Michels served as Group Vice President, Global Marketing of Ortho-Clinical Diagnostics, President of Ortho-Clinical Diagnostics International, and President of Johnson & Johnson Healthcare Systems, Inc. Earlier in his career, Mr. Michels held various sales and marketing positions of increasing responsibility within the Johnson & Johnson family of companies and with the Diagnostics Division of Abbott Laboratories. Mr. Michels received a B.S. degree in Public Health Administration from the University of Illinois and an M.B.A. from Rutgers University. Mr. Michels recently served on the Presidential Advisory Council on HIV/AIDS (PACHA) and currently serves on the boards of directors of West Pharmaceutical Services, Inc. and the Miller Keystone Blood Center.

Ronald H. Spair, Chief Financial Officer and Chief Operating Officer

Mr. Spair has been the Company’s Chief Financial Officer and Chief Operating Officer since September 2006 and served as Executive Vice President and Chief Financial Officer since November 2001. Prior to that time, Mr. Spair served as Chief Financial Officer for various companies in the pharmaceutical industry, including Delsys Pharmaceutical Corporation, SuperGen, Inc., Sparta Pharmaceuticals, Inc. and Envirogen, Inc. Mr. Spair received both his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant, a Chartered Global Management Accountant, a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants, and serves on the boards of Fulton Financial Corporation and Life Sciences PA.

Anthony Zezzo II, Executive Vice President, Business Unit Lead, Infectious Disease

Mr. Zezzo has been the Company’s Executive Vice President, Marketing and Sales since January 2011. From 2004 to December 2010, Mr. Zezzo was Vice President, North American Sales and Marketing at the Ortho-Clinical Diagnostics Division of Johnson & Johnson. Prior to that time, Mr. Zezzo held a series of sales and marketing positions of increasing responsibility within Johnson & Johnson. Mr. Zezzo received his B.A. in Political Science from Grove City College.

Jack E. Jerrett, Senior Vice President, General Counsel and Secretary

Mr. Jerrett has been the Company’s Senior Vice President and General Counsel since February 2003 and served as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett worked as an Associate at Morgan, Lewis & Bockius and held positions of increasing legal responsibilities with companies in the transportation and energy industries. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Michael Reed, Ph.D., Senior Vice President of Research and Development and Chief Science Officer

Dr. Reed joined the Company as the Senior Vice President of Research and Development and Chief Science Officer in April 2016. Prior to joining the Company, Dr. Reed spent eight years at Beckman Coulter, a global diagnostics and life sciences company within the Danaher Corporation, serving in a variety of leadership positions including Director of Global Assay and Applications Development for the Beckman Coulter Life Science business and Director of Scientific Affairs for the Cellular Analysis Business Group. Under his leadership, the Company launched and commercialized over 300 products globally across multiple disciplines. Prior to his work at Beckman Coulter, Dr. Reed served as Director of Product Development with Osmetech Molecular Diagnostics where he led the effort to develop two U.S. FDA 510K cleared IVD systems for cystic fibrosis genotyping and a pharmacogenetics test to guide warfarin dosing. Dr. Reed received a Ph.D. degree in Biochemistry from the University of Adelaide (Australia) and a BSc. in Biochemistry from The Australian National University (Canberra, Australia). He also conducted post-doctoral research at the Beckman Research Institute at the City of Hope in Duarte, California.

Mark L. Kuna, Senior Vice President, Finance, Controller and Assistant Secretary

Mark L. Kuna has been the Company’s Senior Vice President, Finance and Controller since September 2006, and served as Vice President and Controller since February 2003 and as Controller since February 2001. Mr. Kuna has also served as the Company’s Assistant Secretary since May 2002 and provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as an accountant with Deloitte and Touche and held senior accounting and management positions with companies in the petrochemical, manufacturing, and telecommunications industries. Mr. Kuna received his B.S. in Accounting from the University of Scranton and is a licensed Certified Public Accountant, a Chartered Global Management Accountant, and a member of the Pennsylvania and American Institutes of Certified Public Accountants.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2016, there have been no transactions with related persons that would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. The Audit Committee may approve a related party transaction if the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party. The Audit Committee also reviews any public disclosures of a related party transaction contained in our SEC filings. These responsibilities are described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment and severance agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, Directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons who are employees and Directors of the Company in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the SEC and the NASDAQ. Based solely on a review of the copies of forms filed by or on behalf of the Reporting Persons and on written representations (if any) from each of the Reporting Persons, we believe that all Reporting Persons complied on a timely basis with all applicable filing requirements with respect to the 2016 fiscal year, except for Charles W. Patrick, one of our independent Directors. Due to an administrative oversight, a Form 4 required in connection with Mr. Patrick’s sale of 6,575 shares of Common Stock on August 5, 2016 was not filed until August 31, 2016.

COMPENSATION DISCUSSION AND ANALYSIS - TABLE OF CONTENTS

COMPENSATION TABLES – TABLE OF CONTENTS

Summary Compensation Table	57
Grants of Plan-Based Awards	58
Outstanding Equity Awards at December 31, 2016	59
Option Exercises and Stock Vested	61
Retirement Benefits	61
Nonqualified Deferred Compensation	62

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Overview

This Compensation Discussion and Analysis, or CD&A, describes the material elements of the compensation of our NEOs and describes the objectives and principals underlying the Company’s executive compensation program, the compensation decisions we have recently made under this program and the factors we considered in making these decisions.

Our NEOs for 2016 who are covered in this CD&A include:

Name	Position during 2016
Douglas A. Michels	President and Chief Executive Officer
Ronald H. Spair	Chief Financial Officer and Chief Operating Officer
Anthony Zezzo, II	Executive Vice President, Marketing and Sales
Jack E. Jerrett	Senior Vice President, General Counsel and Secretary
Michael Reed, Ph.D.	Senior Vice President, Research and Development and Chief Science Officer

Our Performance in 2016

Our financial performance for 2016 represented another year of substantial improvement over the prior-year period, with record revenues and a second consecutive year of profitability. The following charts and summary describe our consolidated financial performance (expressed in thousands) and several of the principal contributors to the growth we achieved.

2016 was another year of record financial performance and is the second consecutive year of profitability. Our 2016 consolidated net revenues were $128.2 million, a 7% increase over 2015. Our consolidated net income in 2016 was $19.7 million, or $0.35 per share, an improvement of $11.5 million ($0.21 per share) over 2015.

2016 Business Highlights in Detail

•	Consolidated net revenues were $128.2 million (7% increase over 2015), a new record level for our Company.
•	Revenue growth and lower operating expenses resulted in a second consecutive year of profitability with consolidated net income of $19.7 million for 2016. This represents an $11.5 million ($0.21 per share) improvement from 2015.
•	We generated $22.8 million in cash from operations during 2016, compared to $15.8 million in 2015.
•	Our total stockholder return for 2016 was 36%.
•	Aggregate cash and cash equivalents totaled $120.9 million at year-end.
•	Gross margin improved to 69% in 2016, compared to 67% in 2015.
•	OraQuick® HCV product revenues reached an all-time high of $14.1 million, representing a 24% increase over 2015.
•	Molecular collection systems revenues reached $32.2 million in 2016, representing an 8% increase over 2015.
•	Net product revenues from our newest business lines (i.e. molecular collections, HCV-related, HIV OTC and Ebola) totaled $52.8 million, or 41%, of consolidated net revenues for 2016.
•	We substantially completed development of our OraQuick® rapid Zika test and secured up to $16.6 million in federal funding for this product.
•	We entered into and began fulfilling the largest product supply agreement in our history – a 12-month $18.0 million contract with a foreign government ministry to support a country-wide HCV elimination program.

NEO Compensation At a Glance – 2016

Compensation for the NEOs in 2016 was directly or indirectly tied to the performance of both the executives and the Company, resulting in the following:

•

Base Salary: The base salaries paid to our management (including the NEOs) during 2016 increased 2.61% on average, with Mr. Michels receiving a 2.60% increase for the year. Salary adjustments were based on the performance of each executive and the Company during 2015, the results of a competitive marketplace assessment prepared by PM&P, and our Company-wide salary merit increase budget of 3.0%. Additional detail on these salary adjustments is provided in the “2016 Base Salaries” Section on page 46.

NEO	2015 Performance Rating	2015 Salary	2016 Salary	Change (%)
Douglas A. Michels	N/A	$596,895	$612,580	2.60%
Ronald H. Spair	N/A	$468,838	$480,245	2.40%
Anthony Zezzo II	Meets	$384,010	$391,690	2.0%
Jack E. Jerrett	Meets	$344,400	$353,010	2.50%
Michael Reed, Ph.D.[1]	N/A	-----	$305,000	----

1 Dr. Reed joined the Company in April 2016.

•

Annual Incentive Bonuses: Incentive cash bonus awards for 2016 performance ranged from 121% to 151% of target for the NEOs and for Mr. Michels was 151% of his target. The bonus amounts exceeded the applicable targets for each NEO primarily due to the strong financial performance of the Company during 2016, as described under the “2016 Business Highlights in Detail” Section above. In approving these bonus awards, the Board recognized the importance of broader Company performance such as total stockholder return (“TSR”) and considered the fact that our TSR for 2016 was 36%, a substantial improvement from the 36% decline in TSR in 2015. Bonus payments above target were approved because of the Board’s belief that continuing annual financial improvement, such as that achieved in 2016, should be rewarded as a critical factor for delivering value to our stockholders. Additional detail on these bonus payments is provided in the “2016 Annual Incentive Cash Bonuses” Section on page 48.

			Actual 2016 Bonus Payments
NEO	2016 Performance Rating	2016 Target (% Salary)	($)	(% Salary)	(% Target)
Douglas A. Michels	N/A	70%	$646,586	105.6%	150.8%
Ronald H. Spair	N/A	50%	$362,074	75.4%	150.8%
Anthony Zezzo II	Meets	40%	$188,998	48.3%	120.6%
Jack E. Jerrett	Meets	35%	$149,043	42.2%	120.6%
Michael Reed, Ph.D.	Meets	35%	$128,773	48.2%	120.6%

•

Long-Term Incentive Awards: Incentive equity awards to NEOs in February 2016 were earned based on each executive’s performance during 2015 (except for Dr. Reed who did not join the Company until April 2016) and the value of the awards ranged from 75% to 215% of each executive’s base salary. The value of Mr. Michels’ award was 215% of his salary. Mr. Michels’ award was based on the strong financial performance during 2015, as described under the “2016 Base Salaries” Section on page 46.

			2016 Awards
NEO	2015 Performance Rating	Target Range (% Salary)	($)	(% Salary)
Douglas A. Michels	N/A	150% - 250%	$1,283,322	215%
Ronald H. Spair	N/A	90% - 160%	$632,930	135%
Anthony Zezzo II	Meets	75% - 125%	$345,614	90%
Jack E. Jerrett	Meets	55% - 95%	$258,298	75%
Michael Reed, Ph.D.[1]	N/A	55% - 95%	$274,506	90%

[1]	Dr. Reed received an onboarding equity award when he joined the Company in April 2016 which was structured in the same manner as the annual awards granted to the other NEOs in 2016.

As described further in the “Compensation Changes” section of the CD&A, below, beginning with the equity incentive awards made in February 2016 for performance during 2015, executives received equity awards that were 50% performance-vested restricted units and 50% time-vested restricted stock. The decision to structure a substantial portion of our executives’ equity compensation as performance-vested awards was made in response to stockholder feedback and further strengthens the link between performance and executive compensation.

Additional information regarding NEO compensation for 2016 is provided below in this CD&A and in the accompanying tables, including the Summary Compensation Table (“SCT”) set forth on page 57. The information provided below demonstrates the reasonableness of the compensation paid to executives considering our improved financial performance during 2016.

Pay for Performance

We follow a pay-for-performance approach in compensating executives. Our program pays executives for performance by rewarding the achievement of predetermined financial and other performance objectives.

A significant portion of each NEO’s compensation is paid out in variable and long-term compensation that is intended to align such compensation with the long-term interests of our stockholders. Both our annual and long-term compensation are tied to the Company’s overall performance in a variety of ways, including our financial results and share price performance.

An important feature of our compensation program is the use of performance targets to incentivize management to achieve improved financial results on a year-to-year basis. We believe continuous revenue growth and sustained and increasing profitability are key factors for increasing the price of our Common Stock and for delivering long-term value for our stockholders.

The use of performance targets to drive growth is clearly illustrated by the annual bonus plan established each year. As described further in this CD&A, annual financial objectives are selected in order to determine the amount of pool funding available to pay individual bonus awards each year. When establishing these objectives, the Board and Compensation Committee generally select targets that, if achieved, will result in improved financial performance on an annual basis, consistent with our business plans. Set forth below are the Target performance levels that were used to determine pool funding in our bonus plans for the three-year period 2014-2016. These targets provided an important incentive for the significantly improved financial performance over that period, as shown on pages 29-30.

	Annual Bonus Plan Targets
	2014	2015	2016
Consolidated Net Revenue	$112.2	$121.7	$126.3
Operating (Loss)/Income	$ (13.6)	$ 5.5	$ 12.3

Beginning in 2016, we adopted a new policy of granting annual equity awards to executives that consist of 50% performance-vested restricted units and 50% time-vested restricted stock. The performance units will only vest if (i) the recipient remains employed by the Company for three years following the date of grant and (ii) the performance criteria determined by the Committee and Board are met. The time-vested restricted stock portion of the award vests in equal annual installments over the three-year period following the grant date, subject to the recipient’s continued employment by the Company.

For each award of performance-vested restricted units granted in 2016, one-half of such units will be earned based on the achievement of a compound annual growth rate (“CAGR”) target for consolidated product revenues for the three-year period 2016-2018 and the remaining half will be earned based on achievement of a one-year earnings per share (“EPS”) target for the fiscal year 2016. The three-year product revenue CAGR target reflects a blending of projected growth taken from our internal long-range plan and growth rates contained in several published market research growth forecasts for the medical diagnostics and molecular testing markets. The one-year EPS target represents the Company’s projected net income for 2016 as indicated in our 2016 budget or operating plan. Under the terms of the grant, award recipients may receive additional units, above the initial number awarded in 2016, if we exceed the performance criteria. If we achieve less than 80% of a performance target, the units relating to such performance target will not vest.

We believe the performance targets and three-year service period of these performance-vested equity awards complement the short-term incentives in our annual bonus plans. We also believe the combination of the structure of our annual bonus plan and the structure of our new equity award policy will incentivize management to deliver substantially improved financial performance both on an annual basis and over a longer term period and help drive long-term growth in stockholder value.

Realizable Pay vs. TSR

To ensure that we are adhering to a pay-for-performance approach, we evaluated the degree of alignment between our CEO’s total realizable pay versus our total stockholder return, or TSR, over the prior three fiscal years (2014-2016) relative to our compensation peer group (listed on page 43 of this Proxy Statement). We have adopted this approach to ensure our compensation program is operating as intended and to respond to stockholder feedback we received on our executive compensation. The graph below shows the comparison of three-year TSR and “realizable pay” relative to our peer group. We provide further detail regarding the companies in our compensation peer group in the “Benchmarking” section of this CD&A.

Realizable pay includes base salary, incentive cash bonus and all other cash compensation reported in the Summary Compensation Table. Realizable pay also includes the value of equity awards using each company’s closing stock price on December 30, 2016. Restricted stock and restricted unit awards are valued by multiplying the number of shares granted (at the target level in the case of restricted units) by the closing stock price on December 30, 2016. Option awards are valued as the difference between the closing stock price on December 30, 2016 and the exercise price multiplied by the number of option shares granted during the period. An option award with an exercise price greater than the closing stock price on December 30, 2016 is valued at $0.

As the graph indicates, there is a close relationship between our TSR performance and the realizable pay for our CEO, Mr. Michels, relative to the relationship seen in our peer group. This analysis confirms the strong link between pay and performance embedded in our compensation program.

Realizable Pay vs. SCT Compensation

As described further below, we believe long-term equity awards are a key incentive for our executives to drive the Company’s long-term growth and align the interests of our executives with those of our stockholders. The Summary Compensation Table includes the estimated value of long-term incentive equity awards at the time of grant. The actual value of these awards that may be realizable by our executives may vary from the estimates depending on the Company’s financial and stock performance and often differs significantly from what is reported in the Summary Compensation Table.

A comparison of the realizable value of long-term equity incentive awards against the values reported in the Summary Compensation Table indicates how compensation outcomes may be impacted by our performance. Such a comparison also shows the degree of alignment between our stock performance and the level of compensation provided to executives.

The table below compares the compensation values reported in the Summary Compensation Table and the value of realizable pay (“RP”) for the compensation awarded during the three-year period 2014-2016 for our CEO, Mr. Michels.

Mr. Michels’ realizable pay
for the three years 2014 –
2016 of $7.8 million is 3%
higher than his SCT
compensation opportunity
for the same period. This
shows a strong link between
pay and performance as our
TSR over the three year
period was above the median
for our peers.

Pay vs. Other Company Measures of Performance

While TSR is a common measure of performance that is often used to evaluate a company’s compensation practices, at our stage of development we consider other performance measures to be, at times, more reflective of the success of our business. It is important to recognize that our TSR is extremely volatile, as evidenced by the substantial movements in our stock price during the past several years. Specifically, in 2013 our stock price declined 12%, but rose 61% in 2014. Our stock price declined again by 36.5% in 2015 and then rose 36% in 2016. These price changes are not solely tied to our performance. Our stock price declined in 2015 even though we achieved record financial performance with substantial growth and full year profitability in 2015.

As a result, our executive compensation does not follow a linear relationship with TSR. Rather, we have tried to align our executive compensation with performance results that are part of our overall business strategy that we believe will drive stock price improvement and increased value for our stockholders over the longer term. For example, in past years we have had a number of “first-of-their-kind” achievements in the diagnostics field. Specifically, we developed and commercialized the first and only rapid HCV test in the United States along with the first ever rapid in-home HIV test. We successfully completed the acquisition of DNA Genotek in late 2011, providing us with an entrance into the high growth molecular diagnostics field. This acquisition is now contributing strong growth to our business and accounted for 25% of our 2016 consolidated net revenues. More recently, we developed and began commercializing a new rapid Ebola test and we have made significant progress on a rapid Zika test. During 2016, we expanded the reach of our core HIV and HCV product lines with significant growth in international markets. These achievements are the primary reasons for our profitability in 2015 and 2016 and our overall strong and continually improving financial performance for the past three fiscal years.

When establishing and evaluating our executive compensation program generally, and performance-based incentive plans in particular, we believe that TSR alone will not always immediately account for the value of our accomplishments and, in many cases, it may take time for the impact of our strategic and other accomplishments to be fully reflected in the value of our stock. Thus, while obviously important, TSR is only one of several factors we consider in making compensation decisions for our executives.

Say-on-Pay Results in 2016 and the Company’s Response

At our 2016 Annual Meeting, stockholders were asked to vote on an advisory (non-binding) basis on the compensation paid to our NEOs for 2015. We obtained stockholder approval of our NEO compensation for 2015 with approximately 94% of stockholder votes cast in favor of our “say-on-pay” or SOP resolution. Even with this overwhelmingly positive response, we continued our outreach effort that had been initiated in response to prior SOP votes to contact certain of our major stockholders in order to continue to understand their concerns regarding our compensation practices. We also contacted both ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), two leading proxy advisory firms, in order to solicit their views on these issues. Several of our independent Directors participated in this outreach, including the Chairman of our Board, the Chairman of our Compensation Committee and the Chairman of our Nominating and Corporate Governance Committee. Overall, we contacted stockholders who, in the aggregate, beneficially held over 50% of our outstanding Common Stock. A number of our stockholders indicated they saw no further need to meet with us although many had done so in the past. We believe these stockholders declined our invitation because they are generally supportive of our executive compensation and governance practices and that any concerns they had did not warrant further discussion at this time.

The stockholders we did have discussions with, which represented approximately 18% of the holders of our outstanding Common Stock, generally provided the following feedback:

• Acknowledged our compensation changes as positive improvements and responsive to stockholder concerns.
• Supported our adoption of performance-vested restricted units for 50% of long-term incentive equity awards.
• Encouraged the exclusion of the impact of stock repurchases in determining if performance metrics are met.
• Complimented the Company’s strong financial performance and TSR for 2016.
• Complimented us for being transparent in our proxy disclosures and response to stockholder concerns.
• Appreciated our stockholder outreach efforts and encouraged us to continue this practice.
• Encouraged us to disclose, upfront, the financial targets used for performance-vested restricted unit awards.

  •   Encouraged the Board to improve the diversity of its members, particularly with respect to gender, and to consider using third-party recruiters and publicly-available candidate databases to fill Board vacancies.

  •   Encouraged the Board to consider other governance issues, such as a declassified board, majority voting, board refreshment, use of third-party advisors to assist with Board self-assessments, and use of a risk officer or risk management committee to supervise risk management.

We believe our stockholder engagement has been and continues to be beneficial. The feedback received reaffirms that the compensation changes made in recent years were responsive to stockholder concerns and our executive compensation is strongly aligned with performance. The Board intends to continue ongoing dialogue with our stockholders to ensure our executive compensation programs are well understood by all stakeholders and that we continue to be responsive to stockholder concerns.

Compensation Changes

In response to input from stockholders, the Compensation Committee and Board adopted a number of changes in 2015 and 2016 to specifically respond to stockholder concerns and better align our compensation program with performance. We believe these changes were the primary reason for the strong approval of our SOP proposal at the 2016 Annual Meeting. As a result, we concluded the best response to the latest stockholder input is to continue our current compensation program, particularly the use of 50% performance-vested equity awards for executives, which was also used for the most recent awards in February 2017 for performance in 2016.

The following is a summary of these changes, along with our rationale for making them:

Change	Old	New	Rationale	Effective
Performance-Vested Long-Term Incentive Equity Awards.	Awards consisted of 60% Stock Options and 40% Restricted Stock, all time-vested over three or four years.	Awards consist of 50% performance-vested restricted units and 50% time-vested restricted stock.	• Directly responds to stockholder input. • Enhances link between compensation and longer-term performance. • Focuses executives on long-term priorities. • Alignment with market practice.	2016 for performance in 2015
Changes to Executive Employment Agreements.	Contained excise tax gross up and modified “single trigger” change of control severance provisions. Adopted policy that new agreements will contain no excise tax gross up and will provide for “double trigger” change of control severance.	CEO employment agreement amended to remove excise tax gross up and changed modified “single trigger” to “double trigger” change of control severance. Other NEO agreements amended to remove excise tax gross up.	• Responds to stockholder input. • Consistent with good governance practices.	2015
Enhanced Stock Ownership and Retention Guidelines.	CEO – 2x salary CFO/COO – 1x salary Other Executives – None	CEO – 6x salary CFO/COO – 2x salary Other Executives – 1x salary.	• Consistent with good governance practices. • Supported by stockholders. • Strengthens alignment between executives and stockholders.	2015
Limit on Discretionary Bonus Pool Adjustments.	Compensation Committee and Board historically have had unlimited discretion to adjust bonus pool funding.	Discretionary adjustments will be limited to +/-10% of aggregate pool funding determined under applicable Incentive Plan formula.	• Responds to concerns about discretionary bonus awards and misalignment of pay and performance. • Ensures bonus pool amount/payouts are predominately tied to previously agreed performance goals • Allows for reasonable, but limited, discretion to accommodate unforeseen circumstances.	2016

Extension of stock buyback program.	Buyback program originally authorized in 2008, with no active purchasing in recent years.	Buyback program extended to repurchase 1.2 million shares of Common Stock in late 2015 and early 2016, which approximates shares used for annual management and non-employee Director equity awards.	• Directly responds to stockholder input. • Offsets dilutive impact of any annual equity incentive awards to executives and non-employee Directors.	2015-2016

Performance Based Equity Awards

The value of long-term incentive equity awards granted to an executive reflects the performance for the prior year. Based on input from our stockholders and advice from Pay Governance, we have implemented performance vesting for a significant portion of the incentive equity awards for our executives. The new performance vesting program began with the awards made in 2016.

Under our Long-Term Incentive Policy (“LTIP”), 50% of an executive’s total equity award consists of performance-vested restricted units that will not vest until three years after the grant date and only if certain performance measures are met during that three-year period. The awards currently incorporate two performance metrics: (i) a CAGR for consolidated product revenues during the three-year period beginning with the year in which the award is made and (ii) a one-year “EPS” target for the year of award followed by a further two-year time-vesting requirement. The remaining 50% of each executive’s incentive equity award consists of time-vested restricted stock and will utilize a three-year ratable vesting period as we have done in the past.

The structure of the equity awards reflects market-based good governance practices as well as input from our stockholders, several of whom advocated that a meaningful portion of the equity awards should have performance-based vesting. We believe 50% is a meaningful portion and is consistent with or exceeds the performance orientation of our peer companies. In addition, although some stockholders have mentioned TSR as a possible performance target, most of the stockholders we have contacted in recent years indicated that other measures such as financial or operational objectives would also be appropriate. The Board decided to use consolidated net product revenue and EPS targets because they are important for our business, especially as we continue improving our profitability, and because of the Board’s belief that these measures will directly influence the performance of our stock price over time. Under the terms of the awards, the impact of stock repurchase programs is excluded in determining whether an EPS target has been met. As discussed above, the Board does not believe that the use of TSR as a performance metric in the long-term incentive plan is appropriate at this time, although the choice of performance metrics will be reviewed each year.

The adoption of performance-based vesting conditions with a three-year service requirement for 50% of an executive’s annual equity award substantially strengthens the link between pay and performance and creates an appropriate long-term incentive for our executives. At the same time, the use of time-based vesting conditions for the remaining 50% of each award achieves the equally important goal of share ownership/accumulation through a share-price sensitive vehicle that directly promotes alignment with stockholders and further supports executive retention. Overall, the Compensation Committee and Board believe that this approach represents a balanced performance-based improvement to our executive compensation program that is appropriate for our Company, directly responds to feedback from our stockholders, and is consistent with executive pay governance best practices.

Employment Agreement Changes

The Company’s employment agreements with Mr. Michels and the other NEOs were put in place in 2004 and 2006, except for Dr. Reed who does not have an employment agreement, and Mr. Zezzo, whose agreement was entered into in 2011 when he joined the Company. The initial employment agreements required the Company to provide a gross up for excise tax imposed under Section 280G of the Internal Revenue Code on compensation paid as a result of a change of control, in an amount up to $1.0 million for Mr. Michels and $500,000 for the other NEOs. These agreements also included a modified “single trigger” severance provision, which would permit the executive to voluntarily terminate his employment within a specified period following a change of control and receive increased severance even though that executive’s position or scope of responsibilities following the change had not been adversely affected. Beginning with Mr. Zezzo’s agreement in 2011, we implemented a new policy of no longer providing any excise tax gross up or “single” or “modified single” trigger severance provisions. Instead, Mr. Zezzo’s agreement contains a “double trigger” severance provision under which there needs to be both a change of control and an adverse impact to Mr. Zezzo’s position or responsibilities before he is entitled to terminate his employment and receive increased cash severance.

In 2015, Mr. Michels and the other NEOs agreed to amend their employment agreements to remove the excise tax gross up provision. In addition, Mr. Michels agreed to change the modified “single trigger” severance provision in his agreement to a “double trigger” severance provision.

These changes were implemented in direct response to input from several stockholders. In considering this matter, the Board was mindful that these changes required amendments to long-standing employment agreements with our executives. Neither Mr. Michels nor any of the other NEO’s were obligated to agree to any changes to their agreements, nor did they receive direct compensation in exchange for the revised employment agreements. Our leadership team agreed to these changes, in an effort to be responsive to the concerns of our stockholders and in order to improve our compensation governance practices.

Enhanced Stock Ownership/Retention Guidelines

Another change made by the Compensation Committee and Board in 2015 was to adopt enhanced stock ownership and retention guidelines for our executives. Specifically, the following changes were made:

Position	Old Guideline	New Guideline
President and CEO	2x	6x
Chief Financial Officer and Chief Operating Officer	1x	2x
Other Executive Officers	None	1x
Non-Employee Directors	1x	1x

In addition, the guidelines were changed to require an executive to retain at least 50% of the net shares acquired upon the exercise of stock options or the vesting of restricted shares until the executive’s stock holdings meet or exceed the applicable ownership guideline.

The Compensation Committee and Board believe these changes were appropriate in order to respond to stockholder concerns about pay for performance, more closely align the interests of our executives with those of our stockholders and make our guidelines consistent with what we believe to be market practice.

Limited Bonus Pool Funding Discretion

Under our Management Incentive Plan, adopted each year for the payment of incentive cash bonuses to executives, the aggregate pool used to pay bonuses is determined in a formulaic manner based on the achievement of specific, short-term financial objectives. However, the Compensation Committee and the Board historically retained discretion to increase or decrease the size of the bonus pool based on performance conditions, market conditions or other factors deemed appropriate.

Beginning with the 2015 Management Incentive Plan, any discretionary adjustments that may be made to the bonus pool calculated under the plan formula were limited to +/- 10%. The Compensation Committee and Board believe this change was appropriate in order to make our incentive cash bonus plans more performance-based and to bring our plans in line with what we believe to be market practice and provide plan participants with better line of sight between their actions, Company performance and any bonus results. This change also directly responds to feedback from stockholders. We included the same limit on discretionary pool funding in the Management Incentive Plan for 2016 and 2017, and it is our current intention to continue this limitation in future years.

Extension of Stock Buyback Program

Our Board previously approved a $25.0 million stock buyback program and prior to 2015 a total of 1,256,023 shares of stock had been repurchased at a total cost of approximately $5.4 million. Stock purchases under this program largely stopped in 2008. Although we had temporarily suspended stock repurchases, this program was never terminated by the Board.

In direct response to concerns from stockholders regarding the dilutive impact of annual equity awards and based on a review of our Common Stock valuation, in late 2015 the Board decided to extend the stock buyback program. Specifically, the Board directed management to repurchase up to 1.2 million shares of stock through early 2016. The 1.2 million share target represented the approximate number of shares historically used for annual equity incentive awards for management and non-employee Directors.

As noted above, the impact of our stock repurchase program is excluded when determining if the EPS performance targets are met in connection with the restricted units awarded to our executives.

Other Good Compensation Governance Practices

We are committed to maintaining good corporate governance and practices. Apart from the changes discussed above, there are many other aspects of our compensation program that reflect this commitment:

Performance Mix - The vast majority of our NEOs’ compensation is performance-based. For example, approximately 76% of Mr. Michels’ 2016 compensation consisted of an incentive cash bonus and long-term incentive equity awards, which are awarded based on Company performance. For the other NEOs, 59% of their aggregate 2016 compensation consisted of performance-based compensation.

Diversified and Performance Based Portfolio - Our executive compensation consists of a mix of cash/equity, fixed/variable and short-term/long-term compensation. Equity awards consist of 50% performance-vested restricted units and 50% time-vested restricted stock.

Threshold Bonus Objectives - Threshold financial performance objectives for annual bonus pool funding are set at levels that meet or exceed the Company’s actual financial performance for the prior fiscal year. Target financial performance objectives generally increase or improve each year and thereby help drive improved financial performance on a year-over-year basis.

Multiple Performance Metrics – Variable compensation is based on a combination of corporate and individual performance measurements to help ensure balanced incentives for executives.

Long-Term Focus - Equity awards are subject to long-term vesting requirements, with restricted shares vesting over 3 years. Performance vested restricted units also vest after 3 years. Structuring our equity awards in this manner helps align the interests of our executives with the long-term interests of our stockholders.

Prudent Benchmarking - The total compensation paid to executives is targeted at the 50th percentile of a peer group of comparable companies based on achievement of performance objectives. We use a peer group (listed on page 43 of this Proxy Statement) consisting of companies in the medical diagnostic and healthcare industries comparable in size to the Company based on total revenues and market value.

Tally Sheets – The Compensation Committee reviews tally sheets as part of making individual compensation decisions.

Stockholder Outreach – Our Board has implemented a robust outreach effort annually to ask our stockholders for feedback on our compensation and governance practices. This Board outreach effort is in addition to our regular investor relations program where we routinely discuss our business with investors.

Independent Compensation Consultants - The Board and Compensation Committee regularly utilize independent compensation consultants to provide compensation advice, including competitive assessments of our program compared to compensation paid to executives at the peer group of comparable medical diagnostic and healthcare companies (listed on page 43 of this Proxy Statement). For 2016, the Compensation Committee engaged Pearl Meyer & Partners and Pay Governance as its independent consultants.

Recoupment Policy – Our Board maintains a compensation recoupment or “clawback” policy, under which the Board or Compensation Committee will seek to recover excess compensation paid to our executives if our financial statements are restated due to misconduct by that executive.

No Repricing - Our Stock Award Plan prohibits both the repricing and repurchase of under-water stock options or other equity awards without stockholder approval.
No Perquisites – We do not provide executives with any perquisites that are not offered to all employees of the Company.
Risk Review Process - We regularly assess the risks associated with our compensation programs.
No Hedging – Our policy prohibits Directors and NEOs from engaging in hedging activities with our stock.
No Pledging – Our Directors and NEOs are not permitted to pledge our stock.
Confidentiality/Non-Compete Agreements – Our NEOs are subject to confidentiality and non-compete agreements.

Compensation Risk Assessment

Management periodically conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program. In its review, management considers the attributes of the Company’s policies and practices and other factors, including:

•	The mix of fixed and variable compensation opportunities;

•	The balance between annual and long-term performance opportunities;

•	The corporate and individual performance objectives established for annual and long-term incentive compensation;

•	The internal controls and procedures in place to mitigate risks facing the Company, including the Company’s “clawback” policy and stock ownership guidelines; and

•	The risk that unintended consequences could result from various aspects of the Company’s compensation policies and practices.

Based on its review and assessment, management has concluded that the Company’s policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incentivize employees to take unnecessary or excessive risks. The Company has also concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION PHILOSOPHY

The primary objectives of our compensation program for executive officers are to:

Set compensation opportunities at levels sufficient to attract and retain high quality executives and to motivate them to contribute to our success.
Ensure the compensation opportunities provided align the interests of executives with the interests of our stockholders.
Focus our executives on both short and longer-term individual and Company priorities established by the Board and appropriately reward them for performance against these objectives.

The total direct compensation provided to each executive consists of an annual base salary, annual incentive cash bonuses and long-term incentive equity awards. The amount of the incentive cash bonuses and the size of annual incentive equity awards are variable and depend on an executive’s and the Company’s achievement of predetermined financial and other objectives. As a result, a substantial portion of each executive’s annual compensation is based on performance.

BENCHMARKING

We believe it is useful to regularly compare our compensation program against compensation paid to executives at other comparable medical diagnostic and healthcare companies. With the assistance of an independent compensation consultant engaged by the Compensation Committee, a peer group of companies was selected using criteria based on industry, revenues and market capitalization and a competitive assessment of our executive compensation was prepared.

The Compensation Committee seeks to set total direct compensation opportunity levels for each executive near the fiftieth (50th) percentile of amounts paid by the peer companies for performance consistent with the Company’s target financial and other business plans for the applicable year. Use of the fiftieth (50th) percentile is intended as a market-based reference and not as an absolute target. As a result, the total direct compensation opportunity and the value of specific compensation components for individual executives may fall below or exceed the fiftieth (50th) percentile depending on the individual performance of the executive, the criticality of his or her role, the executive’s contribution to our business, and other factors.

The following provides information about the peer group used by the Compensation Committee for benchmarking purposes in setting executive compensation in 2016 and how we compare to these companies (all dollars in millions):

Peer Company[1]	2016 Revenue[2]	12/31/16 Market Capitalization	Business[3]
Abaxis, Inc.	$219	$1,189	Healthcare Equipment
ABIOMED Inc.	$330	$4,738	Healthcare Equipment
Anika Therapeutics, Inc.	$103	$ 716	Healthcare Supplies
Array Biopharma, Inc.	$ 31	$1,482	Biotechnology
Atrion Corp.	$143	$ 925	Healthcare Supplies
Cardiovascular Systems, Inc.	$177	$ 800	Healthcare Equipment
Cerus Corp.	$ 34	$ 450	Healthcare Supplies
Cynosure, Inc.	$434	$1,088	Healthcare Equipment
Enzo Biochem, Inc.	$103	$ 321	Life Sciences Tools and Services
Fluidigm Corp.	$104	$ 212	Life Sciences Tools and Services
Genomic Health, Inc.	$328	$ 984	Biotechnology
Harvard Bioscience, Inc.	$109	$ 105	Life Sciences Tools and Services
Luminex Corp.	$271	$ 882	Life Sciences Tools and Services
Meridian Bioscience, Inc.	$196	$ 747	Healthcare Supplies
Neogenomics, Inc.	$244	$ 673	Life Sciences Tools and Services
Quidel Corp.	$192	$ 699	Healthcare Supplies
Rockwell Medical, Inc.	$ 55	$ 338	Healthcare Equipment
The Spectranetics Corp.	$271	$1,057	Healthcare Supplies
STAAR Surgical Co.	$ 82	$ 441	Healthcare Supplies
Vascular Solutions, Inc.	$146	$ 986	Healthcare Supplies

	2016 Revenue	12/31/16 Market Capitalization
25th Percentile	$103	$448
Median	$161	$774
75th Percentile	$251	$1,003
OraSure Technologies, Inc.	$128	$489

Source: Standard & Poors Capital I.Q.

[1]	Sequenom Inc. was removed from the peer group due to its acquisition by LabCorp in 2016.
[2]	Reflects revenue reported for fiscal year 2016.
[3]	Reflects Global Industry Classification Standard sub-industry designation.

In preparing its 2016 competitive assessment of executive compensation, PM&P compared the compensation of our NEOs with a 50/50 blend of proxy data from the peer group of companies and data for each NEO position from the 2016 Radford Global Life Sciences Survey. Since compensation market data can be volatile from year to year, the Compensation Committee believes a blend of specific peer group proxy data and broader survey data better reflect market trends. PM&P also compared the Company’s financial performance and TSR, the terms of our cash bonus incentive plan and LTIP with data from the peer group. Based on this analysis, PM&P reached the following conclusions:

•	Our twelve-month trailing financial performance (i.e. revenues, operating income and diluted EPS growth) was strong relative to the peer group.

•	Our one year (2016) and three year (2014 – 2016) TSRs were near or above median for the peer group.

•	Total direct compensation (“TDC”) for our NEOs is aligned with the peer group median.

•	Despite aggregate TDC alignment, our LTIP equity targets for several executives is below median and warrant adjustment (see page 54 for a further discussion of these adjustments beginning in 2017).

•	NEO pay mix is generally higher with respect to base salary, but lower with respect to LTIP equity targets than the peer group median.

•	The terms of our cash bonus incentive plan and LTIP are generally aligned with peer group plans.

PAY MIX

We follow a pay-for-performance approach to executive compensation, with a significant portion of our executives’ compensation consisting of annual incentive cash bonuses and long-term incentive equity awards that are based on the executives’ and the Company’s achievement of predetermined performance objectives.

The following illustrates the relative proportion of 2016 base salaries, and the performance-based compensation consisting of incentive cash bonuses and long-term incentive equity awards, for Mr. Michels and the other NEOs, respectively:

Approximately 76% of Mr. Michels’ aggregate compensation and 59% of the other NEOs’ aggregate compensation for 2016 consisted of variable or performance-based compensation.

2016 EXECUTIVE COMPENSATION COMPONENTS

Overview

Our compensation program consists of the following components:

Compensation	Form of Compensation	Purpose
Base Salary	Cash	Base salaries provide fixed compensation necessary to attract and retain key executives. Salary levels are established for each position based on competitive market data, with annual adjustments tied to performance and market changes as appropriate.
Annual Incentive Bonus Awards	Cash	Annual incentive bonus awards provide performance-based incentives to our executives to achieve both Company-wide financial and strategic goals and the executives’ individual performance objectives. Targets for individual bonuses are set at levels consistent with those offered in the marketplace. The Board has limited discretionary adjustments to bonus pool funding to +/- 10% of the pool amount otherwise determined under the incentive plan formula in order to provide flexibility to account for, among other factors, the individual performance evaluations of participants in the bonus plan.
Long-Term Incentive Awards	Performance-Vested Restricted Units and Time-Vested Restricted Stock	The largest component of our executive compensation is paid in equity. Beginning in 2016, executive LTIP awards consist of 50% performance-vested restricted units and 50% time-vested restricted stock in order to strengthen the link between pay and performance.
Benefits	401(k) Plan Health and Welfare Benefits	Retirement and health and welfare benefits provide a complete compensation package that is competitive with the market and addresses the needs of all employees and their families, including our executives.
Employment Agreements	Cash severance and accelerated equity vesting	Severance and accelerated equity vesting are provided to our executive officers in order to ensure they are not distracted by the possibility of termination in the event of a change of control and to encourage continued dedication to the Company.

Compensation Components in Detail

2016 Base Salaries

The Compensation Committee believes that competitive salaries must be paid in order to provide fixed compensation necessary to attract and retain key executives. Each year, the Compensation Committee evaluates and determines the annual base salaries for the NEOs. The Compensation Committee considers the Company’s overall performance in establishing salaries for the CEO and CFO/COO and the annual performance evaluations prepared by the CEO for all other NEOs. The Compensation Committee also considers the Company’s budget for expected salary adjustments, salary levels paid at the peer group companies (listed on page 43 of this Proxy Statement) and any recommendations that may be made by any compensation consultant engaged to assist the Compensation Committee. An executive’s annual salary adjustment will tend to be at the higher end of the range budgeted by the Company if the executive receives a performance rating of “Meets Expectations” or better and such executive’s pre-adjustment salary level is below the 50th percentile for his or her position at the peer group companies.

Annual base salaries paid in 2016 to our NEOs were established by the Compensation Committee at the beginning of 2016 based on a review of the Company’s performance during 2015, an evaluation of the individual contributions of each officer compared to pre-established performance objectives for 2015 and a review of the competitive data and recommendations provided by PM&P as detailed above.

Based on these factors, the Compensation Committee approved an annual base salary increase for our management (including the NEOs) averaging approximately 2.61%. This compares with our Company-wide salary increase budget of 3.0%. In order to reflect the Company’s performance and each executive’s contributions, and to equitably move salaries towards the fiftieth (50th) percentile of amounts paid by the peer group companies or maintain them at approximately that level, the Compensation Committee used the following guidelines to assist in determining annual base salary increases.

Performance Rating	Merit Increase Range
Outstanding	5.0% - 7.0%
Exceeds Requirements	3.0% - 4.0%
Meets Requirements	2.0% - 2.5%
Does Not Consistently Meet	1.0% – 1.5%
Does Not Meet Requirements	0%

In establishing NEO base salaries for 2016, the Compensation Committee recognized our record level of consolidated net revenues of $119.7 million and full year profitability in 2015 and the substantial improvement in the Company’s 2015 performance compared to 2014. Specifically, we reported consolidated net income of $8.2 million, or $0.14 per share on a fully diluted basis, for 2015, compared to a consolidated net loss of $4.6 million, or $0.08 per share, for 2014. In addition, the Compensation Committee considered the following other factors:

•	The 26% growth in molecular collection systems revenues compared to 2014.
•	The 57% growth in OraQuick® HCV net product revenues compared to 2014.
•	The improvement in gross margin to 67% in 2015, compared to 63% in 2014.
•	The $15.8 million in cash generated from operations in 2015, compared to $7.5 million in 2014.
•	The $24.9 million in net revenues related to our HCV business, which represents a 68% improvement over 2014.
•	The $65.8 million in net revenues from our newest business lines (i.e. DNA Genotek, HCV related, HIV OTC and Ebola), which represents 55% of consolidated net revenues for 2015.
•

The receipt of FDA Emergency Use Authorization for our OraQuick® rapid Ebola test, the securing of up to $10.8 million in Federal funding for the clinical development of this product and the generation of $2.3 million in initial sales of this product during 2015.

•	The extensive review of multiple business development opportunities by management.
•	The successful maintenance of strong relationships with our investors.

Although the Compensation Committee generally uses the performance rating labels mentioned above (i.e., Meets Expectations, Exceeds Expectations, etc.), it has decided that those labels should not be used for Messrs. Michels and Spair. Given the senior positions of Messrs. Michels and Spair, the Compensation Committee believes it is more appropriate to evaluate these executives based on the overall performance of the Company. As a result, the Compensation Committee approved the following 2016 salary adjustments for Mr. Michels and the other NEOs:

NEO	2015 Individual Performance Assessment	2015 Performance Rating	2015 Salary	2016 Salary	% Increase
Douglas A. Michels President and Chief Executive Officer	• Strong corporate performance, including record revenues and full-year profitability, as described above.	Above Target[1]	$596,895	$612,580	2.60%
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	• Strong corporate performance, including record revenues and full-year profitability, as described above.	Above Target[1]	$468,838	$480,245	2.40%
Anthony Zezzo II Executive Vice President, Marketing and Sales	• Substantial achievement of overall sales goals. • 57% growth in OraQuick® HCV sales. • Organizational improvements within the Sales and Marketing Department. • Leadership in the implementation of the HCV co-promotion agreement with AbbVie.	Meets	$384,010	$391,690	2.0%

NEO	2015 Individual Performance Assessment	2015 Performance Rating	2015 Salary	2016 Salary	% Increase
Jack E. Jerrett Senior Vice President and General Counsel	• Leadership in directing various litigation and claims resolution. • Leadership in evaluating various business development opportunities. • Negotiation of reduced royalty obligations. • Assistance on numerous important commercial matters. • Ongoing advice and counsel to Board and senior management.	Meets	$344,400	$353,010	2.50%
Michael Reed, Ph.D. Senior Vice President Research and Development and Chief Science Officer	N/A2	N/A2	N/A2	$305,000	N/A2

1Assessment based on overall corporate performance during 2015.

2Dr. Reed joined the Company in April 2016.

2016 Annual Incentive Cash Bonuses

Annual cash bonuses are included as part of executive compensation because the Compensation Committee believes that a significant portion of each executive’s compensation should be structured as a variable incentive tied to both the overall performance of the Company and the individual contributions of the executive. On an annual basis, the Compensation Committee has adopted, with approval of the Board, a Management Incentive Plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards.

If the Company meets all the Target levels, the pool is funded at 100% of the aggregate target bonuses for all participants in the Incentive Plan, as described below. The pool is funded at 50% of the aggregate target bonuses if all of the Threshold levels are met and at 150% if all of the High levels are met. If the Company achieves a Maximum performance level, the pool can be funded up to 200% of the aggregate target bonuses. Pro-rata adjustments to the amount of funding for each objective are made where a particular performance is in between the pre-established performance levels. To the extent a performance level is below the Threshold objective, generally there is no funding for that particular item unless the Compensation Committee or Board determines, in its limited discretion, that some funding is warranted to recognize extraordinary circumstances.

The amount of the cash bonus pool is determined by the Compensation Committee and recommended for Board approval. The Compensation Committee and Board also retain discretion to increase or decrease the size of the pool in order to reflect specific performance or market conditions affecting the Company and the final performance assessments for each participant for the applicable year. However, the Compensation Committee and Board have limited their ability to make discretionary bonus pool adjustments to +/- 10% of the pool size otherwise determined pursuant to the formula under the Incentive Plan. The cash bonus pool is used to pay bonuses not only to the Company’s NEOs, but also to all other officers and certain higher-level employees of the Company.

Individual payments from the bonus pool to executives are calculated using a formula that considers the size of the bonus pool, the executive’s achievement of individual performance objectives (except in the case of Messrs. Michels and Spair, as described below), the number of individuals participating in the plan at the time bonuses are awarded and the executive’s target bonus percentage. Bonuses are paid, based on an assessment of each executive’s performance for the applicable year, using targets expressed as a percentage of the executive officer’s annual base salary.

If an executive officer has met or exceeded his or her individual performance objectives and/or the Company’s expectations for the applicable year, he or she may be eligible to receive up to 150% of his or her target bonus, depending on the size of the bonus pool. The Compensation Committee and Board retain the discretion to adjust an individual executive’s performance evaluation and to increase or decrease the bonus paid to such individual to reflect the specific contributions of that executive, the Company’s overall performance, market conditions or other circumstances.

The Compensation Committee recommends for Board approval any bonus award for the CEO and the CFO/COO based on an assessment of the Company’s overall performance. The CEO recommends individual awards for the other executive officers for approval by the Compensation Committee based on an assessment of each executive’s performance against his or her applicable individual performance objectives. The Compensation Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Compensation Committee or Board.

Under the 2016 Incentive Plan, the Compensation Committee established performance levels for two equally weighted financial objectives to be used to fund the bonus pool. The Threshold financial objectives in our 2016 Incentive Plan reflected our actual performance for 2015. The Target levels reflected our annual budget or operating plan for 2016 and represented strong revenue growth and improved profitability compared to 2015.

During 2016, we reported consolidated net revenues totaling $128.2 million. For purposes of the bonus pool calculation, the Committee reduced our reported results by $5.4 million, which represents the amount of exclusivity revenues accelerated as a result of the early termination of our HCV co-promotion agreement with AbbVie, which was not anticipated in our 2016 operating plan. Thus, our adjusted consolidated net revenues were $122.8 million, which exceeded the Threshold performance level, but were less than the Target performance level for this objective (97% of Target), resulting in funding of $842,000 (73% of Target funding). The Company’s 2016 consolidated net operating income was $20.4 million. This amount was adjusted for several items not reflected in our 2016 operating plan, including the accelerated AbbVie exclusivity revenues ($5.4 million), severance expenses associated with our corporate restructuring ($1.4 million), business development expenses ($422,000) and a variation between the actual U.S./Canadian dollar exchange rate and the exchange rate assumed in our 2016 operating plan ($48,000), which resulted in an adjusted operating income of $16.8 million. This amount exceeded the High performance target, but was less than the Maximum target, resulting in funding of $1.932 million (168% of Target funding)

The following table summarizes the 2016 Incentive Plan performance objectives and performance levels (dollar amounts in millions):

Financial Objective/Weight	Threshold	Target	High	Breakthrough	Actual
Consolidated Net Revenues (50%)	$119.7	$126.3	$131.8	$137.3	$122.8
Consolidated Net Operating Income (50%)	$ 8.1	$ 12.3	$ 15.6	$ 18.9	$ 16.8
Incentive Plan Pool Funding (% of Target)	50%	100%	150%	200%	120.63%

In establishing the 2016 Incentive Plan, the Compensation Committee decided on a 50%/50% weighting for the revenue and operating income objectives. The Compensation Committee believed an equal weighting provided an appropriate balance of incentives for both top and bottom line financial performance. The following sets forth the weighting and potential bonus pool funding for both objectives at each performance level established under the 2016 Incentive Plan, based on the participants covered by the Plan at year-end:

Objective	Weight	Threshold	Target	High	Maximum	Actual
Consolidated Net Revenues	50%	$575,000	$1,150,000	$1,725,000	$2,300,000	$842,000
Consolidated Net Operating Income	50%	$575,000	$1,150,000	$1,725,000	$2,300,000	$1,932,000
Potential Total Pool Funding		$1,150,000	$2,300,000	$3,450,000	$4,600,000	$2,774,000

Although the calculated pool funding was $2,774,000, the Committee recognized that a total of $2,922,000 would be required to pay incentive bonuses for all participants under the plan at the performance assessment levels indicated for each participant. Since the difference of $148,000 was within the permitted discretion for adjustments to the bonus pool under the plan of +/-10%, the Committee exercised its discretion to increase the bonus pool funding by such amount to $2,922,000 in view of the Company’s strong performance for 2016.

The final adjusted bonus pool amount was approved by the full Board and used to pay bonuses to the Company’s NEOs and 20 other members of our management team. The specific target payouts for NEO bonuses (expressed as a percentage of annual base salary) are shown below:

Title	Target Payouts
Chief Executive Officer	70%
Chief Financial Officer and Chief Operating Officer	50%
Executive Vice President	40%
Senior Vice President	35%

In January 2017, the Compensation Committee authorized the payout of individual bonus awards to executive officers from the bonus pool for 2016, based on the target bonus amounts described above and an assessment of each officer’s performance during 2016 against pre-established performance objectives (except for Messrs. Michels and Spair where assessments were based on Company performance). The calculation of individual bonus awards was based on a formula that adjusted the foregoing target payments for both the executives’ individual performance during 2015 and the degree to which the approved bonus pool funding was sufficient to pay the aggregate bonuses after adjustment for individual performance.

In evaluating Mr. Michels and the Company’s performance, the Compensation Committee recognized our substantially improved financial performance for 2016, including a record $128.2 million in consolidated net revenues (a 7% increase over 2015) and $19.7 million in consolidated net income (an $11.5 million improvement over 2015). In addition, the Compensation Committee considered the following other factors:

Our 36% positive TSR for 2016.
The $22.8 million in cash generated from operations, compared to $15.8 million in 2015.
The record level of HCV product revenues of $14.1 million, a 24% increase over 2015.
The $32.2 million in molecular collection systems revenues, which represented an 8% improvement over 2015.
The progress made in developing a new OraQuick® rapid Zika test, including the securing of up to $16.6 million in federal funding for this product.
The substantial expansion of our international business, including an $18 million product supply agreement with a foreign-government and increased sales of our HIV self-test internationally.
The extensive review of multiple business development opportunities by management.
The maintenance of strong relationships with our investors.

In view of the foregoing factors, the Compensation Committee determined that Messrs. Michels and Spair should receive above-target bonuses for 2016. The remaining NEO’s were evaluated based on their 2016 performance against individual objectives established for their respective positions. Messrs. Zezzo and Jerrett and Dr. Reed all received a Meets expectations performance rating. Using these performance ratings, the Compensation Committee developed individual performance factors to adjust the target bonuses for Mr. Michels, the other NEO’s and the other participants in the 2016 Incentive Plan to reflect their performance assessments for 2016. The aggregate pool funding that would be required to pay the performance-adjusted target bonus amounts for all participants in the 2016 Incentive Plan totaled $2,922,000. As a final step, the Compensation Committee calculated a pool funding factor of 1.2063 ($2,922,000 in aggregate performance-adjusted bonuses divided by $2,774,000 in aggregate funding under the plan formula) in order to calculate individual performance bonuses consistent with the bonus pool funding formula.

Using the approach described above, a final 2016 incentive cash bonus of $646,586 was calculated for Mr. Michels, as follows:

2016 Base Salary	X	Target %	X	2016 Individual Performance Factor	X	2016 Pool Funding Factor	=	2016 Bonus
$612,580		70%		125%		1.2063		$646,586

This same formula was used to calculate the 2016 bonus awards for all NEOs, as follows:

2016 Bonus Payments

NEO	2016 Salary	Bonus Target (% salary)	2016 Performance Assessment and Rating	Individual 2016 Performance Factor	2016 Pool Funding Factor	2016 Bonus
Douglas A. Michels President and Chief Executive Officer	$612,580	70%	Above Target[1] • Strong corporate performance, including record revenues and improved profitability, as described above.	125%	120.63%	$646,586
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	$480,244	50%	Above Target[1] • Strong corporate performance, including record revenues and improved profitability, as described above.	125%	120.63%	$362,074
Anthony Zezzo II Executive Vice President, Marketing and Sales	$391,690	40%	Meets • Substantial achievement of overall sales goals. • 24% growth in HCV product sales. • Substantial expansion of international sales	100%	120.63%	$188,998

NEO	2016 Salary	Bonus Target (% salary)	2016 Performance Assessment and Rating	Individual 2016 Performance Factor	2016 Pool Funding Factor	2016 Bonus
			of HCV and HIV self-test revenues. • Oversight of sales and marketing functions. • Contribution to development of updated corporate strategy.
Jack E. Jerrett Senior Vice President and General Counsel	$353,010	35%	Meets • Leadership in directing the Ancestry litigation and resolution of other claims and disputes. • Leadership in negotiating new credit facility. • Assistance in evaluating various business development opportunities. • Assistance on numerous important commercial matters. • Ongoing advice and counsel to the Board and senior management.	100%	120.63%	$149,043
Michael Reed, Ph.D. Senior Vice President Research and Development and Chief Science Officer	$305,000	35%	Meets • Substantial development of new rapid Zika antibody test and assisted in securing related federal funding. • Submission of OraQuick® HIV self-test for WHO pre-qualification. • Progress in development of next generation oral specimen collection device for use with high throughput drug assays.	100%	120.63%	$128,773

NEO	2016 Salary	Bonus Target (% salary)	2016 Performance Assessment and Rating	Individual 2016 Performance Factor	2016 Pool Funding Factor	2016 Bonus
• Oversight of regulatory and quality functions. • Contribution to development of updated corporate strategy and integration of global R & D, regulatory and quality functions.

1 Assessment based on overall corporate performance during 2016.

2016 Long-Term Incentive Awards

An additional way that we promote the long-term growth of the Company and align the interests of executives with those of our stockholders is by compensating executives with equity in the Company that vests over a multi-year period. To accomplish this, the Compensation Committee administers the Company’s LTIP (Long-Term Incentive Policy), pursuant to which grants of time-vested restricted shares and performance-vested restricted units are made to executive officers.

Incentive equity awards under the LTIP are made on an annual basis, and are discretionary and subject to approval by the Compensation Committee and/or Board. Awards to individual participants under the LTIP are based on an evaluation of a number of factors, including:

•	Performance of the participant for the applicable year;
•	The participant’s level of responsibilities and relative contribution to the Company’s business;
•	A competitive assessment of awards at peer group companies (listed on page 43 of this Proxy Statement);
•	History of equity awards to the participant; and
•	Other factors deemed relevant by the Compensation Committee and/or Board.

Each participant’s individual performance for the applicable year is evaluated against his or her individual performance objectives for that year (except for Messrs. Michels and Spair who are evaluated based on total Company performance). A “Meets Expectations” performance is typically the threshold requirement to receive an equity award under the LTIP. Awards below this performance level may be considered on an exception basis at the discretion of the Compensation Committee and/or the Board.

The value of potential incentive equity awards that could be granted in 2016 under the LTIP (expressed as a percentage of annual base salary) based on performance during 2015, are summarized below:

	Performance
Position	Lower End	Target	Maximum
President/CEO	150%	200%	250%
CFO/COO	90%	125%	160%
EVP	75%	100%	125%
SVP	55%	75%	95%

The percentages set forth above were established at levels that the Compensation Committee believed represented an appropriate long-term incentive compensation value for each executive, based on the results of a competitive assessment of long-term incentive awards at the peer group companies (listed on page 43 of this Proxy Statement). Once the aggregate dollar value of an award has been established by applying the Committee approved award percentage to a participant’s base salary, the value is converted into shares or units based on a valuation of the restricted stock and restricted unit portions of the award using the average of the high and low stock price on the grant date as reported on the NASDAQ Stock Market.

In February 2017, the ranges of percentages set forth above for annual incentive equity awards were increased somewhat by the Compensation Committee for the CFO/COO (i.e. from 90%/125%/160% to 105%/140%/175%), Executive Vice President (i.e. from 75%/100%/125% to 95%/125%/155%), and Senior Vice President (i.e. from 55%/75%/95% to 70%/90%/115%), based on advice from PM&P, in order to bring the ranges more closely in line with market levels. The new percentage ranges will be effective beginning with the incentive equity awards expected to be made in early 2018 for performance during 2017.

The grants of performance-vested restricted units will not vest until three years after the grant date and only if certain performance measures are met during that three-year period. The awards currently incorporate two performance metrics: (i) a CAGR for consolidated product revenues during the three-year period beginning with the year in which the award is made and (ii) a one-year “EPS” target for the year of award followed by a further two-year vesting requirement.

Grants of time-vested restricted stock generally vest in equal annual installments over a three-year period. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Compensation Committee believes the terms of its incentive equity awards to executives are competitive with the terms of equity awards offered at comparable medical diagnostics and healthcare companies.

Equity awards are generally made by the Compensation Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January or early February of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers have been prepared. Equity awards approved by the Compensation Committee for the CEO are then reviewed and approved by the Board. In addition to the annual equity awards, the Compensation Committee may approve equity awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. Dr. Reed received such an award when he joined the Company in April 2016. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards. Notwithstanding the terms of the LTIP, equity awards are made at the discretion of the Compensation Committee or Board.

Effective February 1, 2016, the Compensation Committee approved equity awards for the NEOs (except Dr. Reed as described below) under the LTIP based on the performance evaluations of such officers for 2015, as summarized below. A description of the basis for each NEO’s 2015 performance evaluation is set forth above under the Section entitled, “2016 Base Salaries,” in this Proxy Statement. The value of Dr. Reed’s onboarding equity award was determined based on a market assessment of similar awards for officers at his level.

Executive Officer	2015 Performance Assessment	Time Vested Restricted Stock	Performance-Vested Restricted Units	Award Value (% of Base Salary)
Douglas A. Michels President and Chief Executive Officer	Above Target[1]	119,490 Shs	119,490 Shs	215%
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	Above Target[1]	58,932 Shs	58,932 Shs	135%
Anthony Zezzo II Executive Vice President, Marketing and Sales	Meets	32,180 Shs	32,180 Shs	90%
Jack E. Jerrett Senior Vice President and General Counsel	Meets	24,050 Shs	24,050 Shs	75%
Michael Reed, Ph.D.[2] Senior Vice President, Research and Development and Chief Science Officer	N/A	19,345 Shs	19,345 Shs	90%

1 Assessment based on overall corporate performance during 2015.

2 Dr. Reed received his equity award upon joining the Company in April 2016.

OTHER COMPENSATION

We provide minimal additional benefits outside of our primary elements of compensation, as follows:

Retirement Programs

All of our employees, including executive officers, are eligible to participate in our 401(k) profit sharing plan (the “401(k) Plan”). We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Payments of employer-provided benefits accrued for a 401(k) Plan participant will be made upon retirement or upon termination of employment prior to retirement, provided certain vesting conditions have been met by the participant prior to termination. In addition, the Company maintains the OraSure Technologies, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) for the benefit of the Company’s highly compensated employees, including all of the NEOs, and its non-employee Directors. The Deferred Compensation Plan allows participants to defer up to 100% of their annual base salaries (or fees in the case of non-employee Directors) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock awarded to the participant. The Company may also make discretionary contributions to the participants’ accounts that vest over one or more years as determined by the Company, as well as upon death, disability or a change of control. Since the Deferred Compensation Plan was put in place, the Company has made no discretionary contributions. Participants may elect to receive distributions of deferred amounts on a specified date, separation from service, a change of control, disability and/or death.

Perquisites and Other Compensation

As a general matter, the Compensation Committee and Board do not believe that executive officers should be treated differently than other employees by receiving special perquisites unrelated to our general compensation program. Therefore, our healthcare, disability, and other insurance programs and benefits are the same for all eligible employees, including executive officers. Executive officers do not receive any additional perquisites.

Potential Payments Upon Termination or Change of Control Pursuant to Employment Agreements

The Company has entered into employment agreements with each of the NEOs (except for Dr. Reed). In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and provide enhanced severance payments upon such terminations in connection with a “change of control” of the Company. Dr. Reed’s employment offer provides that he will receive post-employment severance under certain circumstances. The terms of these arrangements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement. The Compensation Committee believes that these arrangements are generally consistent with industry practice at the peer group companies (listed on page 43 of this Proxy Statement), provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and the executives in the event of a change of control of the Company.

Accounting and Tax Treatment of Compensation.

In approving the amount and form of compensation for the NEOs, the Compensation Committee considers all elements of the cost to the Company of providing such compensation, including accounting and tax implications. In particular, it considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) which disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and for the three most highly compensated officers (other than the Chief Financial Officer) unless compensation is performance-based. The Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

Compensation Recoupment Policy

The Board has adopted a compensation recoupment or “clawback” policy, applicable to all officers subject to Section 16 of the Exchange Act. Under this policy, the Board and the Compensation Committee will pursue recoupment of any excess compensation, including incentive cash bonuses, restricted awards, stock options or other compensation, which was awarded to a covered officer based on financial statements of the Company where such statements are required to be restated as a result of the gross negligence, intentional misconduct or fraud of the covered officer. In addition to recoupment, the Board or Compensation Committee shall take such other remedial actions deemed necessary against a covered employee, including recommending disciplinary actions up to and including termination and other available remedies. The recovery period for recoupment of any compensation is up to three fiscal years preceding the date on which the Company is required to prepare and file the restated financial statements. This policy has been proactively adopted in advance of final guidance under Section 954 of the Dodd-Frank Act, and will be amended to conform with this Section when final guidance is available.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our CEO and the other NEOs, for the fiscal years ended December 31, 2016, 2015 and 2014:

Name & Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non- Equity Incentive Plan Compen- sation[4] ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All other Compen- sation[5] ($)	Total ($)
Douglas A. Michels President and Chief Executive Officer	2016 2015 2014	$612,339 $619,054 $580,139		$1,283,322 $ 557,686 $ 507,606	----- $836,523 $761,400	$646,586 $508,787 $620,000	—	$ 4,000 $ 4,000 $ 4,000	$ $ $	2,546,247 2,526,050 2,473,145
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	2016 2015 2014	$480,069 $486,243 $455,677		$ 632,930 $ 264,653 $ 256,941	---- $396,971 $385,411	$362,074 $285,452 $322,970	—	$ 4,000 $ 4,000 $ 4,000	$ $ $	1,479,073 1,437,319 1,424,999
Anthony Zezzo II Executive Vice President, Marketing and Sales	2016 2015 2014	$391,572 $398,403 $375,812		$ 345,614 $ 135,537 $ 166,524	---- $203,298 $249,779	$188,998 $153,036 $206,840	—	—	$ $ $	962,184 890,274 998,955
Jack E. Jerrett Senior Vice President and General Counsel	2016 2015 2014	$352,878 $356,826 $327,631		$ 258,298 $ 118,080 $ 102,401	---- $177,120 $153,599	$149,043 $140,110 $207,850	—	$ 4,000 $ 4,000 $ 4,000	$ $ $	764,219 796,136 795,481
Michael Reed, Ph.D.[6] Senior Vice President, Research and Development and Chief Science Officer	2016 2015 2014	$211,154 ---- ----		$ 274,506 ---- ----	---- ---- ----	$128,773	—	$164,524 ---- ----		$778,957

1

Salary in 2015 reflects twenty-seven bi-weekly payroll periods, as compared to twenty-six bi-weekly payroll periods in 2016. This additional pay period caused the actual amounts received by the NEOs during 2015 to be somewhat higher than their annual base salaries. Base salaries for 2015 were as follows: Mr. Michels, $596,895; Mr. Spair, $468,838; Mr. Zezzo, $384,010 and Mr. Jerrett, $344,400.

2

The indicated amounts reflect the aggregate grant date fair value of restricted stock and performance-vested restricted unit awards made to the NEOs during the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Performance-vested restricted units were included in the annual equity awards for executives beginning in 2016. The value of the performance-vested restricted units reflect the assumption that 100% of target is achieved for each of the performance measures reflected in the terms of the restricted unit awards. Certain assumptions used in the calculation of the indicated amounts are set forth for the applicable year of award in footnote 9 to the Company’s audited consolidated financial statements for the year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2017 (the “2016 10-K Report”). The maximum grant-date fair values of the performance-vested restricted unit awards made in 2016, assuming the highest level of performance conditions will be achieved (150% of target), are as follows: Mr. Michels, $962,492, Mr. Spair, $474,697; Mr. Zezzo, $259,210; Mr. Jerrett, $193,723; and Dr. Reed, $205,879.

3

The values set forth in this column reflect the aggregate grant date fair value of stock option awards made to the NEOs during the applicable year, computed in accordance with FASB ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 9 to the Company’s audited consolidated financial statements for the year ended December 31, 2016, included in the Company’s 2016 10-K Report.

4

The indicated amounts reflect incentive cash bonuses paid to the NEOs pursuant to an Incentive Plan, based on performance during the applicable year. For a description of incentive cash bonus payments for performance during 2016, see the Section entitled, “2016 Annual Incentive Cash Bonuses,” in the CD&A. The 2014 amounts include special achievement awards for Messrs. Zezzo and Jerrett of $40,000 and $10,000, respectively, for their contributions in negotiating the HCV co-promotion agreement with AbbVie.

5

The indicated amounts reflect cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which was offered to all employees of the Company during each of the indicated years. The amount for Dr. Reed also includes $160,524 in one-time relocation expenses reimbursed by the Company.

6	Dr. Reed joined the Company in April 2016.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes information concerning possible incentive cash bonuses and possible and actual restricted stock, performance-vested restricted unit and stock option awards for the NEOs during the fiscal year ended December 31, 2016 as well as possible payouts under the 2016 Incentive Plan:

Name	Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]			All other Stock Awards: Number of Shares of Stock or Units[4] (#Shs.)	All other Option Awards: Number of Securities Underlying Options (#Shs.)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards[5] ($)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shs.)	Target (# Shs.)	Maximum (# Shs.)
Douglas A. Michels	2/01/16	—	—	—	—	—	—	119,490 RS	—	—	$641,661
President and	2/01/16	—	—	—	—	—	—	119,490 PRU	—	—	$641,661
Chief Executive	N/A	$214,403	$428,806	$643,209	83,365 RS	111,154 RS	138,942 RS	—	—	—	N/A
Officer	N/A	—	—	—	83,365 PRU	111,154 PRU	138,942 PRU	—	—	—	N/A
Ronald H. Spair	2/01/16	—	—	—	—	—	—	58,932 RS	—	—	$314,465
Chief Financial	2/01/16	—	—	—	—	—	—	58,932 PRU	—	—	$314,465
Officer and	N/A	$120,061	$240,122	$360,183	39,288 RS	54,567 RS	69,846 RS	—	—	—	N/A
Chief Operating	N/A	—	—	—	39,288 PRU	54,567 PRU	69,846 PRU	—	—	—	N/A
Officer
Anthony Zezzo II	2/01/16	—	—	—	—	—	—	32,180 RS	—	—	$172,807
Executive Vice	2/01/16	—	—	—	—	—	—	32,180 PRU	—	—	$172,807
President,	N/A	$78,338	$156,676	$235,014	26,816 RS	35,755 RS	44,694 RS	—	—	—	N/A
Marketing and	N/A	—	—	—	26,816 PRU	35,755 PRU	44,694 PRU	—	—	—	N/A
Sales
Jack E. Jerrett	2/01/16	—	—	—	—	—	—	24,050 RS	—	—	$129,149
Senior Vice	2/01/16	—	—	—	—	—	—	24,050 PRU	—	—	$129,149
President	N/A	$61,777	$123,554	$185,330	17,637 RS	24,050 RS	30,464 RS	—	—	—	N/A
and General	N/A	—	—	—	17,637 PRU	24,050 PRU	30,464 PRU	—	—	—	N/A
Counsel
Michael Reed, Ph.D.	4/18/16	—	—	—	—	—	—	19,345 RS	—	—	$137,253
Senior Vice President,	4/18/16	—	—	—	—	—	—	19,345 PRU	—	—	$137,253
Research and	N/A	$53,375	$106,750	$160,125							N/A
Development	N/A										N/A
And Chief Science
Officer

[1]

Annual Incentive equity awards to NEOs consisted of a combination of time-vested restricted stock (“RS”) and performance-vested restricted units (“PRU”) and, except for Dr. Reed, were determined for 2016 pursuant to the LTIP based on performance during 2015. Annual equity awards made during 2016 were approved by the Compensation Committee effective on February 1, 2016. Dr. Reed received his award when he joined the Company in April 2016. For a description of these equity awards and their terms, see the Section entitled, “2016 Long-Term Incentive Awards,” in the CD&A.

[2]

The indicated amounts represent potential incentive cash bonus payments to the NEOs under the 2016 Incentive Plan. On January 30, 2017, bonus payments under the 2016 Incentive Plan were approved by the Compensation Committee for the NEOs, based on performance during 2016. A further description of the payments approved under the 2016 Incentive Plan is set forth in the Section entitled, “2016 Annual Incentive Cash Bonuses,” in the CD&A.

[3]

The indicated amounts represent the potential number of shares which could have been granted to the NEOs in 2016 in the form of restricted stock and performance-vested restricted units pursuant to the LTIP, based on performance during 2015. For restricted stock and performance-vested restricted units, the individual share numbers for each were calculated by dividing 50% of the long-term incentive targets for each NEO set forth in the LTIP by the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the date of grant. The number of shares corresponding to the performance-vested restricted units were calculated based on the assumption that 100% of target is achieved for each of the performance measures set forth in the terms of such restricted unit awards. The actual number of shares received upon vesting of the performance-vested restricted units could vary from 50% to 150% of target depending on the degree to which the performance measures are achieved.

[4]

The indicated amounts represent the actual number of restricted shares or performance-vested restricted units granted to the NEOs in 2016 under the LTIP, based on performance during 2015. Specific RS and PRU awards were approved by the Compensation Committee for the NEOs effective on February 1, 2016. Dr. Reed received his award of restricted shares and performance-vested restricted units when he joined the Company in April 2016. A further description of these equity awards and their terms is set forth in the Section entitled, “2016 Long-Term Incentive Awards,” in the CD&A.

[5]	The indicated amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

The following table summarizes information regarding unexercised stock options and unvested restricted stock and performance-based restricted units held by the NEOs as of December 31, 2016:

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas A. Michels President and Chief Executive Officer	90,990	--		--	$2.81	1/23/2019	--		--	--	--
	102,365	--		--	$5.19	1/25/2020	--		--	--	--
	193,300	--		--	$6.63	2/01/2021	--		--	--	--
	200,954	--		--	$11.30	2/01/2022	--		--	--	--
	174,304	7,579	3(a)	--	$7.05	2/01/2023	--		--	--	--
	179,955	74,099	3(b)	--	$5.72	2/03/2024	--		--	--	--
	78,796	93,123	3(c)	--	$9.31	2/03/2025	--		--	--	--
	--	--		--	--	--	29,606	3(d)	$259,941	--	--
	--	--		--	--	--	39,956	3(c)	$350,814	--	--
	--	--		--	--	--	119,490	3(f)	$1,049,122	--	--
	--	--		--	--	--	119,490	3(g)	$1,049,122	--	--
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	45,000	--		--	$8.28	2/01/2017	--		--	--	--
	45,500	--		--	$8.06	2/01/2018	--		--	--	--
	18,720	--		--	$2.81	1/23/2019	--		--	--	--
	82,815	--		--	$5.19	1/25/2020	--		--	--	--
	116,100	--		--	$6.63	2/01/2021	--		--	--	--
	125,207	--		--	$11.30	2/01/2022	--		--	--	--
	95,392	4,148	4(a)	--	$7.05	2/01/2023	--		--	--	--
	91,091	37,508	4(b)	--	$5.72	2/03/2024	--		--	--	--
	37,392	44,192	4(c)	--	$9.31	2/03/2025
	--	--		--	--	--	14,986	4(d)	$131,577	--	--
	--	--		--	--	--	18,961	4(e)	$166,478	--	--
	--	--		--	--	--	58,932	4(f)	$517,423	--	--
	--	--		--	--	--	58,932	4(g)	$517,423	--	--
Anthony Zezzo II Executive Vice President, Marketing and Sales	115,000	--		--	$5.94	1/03/2021	--		--	--	--
	36,204	--		--	$11.30	2/01/2022	--		--	--	--
	31,549	1,372	5(a)	--	$7.05	2/01/2023	--		--	--	--
	59,034	24,309	5(b)	--	$5.72	2/03/2024	--		--	--	--
	19,150	22,631	5(c)	--	$9.31	2/03/2025	--		--	--	--
	--	--		--	--	--	9,712	5(d)	$85,271	--	--
	--	--		--	--	--	9,710	5(e)	$85,254	--	--
	--	--		--	--	--	32,180	5(f)	$282,540	--	--
							32,180	5(g)	$282,540

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jack E. Jerrett Senior Vice President and General Counsel	25,000	--		--	$6.63	2/01/2021	--		--	--	--
	34,683	--		--	$11.30	2/01/2022	--		--	--	--
	42,022	1,828	6(a)	--	$7.05	2/01/2023	--		--	--	--
	36,302	14,949	6(b)	--	$5.72	2/03/2024	--		--	--	--
	16,684	19,717	6(c)	--	$9.31	2/03/2025	--		--	--	--
	--	--		--	--	--	5,972	6(d)	$52,434	--	--
	--	--		--	--	--	8,460	6(e)	$74,279	--	--
	--	--		--	--	--	24,050	6(f)	$211,159	--	--
							24,050	6(g)	$211,159
Michael Reed, Ph.D. Senior Vice President, Research and Development And Chief Science Officer	--	--		--	--	--	19,345	7(a)	$169,849
	--	--		--	--	--	19,345	7(b)	$169,849

[1]	The table does not include restricted stock and performance-based restricted units awarded to the NEOs in February 2017 pursuant to the LTIP in respect of performance during 2016.

[2]

Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary. Performance-vested restricted units will not vest until three years from the grant date and only if certain performance measures are met during the three-year service period.

[3]	The indicated stock options, restricted stock and performance-vested restricted units vest as follows:

(a)	3,789 options on January 1 and February 1, 2017;
(b)	5,293 options on the 3rd of each month, from January 3, 2017 through February 3, 2018;
(c)	3,582 options on the 3rd of each month from January 3, 2017 through February 3, 2019;
(d)	29,606 restricted shares on February 3, 2017;
(e)	19,978 restricted shares on February 3, 2017 and 2018;
(f)	39,830 restricted shares on February 1, 2017, 2018 and 2019; and
(g)	119,490 performance-based restricted units cliff vesting on February 1, 2019, provided performance metrics have been achieved.

[4]	The indicated stock options, restricted stock and performance-vested restricted units vest as follows:

(a)	2,074 options on January 1 and February 1, 2017;
(b)	2,679 options on the 3rd of each month, from January 3, 2017 through February 3, 2018;
(c)	1,700 options on the 3rd of each month from January 3, 2017 through February 3, 2019;
(d)	14,986 restricted shares on February 3, 2017;
(e)	9,480 restricted shares on February 1, 2017 and 2018;
(f)	19,644 restricted shares on February 1, 2017, 2018 and 2019; and
(g)	58,932 performance-based restricted units cliff vesting on February 1, 2019, provided performance metrics have been achieved.

[5]	The indicated stock options, restricted stock and performance-vested restricted units vest as follows:

(a)	686 options on January 1, and February 1, 2017;
(b)	1,736 options on the 3rd of each month, from January 3, 2017 through February 3, 2018;
(c)	870 options on the 3rd of each month from January 3, 2017 through February 3, 2019;
(d)	9,712 restricted shares on February 3, 2017;

(e)	4,855 restricted shares on February 3, 2017 and 2018;
(f)	10,727 restricted shares on February 1, 2017, 2018, and 2019; and
(g)	32,180 performance-based restricted units cliff vesting on February 1, 2019, provided performance metrics have been achieved.

[6]	The indicated stock options, restricted stock and performance-vested restricted units vest as follows:

(a)	914 options on January 1 and February 1, 2017;
(b)	1,068 options on the 3rd of each month, from January 3, 2017 through February 3, 2018;
(c)	758 options on the 3rd of each month from January 3, 2017 through February 3, 2019;
(d)	5,972 restricted shares on February 3, 2017;
(e)	4,230 restricted shares on February 3, 2017 and 2018;
(f)	8,017 restricted shares on February 1, 2017, 2018 and 2019; and
(g)	24,050 performance-based restricted units cliff vesting on February 1, 2019, provided performance metrics have been achieved.

[7]	The indicated restricted stock and performance-vested restricted units vest as follows:

(a)	6,448 restricted shares on February 1, 2017, 2018 and 2019; and
(b)	19,345 performance-based restricted units cliff vesting on February 1, 2019, provided performance metrics have been achieved.

[8]

The indicated values were determined by multiplying the number of unvested shares of restricted stock and unvested performance-vested restricted units shown in this table by $8.78 per share, the closing price of the Company’s Common Stock as reported by NASDAQ on December 30, 2016.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes information with respect to the exercise of stock options and vesting of restricted stock for each of the NEOs during the fiscal year ended December 31, 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Douglas A. Michels	101,250	91,092	70,403	377,072
President and Chief Executive Officer
Ronald H. Spair			35,860	192,079
Chief Financial Officer and Chief Operating Officer	—	—
Anthony Zezzo II			18,337	98,178
Executive Vice President, Marketing and Sales	—	—
Jack E. Jerrett	69,415	156,145	15,222	81,538
Senior Vice President and General Counsel
Michael Reed, Ph.D.
Senior Vice President, Research and Development and Chief Science Officer	—	—	—	—

[1]

The indicated amounts represent the number of shares acquired upon exercise of the options multiplied by the difference between the market value of the Company’s Common Stock on the applicable exercise date and the option exercise price.

[2]

The indicated amounts were calculated by multiplying the number of restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales prices of the Common Stock as reported by NASDAQ on the vesting date.

RETIREMENT BENEFITS

The NEOs are eligible to participate in our 401(k) Plan on the same terms and conditions applicable to all of our employees. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Retirement Programs,” in the CD&A.

NONQUALIFIED DEFERRED COMPENSATION

The OraSure Technologies, Inc. Deferred Compensation Plan (the “Plan”) is a non-qualified deferred compensation plan designed to provide deferred compensation benefits to a select group of the Company’s highly compensated employees, including all of the NEOs, and to non-employee members of the Board.

The Plan allows for deferrals by participants of up to 100% of their annual base salaries (or in the case of non-employee Directors, 100% of fees payable under the Company’s Non-Employee Director Compensation Policy), up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock and shares received in respect of performance-vested restricted units awarded under the Company’s Stock Award Plan. The Company may also make discretionary contributions to the accounts of employees participating in the Plan. Cash balances in participants’ accounts may be invested in a list of investment options that are similar to the fund choices offered in the Company’s 401(k) plan. Participants will be permitted to sell vested shares in their accounts, subject to compliance with the Company’s Insider Trading Policy and applicable securities laws, and invest the proceeds of any such sale in the investment options available under the Plan. Participants will be 100% vested in their accounts and the restricted shares they defer, except that Company contributions will vest over one or more years as determined by the Company. In the event of death, disability or change of control, a participant will become 100% vested in any then unvested Company contributions.

Participants may elect to receive a distribution from his or her account upon a specified date, separation from service, change of control, disability and/or death. Distributions will be made in a lump sum or installments, as allowed under the Plan.

Amounts contributed to a participant’s account through elective deferrals or through the Company’s discretionary contributions are generally not subject to income tax, and the Company does not receive a deduction until they are distributed pursuant to the Plan.

However, cash deferrals are subject to the Federal Insurance Contributions Act Tax imposed at the time of deferral (the “FICA tax”). Deferrals of restricted shares and shares received in respect of performance-vested restricted units are subject to the FICA tax at the time the shares vest, but are not subject to income tax, and the Company does not receive the deduction until the shares are distributed pursuant to the Plan. The Company may amend or terminate the Plan at any time in accordance with applicable law.

The following table summarizes information for each NEO with respect to the Plan for the fiscal year ended December 31, 2016:

Name	Executive Contributions[1] ($)	Registrant Contributions ($)	Aggregate Earnings/ Loss[2] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/16[1,2] ($)
Douglas A. Michels President and Chief Executive Officer	—	—	—	—	—
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	$183,779	—	$263,425	—	$1,413,437
Anthony Zezzo II Executive Vice President, Marketing and Sales	—	—	—	—	—
Jack E. Jerrett Senior Vice President and General Counsel	—	—	—	—	—
Michael Reed, Ph.D. Senior Vice President, Research and Development and Chief Science Officer	—	—	—	—	—

[1]	The indicated amounts of NEO contributions have been reported as compensation in the Summary Compensation Table.
[2]

There were no earnings or deferred compensation at above market or preferential rates and, therefore, no earnings have been reported as compensation in the Summary Compensation Table for 2016. Aggregate earnings include dividends and interest earned during the period, as well as the net unrealized depreciation of the underlying investments in the participant’s account.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment agreements with all of our NEOs (except for Dr. Reed as explained below). We believe such agreements are necessary to attract and retain critical talent, and are in-line with market practices.

In March 2015, the employment agreements with Mr. Michels and the other NEOs were amended to eliminate a provision requiring the Company to pay a gross-up for excise tax payments under Section 280G of the Internal Revenue Code. In addition, Mr. Michels’ agreement was amended to change a modified “single trigger” change of control severance provision to a “double trigger” provision. The following summary describes the material terms of the employment arrangements with Mr. Michels and the other NEOs, as so amended.

Mr. Michels’ employment agreement with the Company provides for the various components of compensation described in the CD&A. In addition, upon a termination of employment, Mr. Michels’ contract provides for certain post-employment severance and other benefits, as described below.

Mr. Michels’ employment agreement will terminate upon his death or disability. In addition, Mr. Michels may terminate his employment at any time and for any reason upon 90 days’ written notice to the Company or for “good reason” (as defined below). Mr. Michels’ employment agreement can also be terminated by the Company for “cause” (as defined below) or without “cause.”

As used in Mr. Michels’ agreement, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) a material diminution in Mr. Michels’ base compensation or authority, duties or responsibilities (following a change of control, such a diminution shall occur if Mr. Michels no longer functions as the sole chief executive officer of the successor organization), (iii) a material diminution in the authority, duties or responsibilities of the person to whom Mr. Michels reports, including a change in Mr. Michels’ reporting obligation from the Board to another employee of the Company, if applicable (following a change of control, such a diminution shall occur if Mr. Michels no longer reports to the board of directors of a public company), (iv) a material diminution of the budget over which Mr. Michels exercises control, or (v) a material change in Mr. Michels’ job location.

A “change of control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•	any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

•	any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

•	a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

•	a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

A “change of control period” is the period which begins on the occurrence of a change of control and ends 18 months thereafter.

Upon the termination of Mr. Michels’ employment upon his death or disability, by Mr. Michels for any reason other than good reason or by the Company for cause, Mr. Michels will be entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid and, in the case of a termination upon his death or disability, a cash bonus for the calendar year in which termination occurs that Mr. Michels would have received but for his death or disability, prorated through the date of death or commencement of disability. Upon termination of the agreement by Mr. Michels with good reason or by the Company without cause (which includes the Company’s failure to renew the agreement), Mr. Michels would be entitled to receive his salary through the date of termination and any bonus that has been approved by the Board or the Compensation Committee prior to the date of termination but not yet paid, a cash bonus for the calendar year in which termination occurs equal to Mr. Michels’ target bonus for such year, and for a period of one year after the date of termination, benefits for Mr. Michels and/or his family at levels substantially equal to those that would have been provided to them by the Company if Mr. Michels’ employment had not been terminated. If termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and does not occur during a change of control period, Mr. Michels would also receive a lump sum amount equivalent to 12 months of his annual salary. If, however, termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and occurs during a change of control period, Mr. Michels will receive a lump sum amount equivalent to 36 months of his annual salary. If Mr. Michels is a “specified employee” within the meaning of Code Section 409A at the time of the termination of his employment and any of the foregoing payments would subject him to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment.

Upon termination of Mr. Michels’ employment as a result of disability, for good reason, or by the Company without cause, Mr. Michels can elect to receive medical and dental insurance coverage for himself and his family under any plans offered by the Company to the extent the Company is self-insured or coverage for former employees is available on reasonable terms (as determined by the Company) from the Company’s providers of medical and dental coverage.

All stock awards granted to Mr. Michels are required to immediately vest (i) in the event of a change of control or (ii) if Mr. Michels’ employment is terminated for good reason by Mr. Michels or by the Company without cause during a change of control period, and 50% of such stock awards shall vest in the event Mr. Michels’ employment is terminated for good reason or by the Company without cause during any period other than a change of control period.

The termination and severance provisions in the employment agreements for the other NEOs (except for Dr. Reed) are substantially similar to Mr. Michels’ employment agreement, with the following exceptions. Mr. Spair is entitled to receive severance equal to 36 months of his annual salary and Mr. Jerrett is entitled to receive severance equivalent to 24 months of their annual salary, rather than 36 months, in the event of a termination of their agreements for good reason or without cause during a change of control period or after a change of control. Mr. Zezzo will be entitled to receive severance equal to 24 months of his annual salary only if he is terminated for good reason or without cause during a change of control period. In the employment agreements with Messrs. Spair, Zezzo and Jerrett, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) a material diminution in base compensation or authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the person to whom the executive reports, including a change in the executive’s reporting obligation from the Board to another employee of the Company, if applicable, (iv) a material diminution of the budget over which the executive exercises control, or (v) a material change in the executive’s job location.

Dr. Reed does not have an employment agreement like the other NEOs. The terms of his employment are generally the same as other non-agreement executives of the Company at the level of Senior Vice President.

Dr. Reed receives a base salary and is eligible to receive annual cash bonuses under our annual Incentive Plans and annual equity awards under the LTIP. He received an initial equity award upon joining the Company in April 2016 with a value equal to 90% of his base salary. This award consisted of 50% time-vested restricted stock and 50% performance-vested restricted units, containing terms similar to those in the 2016 annual equity awards provided to other executives. If Dr. Reed’s employment is terminated by the Company for reasons other than a violation of the Company’s Code of Conduct, Dr. Reed will receive severance equal to twelve months of his base salary. We have also agreed to pay Dr. Reed’s relocation expenses associated with his joining the Company, up to a limit of $146,600.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their employment was terminated as of December 31, 2016:

Name	Benefit	Voluntary Termination or Termination for Cause	Termination for Death or Disability[1]	Termination for Good Reason or Without Cause Not Within Change of Control Period[1]	Termination after Change of Control (except Mr. Michels), or for Good Reason or Without Cause Within Change of Control Period[1]
Douglas A. Michels President and Chief Executive Officer	Salary Continuation	—	—	$612,580	$1,837,740
	Bonus	—	$646,586	$428,806	$428,806
	Accelerated Option Vesting	—	—	$120,132	$240,263
	Accelerated Restricted Stock/Unit Vesting	—	$2,708,999	$1,354,499	$2,708,999
	Health Care Benefits	—	—	$22,191	$22,191
	Total	—	$3,355,585	$2,538,208	$5,237,999

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	Salary Continuation	—	—	$480,244	$1,440,732
	Bonus	—	$362,094	$240,122	$240,122
	Accelerated Option Vesting	—	—	$61,079	$122,159
	Accelerated Restricted Stock/Unit Vesting	—	$1,332,901	$666,449	$1,332,901
	Health Care Benefits	—	—	$22,190	$22,190
	Total	—	$1,694,995	$1,470,084	$3,158,104

Anthony Zezzo II Executive Vice President, Marketing and Sales	Salary Continuation	—	—	$391,690	$783,380
	Bonus	—	$188,998	$156,676	$156,676
	Accelerated Option Vesting	—	—	$37,254	$74,507
	Accelerated Restricted Stock/Unit Vesting	—	$735,606	$367,804	$735,606
	Health Care Benefits	—	—	$3,828	$3,828
	Total		$924,604	$957,252	$1,753,997

Jack E. Jerrett Senior Vice President and General Counsel	Salary Continuation	—	—	$353,010	$706,020
	Bonus	—	$149,043	$123,554	$123,554
	Accelerated Option Vesting	—	—	$24,495	$48,990
	Accelerated Restricted Stock/Unit Vesting	—	$549,031	$274,515	$549,031
	Health Care Benefits	—	—	$21,940	$21,940
	Total	—	$698,074	$797,514	$1,449,535

Michael Reed, Ph.D. Senior Vice President, Research and Development and Chief Science Officer
	Salary Continuation	—	—	$305,000	$305,000
	Bonus	—	—	—	—
	Accelerated Option Vesting	—	—	—	—
	Accelerated Restricted Stock/Unit Vesting	—	$339,698	$43,096	$339,698
	Health Care Benefits	—	—	—	—
	Total	—	$339,698	$348,096	$644,698

[1]

The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $8.78 per share closing price for the Company’s Common Stock, as reported by NASDAQ on December 30, 2016, over the applicable exercise price for each option. The indicated values for the accelerated vesting of restricted stock and performance-vested restricted units reflect the $8.78 per share closing price on December 30, 2016 multiplied by the number of shares which would vest on an accelerated basis (assuming, in the case of restricted units, that the applicable performance measures are met at 100% of target).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 about the shares of Common Stock that may be issued upon the exercise of options under all of our equity compensation plans. These plans include the OraSure Technologies, Inc. Stock Award Plan (“Award Plan”), the Epitope, Inc. 1991 Stock Award Plan (the “1991 Plan”), and the Agritope, Inc. 1992 Stock Award Plan (the “Agritope Plan”). The Award Plan, the 1991 Plan and the Agritope Plan were Epitope equity compensation plans. In connection with the merger of Epitope and STC into the Company on September 29, 2000, the Award Plan was adopted by the Company, and the Company assumed the obligation to issue shares for the then outstanding stock options granted under the Award Plan, the 1991 Plan, and the Agritope Plan. Additional grants of equity compensation may only be made under the Award Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)		Weighted- Average Exercise Price of Outstanding Options (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	5,329,711		$7.35		2,568,143	[1]
Equity compensation plans not approved by security holders	125,552	[2]	$4.42	[2]	—
Total	5,455,263				2,568,143

[1]	Represents shares remaining available for future issuance as of December 31, 2016 under the Award Plan.

[2]

Represents shares remaining available for future issuance as of December 31, 2016, under options at a weighted-average exercise price of $4.42 per share, pursuant to the 1991 Plan and the Agritope Plan.

DIRECTOR COMPENSATION

ANNUAL FEES

Under our Non-Employee Director Compensation Policy (“Director Policy”), non-employee members of the Board receive fixed annual fees for service on the Board and Committees of the Board during 2016, as set forth below. The fees were paid quarterly in arrears.

Position	Annual Fee
Board Chairman	$60,000
Non-Chairman Board Member	$40,000
Audit Chairman	$18,000
Compensation Chairman	$15,000
N&CG Chairman	$8,000
Non-Chairman Audit Member	$8,000
Non-Chairman Compensation Member	$6,000
Non-Chairman N&CG Member	$4,000

Based on a competitive assessment performed by PM&P, the Board decided to increase the fee paid to the Audit Committee Chairman to $20,000 and the fee paid to the Nominating and Corporate Governance Chairman to $10,000 beginning in 2017.

INITIAL EQUITY AWARDS

Non-employee Directors receive an initial grant of 40,000 stock options for the Company’s Common Stock upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any non-employee Director who becomes Chairman of the Board (the “Chairman Grant”). The options granted to non-employee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on the NASDAQ Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vest on a monthly basis over the 24 months immediately following the grant date. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

ANNUAL EQUITY AWARDS

Under the Director Policy, each non-employee Director receives an annual grant of restricted shares (the “Annual Grant”) of the Company’s Common Stock on the date of each annual meeting of stockholders. Annual grants are made using a value transfer award method similar to that used for our executives under the LTIP. The dollar values of the Annual Awards were determined by the Compensation Committee and Board based on advice from PM&P and an assessment of director equity awards made at comparable medical diagnostics and healthcare companies.

Under the Director Policy, Annual Grants of restricted stock were made in 2016 pursuant to the values set forth in the following table:

Board Position	Award Grant Value
Chairman	$120,000
Non-Chairman Director	$80,000

The dollar value of each Annual Grant is converted into restricted stock by dividing the above values by the average of the high and low sales prices of the Company’s Common Stock, as reported on the NASDAQ Stock Market, on the grant date. Annual Grants of restricted stock will vest on the date that is twelve months from the date of grant. Non-employee Directors are permitted to direct the Company to withhold restricted stock in order to pay tax withholding obligations arising upon the vesting of such shares.

Beginning in 2017, the Award Grant value for non-chairman Directors was increased to $95,000, based on the market assessment provided by PM&P.

EQUITY AWARD TERMS

Any unvested stock options and restricted stock granted to non-employee Directors will vest in their entirety immediately upon the occurrence of a “change of control” of the Company. As defined in the Award Plan, a change of control means a change of control that would be required to be reported under the Securities Exchange Act of 1934, as amended, and would be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. In addition, if a non-employee Director leaves the Board for any reason other than a change of control, prior to the end of the vesting period for the Annual Grant of restricted stock, such award shall immediately vest on a pro-rata basis based on the actual duration of such Director’s service to the Board during such vesting period.

DEFERRED COMPENSATION

Non-employee Directors are permitted to defer all or a portion of the fees and grants of restricted stock under the Company’s Non-Qualified Deferred Compensation Plan, on terms similar to those applicable to our officers.

DIRECTOR COMPENSATION DURING 2016

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2016:

Name[1,2]	Fees Earned or Paid in Cash ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Celano	$62,000	$79,999	—	—	—	—	$141,999
Eamonn P. Hobbs	$42,000	$79,999	—	—	—	—	$121,999
Ronny B. Lancaster	$54,652	$79,999	—	—	—	—	$134,651
Charles W. Patrick[3]	$52,522	$79,999	—	—	—	—	$132,521
Roger L. Pringle	$54,000	$79,999	—	—	—	—	$133,999
Stephen S. Tang, Ph.D.	$60,345	$79,999	$158,032	—	—	—	$298,376

[1]

Because Messrs. Michels and Spair are officers of the Company, they are not entitled to any separate compensation for service on the Board or any Committee thereof and have not been included in this table. Eamonn P. Hobbs became a member of the Board in March 2016.

[2]

Non-employee Directors held the following number of unvested restricted shares (“RSs”) and stock options (“SOs”) at December 31, 2016: Mr. Celano: 11,700 RSs; 30,000 SOs; Mr. Hobbs: 11,700 RSs; 40,000 SOs; Mr. Lancaster: 11,700 RSs; 30,000 SOs; Mr. Patrick: 11,700 RSs; 30,000 SOs; Mr. Pringle: 11,700 RSs; 155,552 SOs; and Dr. Tang: 11,700 RSs; 80,000 SOs. The aggregate number of stock options and restricted shares held by Messrs. Michels and Spair are set forth in the table in the Section entitled, “Outstanding Equity Awards,” in this Proxy Statement.

[3]	The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to non-employee Directors during 2016, computed in accordance with FAS ASC Topic 718.

[4]

The indicated amount reflects the aggregate grant date fair value of the stock option award made to Dr. Tang upon being elected as Chairman of the Board, computed in accordance with FAS ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth in footnote 9 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016, included in the Company’s 2016 Annual Report on Form 10-K.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1. ELECTION OF DIRECTORS

Background

At the Annual Meeting, you will be asked to vote on the election of two Directors. A majority of the independent members of the Board have nominated Ronny B. Lancaster and Ronald H. Spair for election as Class II Directors, for terms expiring at the Annual Meeting of Stockholders in 2020. Roger L. Pringle, who is also currently a Class II Director, has advised the Company that he will be retiring form the Board immediately after the Annual Meeting and, therefore, has not been nominated for re-election.

Each of the nominees for election as Directors is presently a member of our Board and has consented to continue to serve if re-elected to the Board. Mr. Lancaster joined the Board in 2003 and serves as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. Mr. Spair joined the Board in 2006 and serves as the Company’s Chief Financial Officer and Chief Operating Officer.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting, including the particular experience, qualifications, attributes and skills they possess that led to the conclusion that they should serve as a Director, is set forth below.

Name	Principal Occupation	Age	Director Since
Class I (Directors Whose Terms Expire in 2019):

Eamonn P. Hobbs	President & CEO of Digital Cognition Technologies, Inc.,	58	2016
Stephen S. Tang, Ph.D.	President and Chief Executive Officer of The University City Science Center	56	2011

Class II (Nominees for Terms Expiring in 2020):

Ronny B. Lancaster	Senior Vice President for Federal Government Relations of Assurant, Inc.	65	2003
Ronald H. Spair	Chief Financial Officer and Chief Operating Officer of the Company	61	2006

Class III (Directors Whose Terms Expire in 2018):

Michael Celano	Chief Financial Officer of Recro Pharma, Inc.	58	2006
Douglas A. Michels	President and Chief Executive Officer of the Company	60	2004
Charles W. Patrick	Principal, Patrick Consulting	62	2006

Eamonn P. Hobbs

Independent Director Director since: 2016 Class I Director Term Expires: 2019 Age: 58 Other Current Public Company Directorships: None

Since December 2016, Mr. Hobbs has served as President & CEO of Digital Cognition Technologies, Inc., an early stage medical device company. From July 2014 to January 2016, Mr. Hobbs served as the President and Chief Executive Officer of Antares Pharma, Inc., a specialty pharmaceutical company focused on self-injection pharmaceutical products and technologies. He also served on the Antares board of directors from 2009 to 2016. From 2009 to 2013, Mr. Hobbs served as President and Chief Executive Officer, and from 2008 to 2013 was a member of the board of directors, of Delcath Systems, Inc., a specialty pharmaceutical and medical device public company specializing in cancer treatment. Prior to Delcath Systems, Inc., Mr. Hobbs served as President and Chief Executive Officer of AngioDynamics, Inc., a company he co-founded in 1988 as a division of E-Z-EM, Inc. which grew into a leading medical technology public company with a highly diverse product line. From 1988 to 2004, Mr. Hobbs also served as Executive Vice President of Business Development of E-Z-EM, Inc., a NASDAQ-traded company. Before joining AngioDynamics, Mr. Hobbs was Director of Marketing and Product Development at NAMIC; founder, President and Chief Executive Officer of Hobbs Medical, Inc.; and a Product Development Engineer at Cook Incorporated. Mr. Hobbs received a B.S. in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts (Lowell). Mr. Hobbs has served on the Board of Directors of the Medical Device Manufacturers Association since 2009.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•      Executive-level management experience as CEO of several public companies.

•      Extensive experience in the medical device, pharmaceutical and combination products industries.

•      Extensive experience managing operations in a cost-effective, efficient manner.

•      Experience with governance and policy development for the medical device industry.

Stephen S. Tang, Ph.D.

Independent Director Director since: 2011 Class I Director Term Expires: 2019 Age: 56 Other Current Public Company Directorships: None

Stephen S. Tang, Ph.D. became a member of the Board in April 2011 and has served as the Company’s Chairman of the Board since November 2016. Since January 2008, Dr. Tang has served as President and Chief Executive Officer of The University City Science Center, an urban research park and business incubator owned by over thirty leading universities, medical schools and health networks in the greater Philadelphia, Pennsylvania area. Prior to that, Dr. Tang held senior management and business development positions with several firms in the life sciences industry, including Olympus America, Inc., Millennium Cell Inc. and A.T. Kearney Inc. Dr. Tang holds a B.S. degree in Chemistry from The College of William and Mary, an M.S. degree and Ph.D. in Chemical Engineering from Lehigh University and an MBA from The Wharton School of Business at the University of Pennsylvania.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•      Extensive business experience, particularly in the life sciences industry.

•      Experience with strategic and business development matters.

•      Executive-level management experience.

Ronny B. Lancaster

Independent Director Director since: 2003 Class II Nominee Term Expires: 2020 Age: 65 Other Current Public Company Directorships: None

Ronny B. Lancaster became a member of the Board in May 2003. Since September 2005, Mr. Lancaster has served as Senior Vice President, Federal Government Relations of Assurant, Inc., a provider of specialty insurance and insurance-related products and services. Prior to that, Mr. Lancaster served as Chief Operating Officer of the Morehouse School of Medicine, Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services, General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, and Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management. Mr. Lancaster received his B.A. in Economics from the Catholic University of America, his M.B.A. from the Wharton School of the University of Pennsylvania, and his J.D. degree from The Georgetown University Law Center. He is admitted to the Bars of Pennsylvania and the District of Columbia. Mr. Lancaster previously served on the board of directors of Immucor, Inc.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•      Expertise in government affairs and political matters.

•      Extensive medical and healthcare experience.

•      Legal training.

Roger L. Pringle

Independent Director Director since: 2000 Class II Director Term Expires: 2017 Age: 76 Other Current Public Company Directorships: None

Roger L. Pringle has served on the Board since September 2000, when the Company was formed by the merger of Epitope, Inc. (“Epitope”) and STC Technologies, Inc. Prior to that, Mr. Pringle served as Chairman of the Board and a member of the Board of Directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope. Mr. Pringle is the President of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon, which was founded in 1976. Mr. Pringle currently serves on the board of directors of Prolifiq Software, Inc. and previously served on the boards of directors of Bank of the Northwest, Metro One Telecommunications Inc. and North Pacific Group. Mr. Pringle received a B.S. in Business from Oregon State University and an MBA from the University of Oregon.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•      Long service as a member of the Board of Epitope, Inc., a predecessor to the Company.

•      Professional expertise in executive selection, assessment and compensation.

•      Entrepreneurial and business leadership skills

•      Service on the boards of other private and public companies.

Ronald H. Spair

Chief Financial Officer & Chief Operating Officer Director since: 2006 Class II Nominee Term Expires: 2020 Age: 61 Other Current Public Company Directorships: Fulton Financial Corporation

For biographical information on Mr. Spair, see the Section entitled, “Executive Officers,” in this Proxy Statement.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•      Service as Chief Financial Officer and Chief Operating Officer of the Company.

•      Financial and accounting expertise.

•      Extensive business and investor relations experience.

Douglas A. Michels

President & Chief Executive Officer Director since: 2004 Class III Director Term Expires: 2018 Age: 60 Other Current Public Company Directorships: West Pharmaceutical Services, Inc.

For biographical information on Mr. Michels, see the Section entitled, “Executive Officers,” in this Proxy Statement.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•      Service as President and Chief Executive Officer of the Company.

•      Extensive business and executive-level management experience in the medical device and diagnostics field.

•      Public, private and non-profit board experience.

Michael Celano

Independent Director Director since: 2003 Class III Director Term Expires: 2018 Age: 58 Other Current Public Company Directorships: None

Michael Celano became a member of the Board in October 2006. Since July 2016, Mr. Celano has served as the Chief Financial Officer of Recro Pharma, Inc., a specialty pharmaceutical company. Between September 2015 and June 2016 he served as the Chief Financial Officer (part-time) of Makindus, Inc., a clinical-stage biotechnology company. Prior to that, Mr. Celano served as the Chief Financial Officer of DrugScan, Inc., a clinical laboratory services company from January 2013 to May 2015. He also served as the Chief Financial Officer of Kensey Nash Corporation, a biomaterials company from March 2009 until June 2012, and as a consultant to Royal DSM, the acquirer of Kensey Nash Corporation, from July 2012 through December 2012. From August 2007 to December 2008, Mr. Celano served as Managing Director of Aon Risk Services and prior to that, he served as Vice President, Finance and Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company. Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP, in charge of its Mid-Atlantic Life Sciences Practice, and was co-leader of its National Life Science Practice. Mr. Celano also was co-leader of the Life Science Practice for Arthur Andersen before he joined KPMG. Mr. Celano holds a B.S. degree in Accounting from St. Joseph’s University.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•      Long career in public accounting focused in the life sciences area.

•      Accounting and financial expertise.

•      Extensive business experience.

Charles W. Patrick

Independent Director Director since: 2006 Class III Director Term Expires: 2018 Age: 62 Other Current Public Company Directorships: None

Charles W. Patrick became a member of the Board in January 2006. Since 2000, Mr. Patrick has served as Principal of Patrick Consulting, a management consulting firm that helps diagnostic and technology companies develop sales, marketing and distribution strategies. From 2001 through 2011, Mr. Patrick also served as the President and Co-owner of ADS Golf, Inc., a golf equipment supplier. Prior to that time, he served as the President and Chief Executive Officer of CallNexus, Inc., a provider of virtual call center services, and Vice President of Sales and Marketing for Biosite Diagnostics, a medical diagnostics company, where he had primary responsibility for developing and achieving Biosite’s strategic sales, marketing and distribution objectives. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions for the Diagnostics Division of Abbott Laboratories. Mr. Patrick previously served on the board of directors of DiaDexus, Inc. Mr. Patrick received his undergraduate degree from the University of Central Florida.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•      Extensive sales and marketing background.

•      More than 40 years of experience in the medical diagnostics industry.

•      Entrepreneurial skills.

Vote Required; Board Recommendation

If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the required vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the nominees, each of whom has consented to be named and to serve if elected.

Your Board recommends that you vote FOR the election of the Director nominees.

PROPOSAL NO. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board of Directors has approved the reappointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2017 fiscal year. The Audit Committee has also recommended that the Board submit the appointment of KPMG for ratification by stockholders at the Annual Meeting. Although action by the stockholders on this matter is not legally required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment of KPMG for the 2017 fiscal year or in the future.

One or more representatives of KPMG are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

Ratification of the appointment of KPMG requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for this ratification (by voting no or abstaining) will have the effect of voting against this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for the 2017 fiscal year.

Your Board recommends that the stockholders vote FOR ratification of the appointment of KPMG.

PROPOSAL NO. 3. ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Background

Section 14A of the Exchange Act, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), requires that stockholders be given the opportunity to vote to approve, on an advisory (non-binding) basis, no less frequently than once every three years, the compensation of our NEOs. Based on feedback received at our 2011 Annual Meeting, the Board determined that such a vote should be held on an annual basis until the next advisory vote on frequency.

The vote on the resolution recommended below is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs. As described more fully under the CD&A Section of this Proxy Statement and the related tables and narrative, our compensation program is performance-based and is designed to pay executives for performance by offering rewards for the achievement of pre-determined objectives. In addition, our program is designed to align the interests of executives with the interests of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract, retain and motivate high quality executives, and meet strong corporate governance principles. You are urged to carefully review the CD&A Section of this Proxy Statement which contains a detailed discussion of our executive compensation program, including the 2016 compensation of our NEOs.

Recent Compensation Changes

In response to input from our stockholders, we recently implemented several important changes to our compensation program in order to more closely align compensation and performance for our executives.

Performance-Vested Equity – Beginning in 2016 for performance during 2015, executives received 50% of their awards in the form of performance-vested restricted units that will vest after three years only if a three year product sales growth target and one-year earnings per share target are met. The remaining 50% of each award consists of time-vested restricted stock that will vest ratably over a three year period. Thus, one-half of each executive’s annual equity awards has performance vesting and one half has time-vesting. This approach strengthens our compensation program by more closely aligning executive pay with longer-term Company priorities and performance and responds to input from our stockholders urging us to adopt performance vesting for a significant portion of our executives’ long-term incentive equity awards.

Employment Agreement Changes - The employment agreements for all NEOs have been modified to eliminate the excise tax gross-up. In addition, our CEO’s employment agreement has been modified to change the modified “single trigger” change of control severance provision to a “double trigger” provision. These changes respond to concerns raised by stockholders.

Enhanced Stock Ownership/Retention Guidelines – In 2015, the Board increased the stock ownership and retention requirements for our executives, as summarized below (expressed as a multiple of base salary):

Position	Old	New

President & CEO	2x	6x
Chief Financial Officer & Chief Operating Officer	1x	2x
Other Executive Officers	N/A	1x

In addition, each individual covered by these guidelines is now required to retain 50% (rather than 25%) of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the individual’s holdings of our Common Stock meet applicable ownership guidelines. These changes respond to input from stockholders by better aligning the interests of our executives with our stockholders and making our guidelines more consistent with market practice.

Limited Bonus Pool Funding Discretion – Beginning in 2015, the Board has limited its authority to make discretionary adjustments to the aggregate cash pool used to fund annual incentive bonuses for executives to +/- 10% of the aggregate pool amount otherwise determined by the funding formula for the applicable Management Incentive Plan. A similar limit has been included in the 2016 and 2017 bonus plans. This change responds to input received from stockholders regarding the use of discretion in determining compensation.

Extension of Stock Buyback Program – We extended our previously authorized stock repurchase program and in late 2015 and early 2016, we purchased 1.2 million shares of our Common Stock at a cost of $7.6 million. This action was taken, in part, because of concerns expressed by our stockholders regarding the dilutive impact of the annual equity awards made to management and non-employee Directors.

Other Compensation Program Features

As described more fully in the CD&A, there are many other important features to our compensation program that illustrate our commitment to pay-for-performance and good corporate governance. A summary of some of the more significant of these features is set forth below:

•	Compensation is market driven and performance-based.	•	Use of peer company benchmarking and tally sheets.
•	Balanced mix of cash/equity, fixed/variable, short-term/long-term compensation components.	•	Compensation recoupment policy.
•	Threshold financial performance objectives for annual bonus pool funding meet or exceed fiscal performance for the prior fiscal year.	•	No hedging or pledge of our Common Stock.
•	Equity awards provide long-term incentive with three to four year vesting.	•	Robust stockholder outreach on compensation/governance matters.
•	Total compensation targeted at 50th percentile of peer group.	•	50% of annual equity is performance-vested.

Vote Required; Board Recommendation

If a quorum is present, the affirmative vote of a majority of shares present, in person or by Proxy and entitled to vote at the Annual Meeting, is required to approve, on an advisory (non-binding) basis, the compensation paid to NEOs. Shares voted in person or represented by Proxy which are not voted for approval of our executive compensation (by voting no or abstaining) will have the effect of voting against this proposal. Broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for approval of our executive compensation, as disclosed in this Proxy Statement. Because this stockholder vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee and Board will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Based on the foregoing, the Board is requesting that stockholders vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your Board recommends that the stockholders vote FOR the approval of our executive compensation as described in the preceding resolution.

PROPOSAL NO. 4. ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background

The Dodd-Frank Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide stockholders with the opportunity to vote, on an advisory (non-binding) basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our NEOs as disclosed in accordance with applicable SEC rules.

Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every two years, or every three years. Stockholders also may abstain from casting a vote on this proposal.

At the Annual Meeting of stockholders held in May 2011, a majority of the Company’s stockholders cast their vote in favor of holding an annual advisory vote on the compensation of our NEOs. The Board has determined that an annual advisory vote on executive compensation will permit our stockholders to continue to provide direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year, which is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Vote Required; Board Recommendation

Shares voted in person or represented by Proxy which are voted to abstain will have the effect of voting against this proposal. Broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for annual advisory votes on compensation. The frequency receiving the most votes will be considered the frequency preferred by stockholders. Because this stockholder vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee and Board will take into account the outcome of the vote, but may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote more or less frequently than the frequency receiving the most votes from stockholders.

Based on the foregoing, the Board is requesting that stockholders vote on the following resolution:

“RESOLVED, that the stockholders determine on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s Name Executive Officers as set forth in the Company’s proxy statement should be [every year, every two years, or every three years].”

Your Board recommends that the stockholders vote in favor of holding an advisory vote on executive compensation EVERY YEAR.

PROPOSAL NO. 5. AMENDMENT AND RESTATEMENT OF ORASURE TECHNOLOGIES, INC. STOCK AWARD PLAN

General

On November 16, 1999, the Board of Directors of Epitope, Inc. adopted, subject to stockholder approval, the Epitope, Inc. 2000 Stock Award Plan (the “Award Plan”). The Award Plan was approved by Epitope’s stockholders on February 15, 2000. The Award Plan initially authorized for award a maximum of 2,500,000 shares of common stock of Epitope, plus the number of shares that were available for grant under the Epitope, Inc. 1991 Stock Award Plan on February 15, 2000, and such additional shares that become available under the terms of the Award Plan thereafter.

Effective September 29, 2000, in connection with the merger of Epitope and STC Technologies, Inc. into the Company (the “Merger”), the name of the Award Plan was changed to the OraSure Technologies, Inc. 2000 Stock Award Plan and the Award Plan was adopted by the Company. All options granted under the Award Plan prior to the Merger were assumed by and became obligations of the Company.

Since the Merger, the Award Plan has been amended several times to increase the number of authorized shares, subject to stockholder approval, and to make certain additional amendments. Under the terms of the Award Plan, as of February 21, 2017, there were:

(a)	57,488,758 shares of the Company’s Common Stock outstanding;

(b)	1,627,471 shares of the Company’s Common Stock remaining available for grant under the Award Plan as stock options or other equity awards;

(c)	4,332,750 stock options issued and outstanding, with a weighted-average exercise price of $7.61 per share and a weighted average remaining contractual term of 6.2 years; and

(d)	741,932 restricted shares issued and unvested, with a weighted-average grant date fair value of $7.26 per share.

(e)	685,563 restricted units issued and unvested, with a weighted-average grant date for value of $6.60 per share.

In light of the foregoing, the Board has approved and recommended for submission to stockholders amendments to the Award Plan to increase in the number of shares of Common Stock authorized for grant under the Award Plan and to make certain other changes. A description of the proposed amendments and terms of the Award Plan are set forth below.

Amendments to the Award Plan.

In order to enable the Company to continue to attract and retain qualified Directors, officers, employees and outside advisors and to compensate its Directors, officers, employees and advisors in a manner that is competitive with compensation provided by other medical diagnostic companies, the Board determined that additional shares of Common Stock would need to be authorized for grants under the Award Plan. The Board believes that the proposed increase in the number of shares is necessary for retaining the flexibility to grant equity-based compensation at optimal levels to motivate and reward the Company’s Directors, officers, employees and advisors for their contributions to the success of the Company and the growth in the value of our stock. In addition, the Board wants to ensure that sufficient shares are available if needed to provide retention or other equity awards in connection with potential acquisitions or other business development activities.

Accordingly, subject to stockholder approval, the Board approved an amendment to the Award Plan to increase the number of authorized shares by 3,000,000 shares. As a result of this increase, there will be a total of 4,627,471 shares available under the Award Plan on or after February 21, 2017, subject to stockholder approval. The Award Plan provides that any shares granted pursuant to the Award Plan as “full value” shares (i.e. Restricted Awards, Performance Awards or other stock-based Awards) shall be counted against the total available shares on the basis of one and a half shares for every such “full value” share granted. In approving this amendment, the Board considered various aspects of the Award Plan, including the number of shares subject to outstanding awards, the number of shares that remain available for future awards under the Award Plan, the Company’s historic grant rates, the cost of issuing additional shares, the impact of share dilution on existing stockholders, and the central role of equity compensation in our executive compensation program, as described more fully in the CD&A section of this Proxy Statement.

Because grants of future awards are based on a number of factors, including the achievement of both business and individual performance goals, the Board cannot currently predict the rate at which shares will become subject to future grants. However, the Board determined that the proposed increase in authorized shares will meet the Company’s needs under the Award Plan for the foreseeable future.

In addition to increasing the number of authorized shares, the award Plan has been amended as follows:

•	The duration of the Award Plan has been extended to February 21, 2027.

•	The Award Plan provides that neither dividends or dividend equivalents will be paid on unvested equity awards.

A copy of the amended and restated Award Plan containing the foregoing amendments is attached to this Proxy Statement as Exhibit A.

Summary of the Amended and Restated Award Plan

A summary description of certain terms and provisions of the Award Plan follows.

Purpose

The purpose of the Award Plan is to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain, and reward employees, outside advisors, and Directors of the Company and any subsidiaries. The Award Plan is intended to strengthen the mutuality of interests between employees, advisors, and Directors and the Company’s stockholders by offering equity-based incentives to promote the long-term growth, profitability and financial success of the Company.

Eligibility

The Award Plan provides for stock-based awards to (i) employees of the Company and any subsidiaries, if any (ii) members of advisory committees or other consultants to the Company or its subsidiaries (“Advisors”), and (iii) non-employee Directors of the Company. Persons who help the Company raise money by selling securities or who promote or maintain a market for the Company’s securities are not eligible to participate in the Award Plan as Advisors. In addition, only Advisors who, in the judgment of the Compensation Committee of the Board (the “Committee”), are or will be contributors to the long-term success of the Company, will be eligible to receive Awards (as defined below). As of March 23, 2017, the Company had 351 employees and six non-employee Directors, all of whom are eligible to receive Awards under the Award Plan.

Administration of the Award Plan

The Committee administers the Award Plan and determines the persons who are to receive Awards and the types, amounts, and terms of Awards. For example, the Committee may determine the exercise price, the form of payment of the exercise price, the number of shares subject to an Award, and the date or dates on which an Award becomes exercisable. The Committee may delegate to one or more officers of the Company the authority to determine the recipients of and the types, amounts and terms of Awards granted to participants who are not Reporting Persons. Awards made by the Committee for the Company’s Chief Executive Officer are also reviewed and approved by the full Board.

The Award Plan will continue in effect until February 21, 2027 or until the Award Plan is otherwise terminated by the Board. Termination or expiration of the Award Plan will not affect outstanding Awards.

The Award Plan permits the Board to amend, suspend or terminate the Award Plan or any portion of the Award Plan. Stockholder approval is required if (i) any such action would increase the number of shares of Common Stock subject to the Award Plan, (ii) such action would decrease the price at which Awards may be granted, (iii) such action would result in an Award becoming fully vested, exercisable or earned in the event of a change in control prior to the consummation of the change in control or (iv) such approval is required by law or regulation or the rules of a stock exchange or over-the-counter trading system.

Awards

Awards that may be granted under the Award Plan include stock options, stock appreciation rights, restricted awards, performance awards, and other stock-based awards (collectively, “Awards”). The following is a brief summary of the various types of Awards that may be granted under the Award Plan.

Stock Options. Options granted under the Award Plan may be either incentive stock options (“ISOs”), a tax-favored form of Award meeting the requirements of Section 422 of the Internal Revenue Code, as amended, or nonqualified options (“NQOs”), which are not entitled to special tax treatment. The Award Plan limits the maximum term of any option granted to a period not longer than ten years from the date of grant. The exercise price of any option granted under the Award Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant, except that in the case of an option granted to holders of 10% or more of the Company’s voting securities, the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant.

The agreement evidencing the grant of a stock option (the “Option Agreement”) will specify, as determined by the Committee, the time or times when the option is exercisable, in whole or in part, and the extent to which the option remains exercisable after the option holder ceases to be an employee, Advisor or nonemployee Director of the Company. The Option Agreement may, in the discretion of the Committee, provide whether the option will become fully exercisable upon the death, disability or retirement of the option holder or upon a change in control of the Company. As a general matter, the option holder may not transfer an option except by testamentary will or the laws of descent and distribution. An option may be exercised by payment of the exercise price in cash or, at the discretion of the Committee, in any combination of cash, previously held shares of Common Stock or share equivalents, or with proceeds from the sale of shares subject to the option.

A “change in control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•

any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

•

any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

•

a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

•

a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

Options granted to employees under the Award Plan generally vest over four years, with 25% of the grant vesting on the first anniversary of the grant date and the remaining 75% vesting ratably on a monthly basis over the next three years. Options granted to non-employee Directors in the past have generally vested ratably on a monthly basis over either a 12 or 24-month period, depending on the type of grant. Options granted under the Award Plan generally provide for accelerated vesting upon a “change in control.” The Committee may provide for different vesting for any option granted under the Award Plan.

In no event may options for more than 500,000 shares of Common Stock be granted to any individual under the Award Plan during any fiscal year period.

Stock Appreciation Rights. A recipient of stock appreciation rights (“SARs”) will receive, upon exercise, a payment (in cash or in shares of Common Stock) based on the increase in the fair market value of a share of Common Stock between the date of grant and the date of exercise. SARs may be granted in connection with options or other Awards granted under the Award Plan or may be granted as independent Awards. The Award Plan limits the maximum term for the exercise of a SAR to a period not longer than ten years from the date of grant. In no event may SARs for more than 500,000 shares of Common Stock be granted to any individual under the Award Plan during any fiscal year period.

Restricted Awards. Restricted Awards may take the form of restricted shares or restricted units. Restricted shares are shares of Common Stock that may be subject to forfeiture if the recipient terminates employment or service as an Advisor or non-employee Director during a specified period (the “Restriction Period”). Stock certificates representing restricted shares are issued in the name of the recipient, but are held by the Company until the expiration of the Restriction Period. From the date of issuance of restricted shares, the recipient is entitled to the rights of a stockholder with respect to the shares, including voting and dividend rights. Any right to receive dividends on restricted shares shall be subject to the same forfeiture requirements applicable to the restricted shares. Restricted units are Awards that entitle the recipient to receive a share of Common Stock or the fair market value of a share at some future date, which similarly may be subject to forfeiture if the recipient terminates employment or service as an Advisor or non-employee Director during the applicable Restriction Period. Unvested Restricted Awards may not be sold, assigned, transferred, pledged, encumbered or otherwise transferred, voluntarily or involuntarily, by the recipient.

At the expiration of the Restriction Period, payment with respect to restricted units is made in an amount equal to the fair market value of the number of shares of Common Stock covered by the restricted units. Payment may be in cash, unrestricted shares of Common Stock, or any other form approved by the Committee. Restricted Awards that are subject to forfeiture based solely on continued employment or passage of time shall vest over a period of at least three years, subject to certain exceptions set forth in the Award Plan.

Performance Awards. Performance Awards are designated in units equivalent in value to a share of Common Stock. A Performance Award is subject to forfeiture if or to the extent that the Company, a subsidiary, an operating group, or the recipient, as specified by the Committee in the Award, fails to meet performance goals established for a designated performance period, which must have a duration of at least one year. Performance Awards earned by attaining performance goals are paid at the end of a performance period in cash, shares of Common Stock, or any other form approved by the Committee. The number of shares of Common Stock issuable with respect to Performance Awards granted to any individual executive officer may not exceed 150,000 shares for any calendar year.

Other Stock-Based Awards. The Committee may grant other Awards that involve payments or grants of shares of Common Stock or are measured by or in relation to shares of Common Stock.

No Repricing or Exchanges. Since the Company was formed in 2000, neither the Board nor the Committee has taken any action that resulted in the repricing, replacement or repurchase of out-of-the-money Options, SARs or other Awards. No such action can be taken under the Plan without the approval of our stockholders.

Shares Subject to the Award Plan

If the amendment is approved by our stockholders at our 2017 Annual Meeting, there will be 4,627,471 shares available for issuance under the Award Plan as of February 21, 2017. If an Award under the Award Plan is cancelled or expires for any reason prior to becoming fully vested or exercised or is settled in cash in lieu of shares, or is exchanged for other Awards under the Award Plan, then all shares covered by such Awards will be made available for future Awards under the Award Plan. In the event of a change in the Company’s capitalization affecting the Common Stock, including a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, the Committee shall make such proportionate adjustments as it may determine, in its sole discretion to be appropriate as a result of such change, to the aggregate number of shares for which Awards may be granted under the Award Plan, the maximum number of shares which may be sold or awarded to any participant, the number of shares covered by each outstanding Award, and the price per share in respect of outstanding Awards.

Federal Income Tax Consequences

The following discussion summarizes the principal anticipated federal income tax consequences of Awards granted under the Award Plan, to participants and to the Company.

Incentive Stock Options. A recipient of an option does not recognize taxable income upon the grant or exercise of an ISO. If no disposition of shares occurs within two years from the date of grant or within one year from the date of exercise, then (a) upon the sale of the shares, any amount realized in excess of the exercise price is taxed to the option recipient as long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction is allowed to the Company for federal income tax purposes. For purposes of computing alternative minimum taxable income, an ISO is treated as an NQO.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, then (a) the recipient will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of the shares) over the exercise price thereof and (b) the Company would be entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain, as applicable, and does not result in any deduction for the Company. Any disqualifying disposition as described above will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonqualified Options. No income is recognized by an option recipient at the time an NQO is granted. Upon exercise, (a) ordinary income is recognized by the option recipient in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation in the value of the shares after the date of exercise is treated as a short-term or long-term capital gain or loss, as applicable, and will not result in any deduction to the Company.

Payment of Exercise Price in Shares. The Committee may permit participants to pay all or a portion of the exercise price for an option using previously acquired shares of Common Stock. If an option is exercised and payment is made in previously held shares (held for six months or longer), there is no taxable gain or loss to the participant other than any gain recognized as a result of the exercise of the option, as described above.

Stock Appreciation Rights. The grant of a SAR to a participant will not cause the recognition of income by the participant. Upon exercise of a SAR, the participant will recognize ordinary income equal to the amount of cash payable to the participant plus the fair market value of any shares of Common Stock delivered to the participant. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of a SAR.

Restricted Awards and Performance Awards. Generally, a participant will not recognize any income upon issuance of a Restricted Award or Performance Award that is subject to forfeiture. Generally, a participant will recognize ordinary income upon the vesting of Restricted Awards or Performance Awards in an amount equal to the amount of cash payable to the participant plus the fair market value of shares of Common Stock delivered to the participant. Dividends paid with respect to Awards during the Restriction Period will be subject to the same restrictions and will be taxable as ordinary income to the participant when, and if, the restrictions lapse. However, a participant may elect to recognize compensation income upon the grant of restricted shares, based on the fair market value of the shares of Common Stock subject to the Award at the date of grant. If a participant makes such an election, dividends paid with respect to the restricted shares will not be treated as compensation, but rather as dividend income at the time when the restricted shares vest. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant. If a participant who receives an Award of restricted shares makes the special election described above, the Company will not be entitled to deduct dividends paid with respect to the restricted shares.

Limitation on Deductibility of Certain Compensation. Section 162(m) of the Internal Revenue Code generally makes nondeductible to the Company taxable compensation paid to a single individual in excess of $1 million in any calendar year if the individual is the Chief Executive Officer or one of the next four highest-paid executive officers (other than the Chief Financial Officer), unless the excess compensation is considered to be “performance based.” Among other requirements contained in Section 162(m), the material terms of a compensation plan in which such officers participate must be approved by stockholders for awards or compensation provided under the plan to be considered “performance based.” The Company may in the future consider structuring Awards to attempt to meet the requirements of Section 162(m) if it determines the action to be advisable

Vote Required for Approval; Board Recommendation

Assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by Proxy at the Annual Meeting, is required for approval of the proposed amended and restated Award Plan. Shares voted in person or represented by a Proxy which are not voted for approval of the amended and restated Award Plan (by voting no or abstaining) will have the effect of voting against this proposal. Shares as to which a broker or other nominee has indicated on a duly executed and returned Proxy or otherwise advised us that it lacks voting authority will have no effect on the vote for this proposal.

Your Board recommends that stockholders vote FOR approval of the amendment and restatement of the Award Plan.

ANNUAL REPORT

Our Annual Report to Stockholders for the year ended December 31, 2016 accompanies this Proxy Statement. Following receipt of a written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 23, 2017, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Corporate Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

DEADLINE FOR STOCKHOLDER PROPOSALS

You may submit proposals for inclusion in the proxy materials for the Company’s 2018 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 6, 2017.

In addition, our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder proposal included in the proxy materials pursuant to the SEC’s rules and regulations. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf notice of the proposed business is made: (i) the name and address of the stockholder and such beneficial owner; (ii) any material interest of such stockholder and such beneficial holder in such business; (iii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by the stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and such beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose the business described in its notice; and (v) any other information relating to such business matter that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail.

The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a stockholder intends to present a proposal at our 2018 Annual Meeting without inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Secretary of the Company by February 19, 2018 (the date that is 45 days before the one-year anniversary of the date on which the Company first sent its proxy materials for the Annual Meeting), or if the Company meets other requirements of the applicable SEC rules and regulations, the proxies solicited by the Board for use at the 2018 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2018 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 5, 2017

Exhibit A

ORASURE TECHNOLOGIES, INC.

STOCK AWARD PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

(Amended and Restated Effective as of February 21, 2017)

Establishment. Epitope, Inc. established this Plan as the Epitope, Inc. 2000 Stock Award Plan, effective as of February 15, 2000, and the Plan was approved by shareholders of Epitope, Inc. at the 2000 annual shareholders meeting. Effective September 29, 2000, in connection with the merger of Epitope, Inc. with and into OraSure Technologies, Inc., the name of the Plan was changed to the OraSure Technologies, Inc. 2000 Stock Award Plan and the Plan was adopted as a stock award plan of OraSure Technologies, Inc. The Plan was amended and restated, subject to shareholder approval, effective May 16, 2006. The Plan was amended further, subject to shareholder approval, effective May 13, 2008. The Plan again was amended and restated in its entirety, subject to shareholder approval, effective May 17,2011 and February 12, 2013. The Plan was amended further, subject to shareholder approval, effective May 22, 2014.

1.1        Purpose. The purpose of the Plan is to promote and advance the interests of Corporation and its shareholders by enabling Corporation to attract, retain, and reward employees, outside advisors, and directors of Corporation and its subsidiaries. It is also intended to strengthen the mutuality of interests between such employees, advisors, and directors and Corporation’s shareholders. The Plan is designed to meet this intent by offering stock options and other equity-based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability, and financial success of Corporation.

ARTICLE 2

DEFINITIONS

2.1        Defined Terms. For purposes of the Plan, the following terms have the meanings set forth below:

“Advisor” means a natural person who is a consultant to or member of an Advisory Committee of Corporation or a Subsidiary, who provides bona fide services to Corporation and who is neither an employee of Corporation or a Subsidiary nor a Non-Employee Director. “Advisor” excludes any person who provides services to Corporation in connection with the offer or sale of securities in a capital raising transaction or to promote or maintain a market for Corporation’s securities, and any other person excluded from the class of persons to whom securities may be offered pursuant to a registration statement on Form S-8 or any successor form of registration statement.

“Advisory Committee” means a scientific advisory committee to Corporation or a Subsidiary.

“Award” means an award or grant made to a Participant of Options, Stock Appreciation Rights, Restricted Awards, Performance Awards, or Other Stock-Based Awards pursuant to the Plan.

“Award Agreement” means an agreement as described in Section 6.4.

“Board” means the Board of Directors of Corporation.

“Change in Control” means, unless otherwise provided in the applicable Award Agreement, a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Exchange Act; provided, however, that a change of control shall only be deemed to have occurred at such time as (i) any

Exhibit A

person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the Corporation’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Corporation immediately before such acquisition or acquisitions.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor thereto, together with rules, regulations, and interpretations promulgated thereunder. Where the context so requires, any reference to a particular Code section will be construed to refer to the successor provision to such Code section.

“Committee” means the committee appointed by the Board to administer the Plan as provided in Article 3 of the Plan.

“Common Stock” means the Common Stock, par value $0.000001 per share, of Corporation or any security of Corporation issued in substitution, in exchange, or in lieu of such stock.

“Continuing Restriction” means a Restriction contained in Sections 6.7, 6.8, and 15.4 of the Plan and any other Restrictions expressly designated by the Committee in an Award Agreement as a Continuing Restriction.

“Corporation” means OraSure Technologies, Inc., a Delaware corporation, or any successor corporation. As to awards granted or other action taken prior to September 29, 2000, “Corporation” includes Epitope, Inc., as predecessor to OraSure Technologies, Inc.

“Disability” means the condition of being “disabled” within the meaning of Section 422(c)(6) of the Code. However, the Committee may change the foregoing definition of “Disability” or may adopt a different definition for purposes of specific Awards.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute. Where the context so requires, any reference to a particular section of the Exchange Act, or to any rule promulgated under the Exchange Act, shall be construed to refer to successor provisions to such section or rule.

“Fair Market Value” means with respect to Common Stock, on a particular day, without regard to any restrictions (other than a restriction which, by its terms, will never lapse):

(1)  if the Common Stock is at the time listed or admitted to trading on any stock exchange, the mean between the highest and lowest prices of the Common Stock on the date in question on the principal national securities exchange on which it is then listed or admitted to trading. If no reported sale of Common Stock takes place on the date in question on the principal exchange, then the reported closing asked price of the Common Stock on such date on the principal exchange shall be determinative of “Fair Market Value;”

(2)  if the Common Stock is not at the time listed or admitted to trading on a stock exchange, the mean between the highest reported asked price and lowest reported bid price of the Common Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market; or

Exhibit A

(3)  if the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, an amount as determined in good faith by the Committee and which shall comply with Section 409A of the Code.

“Incentive Stock Option” or “ISO” means any Option granted pursuant to the Plan that is intended to be and is specifically designated in its Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not an employee of Corporation or any Subsidiary.

“Nonqualified Option” or “NQSO” means any Option granted pursuant to the Plan that is not an Incentive Stock Option.

“Option” means an ISO or an NQSO.

“Other Stock-Based Award” means an Award as defined in Section 11.1.

“Participant” means an employee of Corporation or a Subsidiary, an Advisor, or a Non-Employee Director who is granted an Award under the Plan.

“Performance Award” means an Award granted pursuant to the provisions of Article 10 of the Plan, the Vesting of which is contingent on performance attainment.

“Performance Cycle” means a designated performance period pursuant to the provisions of Section 10.3 of the Plan.

“Performance Goal” means a designated performance objective pursuant to the provisions of Section 10.4 of the Plan.

“Plan” means this OraSure Technologies, Inc. 2000 Stock Award Plan, as set forth herein and as it may be amended from time to time.

“Reporting Person” means a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Restricted Award” means a Restricted Share or a Restricted Unit granted pursuant to Article 9 of the Plan.

“Restricted Share” means an Award described in Section 9.1(a) of the Plan.

“Restricted Unit” means an Award of units representing Shares described in Section 9.1(b) of the Plan.

“Restriction” means a provision in the Plan or in an Award Agreement which limits the exercisability or transferability, or which governs the forfeiture, of an Award or the Shares, cash, or other property payable pursuant to an Award.

“Retirement” means:

(a)  For Participants who are employees, retirement from active employment with Corporation and its Subsidiaries at or after age 50, or such earlier retirement date as approved by the Committee for purposes of the Plan;

Exhibit A

(b)  For Participants who are Non-Employee Directors, termination of membership on the Board after attaining age 50, or such earlier retirement date as approved by the Committee for purposes of the Plan; and

(c)  For Participants who are Advisors, termination of service as an Advisor after attaining age 50, or such earlier retirement date as approved by the Committee for purposes of the Plan.

However, the Committee may change the foregoing definition of “Retirement” or may adopt a different definition for purposes of specific Awards.

“Share” means a share of Common Stock.

“Stock Appreciation Right” or “SAR” means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Article 8 of the Plan.

“Subsidiary” means any “subsidiary corporation” of Corporation within the meaning of Section 424 of the Code, namely any corporation in which Corporation directly or indirectly controls 50 percent or more of the total combined voting power of all classes of stock having voting power.

“Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or any Subsidiary under Section 424(f) of the Code.

“Vest” or “Vested” means:

(a)        In the case of an Award that requires exercise, to be or to become immediately and fully exercisable and free of all Restrictions (other than Continuing Restrictions);

(b)        In the case of an Award that is subject to forfeiture, to be or to become nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions);

(c)        In the case of an Award that is required to be earned by attaining specified Performance Goals, to be or to become earned and nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions); or

(d)        In the case of any other Award as to which payment is not dependent solely upon the exercise of a right, election, exercise, or option, to be or to become immediately payable and free of all Restrictions (except Continuing Restrictions).

2.2        Gender and Number. Except where otherwise indicated by the context, any masculine or feminine terminology used in the Plan shall also include the opposite gender; and the definition of any term in Section 2.1 in the singular shall also include the plural, and vice versa.

ARTICLE 3

ADMINISTRATION

3.1        General. Except as provided in Section 3.7, the Plan will be administered by a Committee composed as described in Section 3.2.

3.2        Composition of the Committee. The Committee will be appointed by the Board from among its members in a number and with such qualifications as will meet the independence and other requirements for (i) approval by a committee pursuant to Rule 16b-3 under the Exchange Act, (ii) establishing, administering and certifying performance goals pursuant to

Exhibit A

Section 162(m) of the Code and (iii) trading or listing securities on the securities exchange or association on which the Common Stock is then traded or listed. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, will be filled by the Board. The initial members of the Committee will be the members of Corporation’s existing Executive Compensation Committee. The Board may at any time replace the Executive Compensation Committee with another Committee. In the event that the Executive Compensation Committee ceases to satisfy the requirements of Rule 16b-3, Section 162(m) of the Code or a securities exchange or association described above in 3.2(iii), the Board will appoint another Committee satisfying such requirements.

3.3  Authority of the Committee. The Committee will have full power and authority (subject to such orders or resolutions as may be issued or adopted from time to time by the Board) to administer the Plan in its sole discretion, including the authority to:

(a)  Construe and interpret the Plan and any Award Agreement;

(b)  Promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan;

(c)  With respect to employees and Advisors:

(i)    Select the employees and Advisors who shall be granted Awards;

(ii)   Determine the number and types of Awards to be granted to each such Participant;

(iii)  Determine the number of Shares, or Share equivalents, to be subject to each Award;

(iv)  Determine the option price, purchase price, base price, or similar feature for any Award; and

(v)   Determine all the terms and conditions of all Award Agreements, consistent with the requirements of the Plan.

Decisions of the Committee, or any delegate as permitted by the Plan, shall be final, conclusive, and binding on all Participants.

3.4        Action by the Committee. A majority of the members of the Committee will constitute a quorum for the transaction of business. Action approved by a majority of the members present at any meeting at which a quorum is present, or action in writing by all the members of the Committee, will be the valid acts of the Committee.

3.5        Delegation. Notwithstanding the foregoing, the Committee may delegate to one or more officers of Corporation the authority to determine the recipients, types, amounts, and terms of Awards granted to Participants who are not Reporting Persons or “covered employees” within the meaning of Section 162(m) of the Code.

3.6        Liability of Committee Members. No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Participant.

3.7        Awards to Non-Employee Directors. The Board or Committee may grant Awards from time to time to Non-Employee Directors.

3.8        Costs of Plan. The costs and expenses of administering the Plan will be borne by Corporation.

ARTICLE 4

DURATION OF THE PLAN AND SHARES SUBJECT TO THE PLAN

4.1        Duration of the Plan. This amendment and restatement of the Plan is effective February 21, 2017. The Plan shall remain in full force and effect until February 21, 2027, or the date it is terminated by the Board. The Board shall have the power to amend, suspend or terminate the Plan as provided in Article 14. Termination of the Plan under Article 14 shall not affect Awards outstanding under the Plan at the time of termination.

Exhibit A

4.2        Shares Subject to the Plan.

4.2.1        General. The shares which may be made subject to Awards under the Plan are Shares of Common Stock, which may be either authorized and unissued Shares or reacquired Shares. No fractional Shares may be issued under the Plan.

4.2.2        Number of Shares; Limits.

(a)  The maximum number of Shares for which Awards may be granted under the Plan on or after February 21, 2017, is 4,627,471 Shares, plus any Shares that become available as the result of the cancellation or expiration of any Award, subject to adjustment for changes in capitalization affecting the Corporation’s Common Stock pursuant to Section 13.2 of the Plan. Any Shares granted on or after February 21, 2017, in connection with Options and Stock Appreciation Rights shall be counted against this limit on the basis of one Share for each Share subject to such Option or Stock Appreciation Right. Any Shares granted on or after February 21, 2017, in connection with Restricted Awards, Performance Awards or Other Stock-Based Awards shall be counted against this limit on the basis of one and a half Shares for every one Share granted in connection with such Awards.

(b)  The maximum number of Shares that may be issued pursuant to paragraph (a) above on or after February 21, 2017 pursuant to Incentive Stock Options, is 4,627,471 Shares, subject to adjustment for changes in capitalization affecting the Corporation’s Common Stock pursuant to Section 13.2 of the Plan.

4.2.3        Availability of Shares for Future Awards. If an Award under the Plan is canceled or expires for any reason prior to having been fully Vested or exercised by a Participant or is settled in cash in lieu of Shares or is exchanged for other Awards, all Shares covered by such Awards will be made available for future Awards under the Plan. In no event shall the following be made available for future awards under the Plan: (a) Shares retained or reacquired by the Corporation in payment of an option price or satisfaction of a withholding tax obligation by a Participant in connection with any Award, (b) Shares repurchased by the Corporation with Option proceeds and (c) Shares covered by an SAR, to the extent the SAR is exercised and settled in Shares and whether or not Shares are actually issued to the Participant upon exercise of the SAR.

ARTICLE 5

ELIGIBILITY

5.1        Employees and Advisors. Officers and other employees of Corporation and any Subsidiaries (who may also be directors of Corporation or a Subsidiary) and Advisors who, in the Committee’s judgment, are or will be contributors to the long-term success of Corporation will be eligible to receive Awards under the Plan.

5.2        Non-Employee Directors. All Non-Employee Directors will be eligible to receive Awards as provided in Section 3.7 of the Plan.

ARTICLE 6

AWARDS

6.1        Types of Awards. The types of Awards that may be granted under the Plan are:

(a)  Options governed by Article 7 of the Plan;

(b)  Stock Appreciation Rights governed by Article 8 of the Plan;

(c)  Restricted Awards governed by Article 9 of the Plan;

Exhibit A

(d)  Performance Awards governed by Article 10 of the Plan; and

(e)  Other Stock-Based Awards or combination awards governed by Article 11 of the Plan.

In the discretion of the Committee, any Award may be granted alone, in addition to, or in tandem with other Awards under the Plan.

6.2        General. Subject to the limitations of the Plan, the Committee may cause Corporation to grant Awards to such Participants, at such times, of such types, in such amounts, for such periods, with such option prices, purchase prices, or base prices, and subject to such terms, conditions, limitations, and restrictions as the Committee, in its discretion, deems appropriate. Awards may be granted as additional compensation to a Participant or in lieu of other compensation to such Participant. A Participant may receive more than one Award and more than one type of Award under the Plan.

6.3        Nonuniform Determinations. The Committee’s determinations under the Plan or under one or more Award Agreements, including without limitation, (a) the selection of Participants to receive Awards, (b) the type, form, amount, and timing of Awards, (c) the terms of specific Award Agreements, and (d) elections and determinations made by the Committee with respect to exercise or payments of Awards, need not be uniform and may be made by the Committee selectively among Participants and Awards, whether or not Participants are similarly situated.

6.4        Award Agreements. Each Award will be evidenced by a written Award Agreement between Corporation and the Participant. Award Agreements may, subject to the provisions of the Plan, contain any provision approved by the Committee.

6.5        Provisions Governing All Awards. All Awards will be subject to the following provisions:

(a)  Alternative Awards. If any Awards are designated in their Award Agreements as alternative to each other, the exercise of all or part of one Award automatically will cause an immediate equal (or pro rata) corresponding termination of the other alternative Award or Awards.

(b)  Rights as Shareholders. No Participant will have any rights of a shareholder with respect to Shares subject to an Award until such Shares are issued in the name of the Participant.

(c)  Employment Rights. Neither the adoption of the Plan nor the granting of any Award will confer on any person the right to continued employment with Corporation or any Subsidiary or the right to remain as a director of Corporation or a member of any Advisory Committee, as the case may be, nor will it interfere in any way with the right of Corporation or a Subsidiary to terminate such person’s employment or to remove such person as an Advisor or as a director at any time for any reason or for no reason, with or without cause.

(d)  Termination Of Employment. The terms and conditions under which an Award may be exercised or will continue to Vest, if at all, after a Participant’s termination of employment or service as an Advisor or as a Non-Employee Director will be determined by the Committee and specified in the applicable Award Agreement.

(e)  Change in Control. The Committee, in its discretion, may provide in any Award Agreement that in the event of a Change in Control of the Corporation:

(i)   All, or a specified portion of, Awards requiring exercise will become fully and immediately exercisable, notwithstanding any other limitations on exercise;

(ii)  All, or a specified portion of, Awards subject to Restrictions will become fully Vested; and

Exhibit A

(iii) All, or a specified portion of, Awards subject to Performance Goals will be deemed to have been fully earned.

The Committee, in its discretion, may include Change in Control provisions in some Award Agreements and not in others, may include different Change in Control provisions in different Award Agreements, and may include Change in Control provisions for some Awards or some Participants and not for others.

(f)  Service Periods. At the time of granting Awards, the Committee may specify, by resolution or in the Award Agreement, the period or periods of service performed or to be performed by the Participant in connection with the grant of the Award.

6.6        Tax Withholding.

(a)        General. Corporation will have the right to deduct from any settlement, including the delivery or Vesting of Shares, made under the Plan any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of Corporation to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan will make arrangements satisfactory to Corporation for the satisfaction of any such withholding tax obligations. Corporation will not be required to make any such payment or distribution under the Plan until such obligations are satisfied.

(b)        Stock Withholding. The Committee, in its sole discretion, may permit a Participant to satisfy all or a part of the withholding tax obligations incident to the settlement of an Award involving payment or delivery of Shares to the Participant by having Corporation withhold a portion of the Shares that would otherwise be issuable to the Participant. Such Shares will be valued based on their Fair Market Value on the date the tax withholding is required to be made. Any stock withholding with respect to a Reporting Person will be subject to such limitations as the Committee may impose to comply with the requirements of the Exchange Act. Notwithstanding the foregoing, Reporting Persons shall be permitted to elect to satisfy all or a portion of the withholding tax obligations incident to the settlement of an Award involving payment or delivery of Shares to such Participant by having Corporation withhold a portion of the Shares that would otherwise be issuable to the Participant.

6.7        Annulment of Awards. Any Award Agreement may provide that the grant of an Award payable in cash is provisional until cash is paid in settlement thereof or that grant of an Award payable in Shares is provisional until the Participant becomes entitled to the Shares in settlement thereof. In the event the employment (or service as an Advisor or membership on the Board) of a Participant is terminated for cause (as defined below), any Award that is provisional will be annulled as of the date of such termination for cause. For the purpose of this Section 6.7, the term “for cause” has the meaning set forth in the Participant’s employment agreement, if any, or otherwise means any discharge (or removal) for material or flagrant violation of the policies and procedures of Corporation or for other job performance or conduct which is materially detrimental to the best interests of Corporation, as determined by the Committee.

6.8        Engaging in Competition With Corporation. Any Award Agreement may provide that, if a Participant terminates employment with Corporation or a Subsidiary for any reason whatsoever, and within 18 months after the date thereof accepts employment with any competitor of (or otherwise engages in competition with) Corporation, the Committee, in its sole discretion, may require such Participant to return to Corporation the economic value of any Award that is realized or obtained (measured at the date of exercise, Vesting, or payment) by such Participant at any time during the period beginning on the date that is six months prior to the date of such Participant’s termination of employment with Corporation.

ARTICLE 7

OPTIONS

7.1        Types of Options. Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Options. The grant of each Option and the Award Agreement governing each Option will identify the Option as an ISO or an NQSO. In the event the Code is amended to provide for tax-favored forms of stock options other than or in addition to Incentive Stock Options, the Committee may grant Options under the Plan meeting the requirements of such forms of options.

Exhibit A

7.2        General. Options will be subject to the terms and conditions set forth in Article 6 and this Article 7 and may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee (or the Board with respect to Awards to Non-Employee Directors) deems desirable.

7.3        Option Price. Each Award Agreement for Options will state the option exercise price per Share of Common Stock purchasable under the Option, which will not be less than 100 percent (100%) of the Fair Market Value of a Share on the date of grant for all Options (ISOs or NQSOs); provided, however, that in the case of any ISO granted to a Ten Percent Shareholder, the option exercise price per Share shall not be less than 110 percent (110%) of the Fair Market Value of a Share on the date of grant

7.4        Option Term. The Award Agreement for each Option will specify the term of each Option, which shall have a specified period during which the Option may be exercised which is no longer than ten years, as determined by the Committee.

7.5        Time of Exercise. The Award Agreement for each Option will specify, as determined by the Committee:

(a)        The time or times when the Option will become exercisable and whether the Option will become exercisable in full or in graduated amounts over a period specified in the Award Agreement;

(b)        Such other terms, conditions, and restrictions as to when the Option may be exercised as determined by the Committee; and

(c)        The extent, if any, to which the Option will remain exercisable after the Participant ceases to be an employee, Advisor, or director of Corporation or a Subsidiary.

An Award Agreement for an Option may, in the discretion of the Committee, provide whether, and to what extent, the Option will become immediately and fully exercisable (i) in the event of the death, Disability, or Retirement of the Participant, or (ii) upon the occurrence of a Change in Control of Corporation.

7.6        Method of Exercise. The Award Agreement for each Option will specify the method or methods of payment acceptable upon exercise of an Option. An Award Agreement may provide that the option price is payable in full in cash or, at the discretion of the Committee:

(a)  In previously acquired Shares (including Restricted Shares);

(b)  By surrendering outstanding Awards under the Plan denominated in Shares or in Share-equivalent units;

(c)  By delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee:

(i)   To sell Shares subject to the Option and to deliver all or a part of the sales proceeds to Corporation in payment of all or a part of the option price and withholding taxes due; or

(ii)  To pledge Shares subject to the Option to the broker as security for a loan and to deliver all or a part of the loan proceeds to Corporation in payment of all or a part of the option price and withholding taxes due; or

(d)  In any combination of the foregoing or in any other form approved by the Committee.

If Restricted Shares are surrendered in full or partial payment of an Option price, a corresponding number of the Shares issued upon exercise of the Option will be Restricted Shares subject to the same Restrictions as the surrendered Restricted Shares.

Exhibit A

7.7        Special Rules for Incentive Stock Options. In the case of an Option designated as an Incentive Stock Option, the terms of the Option and the Award Agreement must be in conformance with the statutory and regulatory requirements specified in Section 422 of the Code, as in effect on the date such ISO is granted. ISOs may be granted only to employees of Corporation or a Subsidiary. ISOs may not be granted under the Plan after February 21, 2027, unless the ten-year limitation of Section 422(b)(2) of the Code is removed or extended.

7.8        Restricted Shares. In the discretion of the Committee, the Shares issuable upon exercise of an Option may be Restricted Shares if so provided in the Award Agreement.

7.9        Limitation on Number of Shares Subject to Options. In no event may Options for more than 500,000 Shares be granted to any individual under the Plan during any fiscal year period.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1        General. Stock Appreciation Rights will be subject to the terms and conditions set forth in Article 6 and this Article 8 and may contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee (or the Board with respect to Awards to Non-Employee Directors) deems desirable.

8.2        Nature of Stock Appreciation Right. A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to the excess (or if the Committee determines at the time of grant, a portion of the excess) of the Fair Market Value of a Share of Common Stock on the date of exercise of the SAR over the base price, as described below, on the date of grant of the SAR, multiplied by the number of Shares with respect to which the SAR has been exercised. The base price will be designated by the Committee in the Award Agreement for the SAR and shall be not less than 100 percent (100%) of the Fair Market Value of a Share on the grant date of the SAR.

8.3        Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee. The Committee may also provide that an SAR will be automatically exercised on one or more specified dates or upon the satisfaction of one or more specified conditions. In the case of SARs granted to Reporting Persons, exercise of the SAR will be limited by the Committee to the extent required to comply with the applicable requirements of Rule 16b-3 under the Exchange Act.

8.4        Term. The Award Agreement for each SAR shall have a specified period during which the SAR may be exercised, which is no longer than ten years, as determined by the Committee.

8.5        Form of Payment. Payment upon exercise of a Stock Appreciation Right may be made in cash, in installments, in Shares, or in any combination of the foregoing, or in any other form as the Committee determines.

8.6        Limitation on Number of Shares Subject to SARs. In no event may SARs for more than 500,000 Shares be granted to any individual under the Plan during any fiscal year period.

ARTICLE 9

RESTRICTED AWARDS

9.1        Types of Restricted Awards. Restricted Awards granted under the Plan may be in the form of either Restricted Shares or Restricted Units.

(a)  Restricted Shares. A Restricted Share is an Award of Shares transferred to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer, or other disposition of such Restricted Shares and may include a requirement that the Participant forfeit such Restricted

Exhibit A

Shares back to Corporation upon termination of Participant’s employment (or service as an Advisor or Non-Employee Director) for specified reasons within a specified period of time or upon other conditions, as set forth in the Award Agreement for such Restricted Shares. Each Participant receiving a Restricted Share will be issued a stock certificate in respect of such Shares, registered in the name of such Participant, or such certificate, registered in the name of such Participant, will be placed in a restricted stock account (including an electronic account) with a transfer agent. If such certificate is issued to the Participant, the Participant will be required to execute a stock power in blank with respect to the Shares evidenced by such certificate, and such certificate and the stock power will be held in custody by Corporation until the Restrictions thereon will have lapsed.

(b)  Restricted Units. A Restricted Unit is an Award to receive a Share or the Fair Market Value of a Share at some date in the future, which is granted to a Participant subject to such terms and conditions as the Committee deems appropriate, and may include a requirement that the Participant forfeit such Restricted Units upon termination of Participant’s employment (or service as an Advisor or Non-Employee Director) for specified reasons within a specified period of time or upon other conditions, as set forth in the Award Agreement for such Restricted Units.

9.2        General. Restricted Awards will be subject to the terms and conditions of Article 6 and this Article 9 and may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee (or the Board with respect to Awards to Non-Employee Directors) deems desirable.

9.3        Restriction Period. Restricted Awards will provide that such Awards, and the Shares subject to such Awards, may not be transferred, and may provide that, in order for a Participant to Vest in such Awards, the Participant must remain in the employment (or remain as an Advisor or Non-Employee Director) of Corporation or its Subsidiaries, subject to relief for reasons specified in the Award Agreement, for a period commencing on the date of the Award and ending on such later date or dates as the Committee designates at the time of the Award (the “Restriction Period”). During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of Shares received under or governed by a Restricted Award grant. The Committee, in its sole discretion, may provide for the lapse of restrictions in installments during the Restriction Period; provided that a Restricted Award with a Restriction Period based solely on continued employment or passage of time may not permit the lapse of all restrictions over a total period less than three (3) years (subject to three (3) one year installments) after the date of the Award, except in the case of (a) Restricted Awards to Non-Employee Directors or Advisors, (b) Restricted Awards granted upon the commencement of a Participant’s employment with the Corporation, (c) Restricted Awards which, in the aggregate, cover not more than 5% of the number of Shares available for Awards under the Plan under Section 4.2.2(a) (determined without regard to any other limits set forth in Section 4.2.2(b) or (c)), or (d) restrictions which lapse (i) upon the death or Disability of the Participant, (ii) upon the retirement of the Participant, (iii) as may be required pursuant to an employment agreement between the Participant and the Corporation or (iv) upon a Change in Control. Upon expiration of the applicable Restriction Period (or lapse of Restrictions during the Restriction Period where the Restrictions lapse in installments) the Participant shall be entitled to settlement of the Restricted Award or portion thereof, as the case may be. Although Restricted Awards will usually Vest based on continued employment (or service as an Advisor or Non-Employee Director) and Performance Awards under Article 10 shall usually Vest based on attainment of Performance Goals, the Committee, in its discretion, may condition Vesting of Restricted Awards on attainment of Performance Goals as well as continued employment (or service as an Advisor or Non-Employee Director). In such case, the Restriction Period for such a Restricted Award will include the period prior to satisfaction of the Performance Goals.

9.4        Forfeiture. If a Participant ceases to be an employee, Advisor of Corporation or a Subsidiary or Non-Employee Director during the Restriction Period for any reason other than reasons which may be specified in an Award Agreement (such as death, Disability, or Retirement), the Award Agreement may require that all non-Vested Restricted Awards previously granted to the Participant be forfeited and returned to Corporation.

9.5        Settlement of Restricted Awards.

(a)  Restricted Shares. Upon Vesting of a Restricted Share Award, the legend on such Shares will be removed and the Participant’s stock power, if any, will be returned and the Shares will no longer be Restricted Shares. The Committee

Exhibit A

may also, in its discretion, permit a Participant to receive, in lieu of unrestricted Shares at the conclusion of the Restriction Period, payment in cash, installments, or in any other manner or combination of such methods as the Committee, in its sole discretion, determines.

(b)  Restricted Units. Upon Vesting of a Restricted Unit Award, a Participant will be entitled to receive payment for Restricted Units in an amount equal to the aggregate Fair Market Value of the Shares covered by such Restricted Units at the expiration of the Applicable Restriction Period. Payment in settlement of a Restricted Unit will be made as soon as practicable following the conclusion of the applicable Restriction Period in cash, in installments, in Shares equal to the number of Restricted Units, or in any other manner or combination of such methods as the Committee, in its sole discretion, determines, subject to the applicable restrictions contained in Section 409A of the Code.

9.6        Rights as a Shareholder. A Participant will have, with respect to unforfeited Shares received under a grant of Restricted Shares, all the rights of a shareholder of Corporation, including the right to vote the Shares and the right to receive any cash dividends. The right to receive cash dividends on Restricted Shares shall be subject to the Restrictions applicable to the Restricted Shares. Stock dividends issued with respect to Restricted Shares will be treated as additional Shares covered by the grant of Restricted Shares and will also be subject to the same Restrictions.

ARTICLE 10

PERFORMANCE AWARDS

10.1        General. Performance Awards will be subject to the terms and conditions set forth in Article 6 and this Article 10 and may contain such other terms and conditions not inconsistent with the express provisions of the Plan, as the Committee (or the Board with respect to Awards to Non-Employee Directors) deems desirable.

10.2        Nature of Performance Awards. A Performance Award is an Award of units (with each unit having a value equivalent to one Share) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such Performance Award or a portion thereof in the event specified performance criteria are not met within a designated period of time.

10.3        Performance Cycles. For each Performance Award, the Committee will designate a performance period (the “Performance Cycle”) with a duration of at least one (1) year, as may be determined by the Committee in its discretion within which specified Performance Goals are to be attained. There may be several Performance Cycles in existence at any one time and the duration of Performance Cycles may differ from each other.

10.4        Performance Goals. The Committee will establish Performance Goals for each Performance Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. Performance Goals may be based on performance criteria for Corporation, a Subsidiary, or an operating group, or based on a Participant’s individual performance. Performance Goals may include objective and subjective criteria. During any Performance Cycle, the Committee may adjust the Performance Goals for such Performance Cycle as it deems equitable in recognition of unusual or nonrecurring events affecting Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

10.5        Determination of Awards. As soon as practicable after the end of a Performance Cycle, the Committee will determine the extent to which Performance Awards have been earned on the basis of performance in relation to the established Performance Goals.

10.6        Timing and Form of Payment. Settlement of earned Performance Awards will be made to the Participant as soon as practicable after the expiration of the Performance Cycle and the Committee’s determination under Section 10.5, in the form of cash, installments, Shares, or any combination of the foregoing or in any other form as the Committee determines.

Exhibit A

10.7        Performance Goals for Executive Officers. The performance goals for Performance Awards granted to executive officers of Corporation may relate to corporate performance, business unit performance, or a combination of both.

(a)  Corporate performance goals will be based on financial performance goals related to the performance of Corporation as a whole and may include one or more measures related to earnings, profitability, efficiency, or return to stockholders such as earnings per share, operating profit, stock price, costs of production, or other measures.

(b)  Business unit performance goals will be based on a combination of financial goals and strategic goals related to the performance of an identified business unit for which a Participant has responsibility. Strategic goals for a business unit may include one or a combination of objective factors relating to success in implementing strategic plans or initiatives, introductory products, constructing facilities, or other identifiable objectives. Financial goals for a business unit may include the degree to which the business unit achieves one or more objective measures related to its revenues, earnings, profitability, efficiency, operating profit, costs of production, or other measures.

(c)  Any corporate or business unit goals may be expressed as absolute amounts or as ratios or percentages. Success may be measured against various standards, including budget targets, improvement over prior periods, and performance relative to other companies, business units, or industry groups.

10.8        Award Limitations. The maximum number of Shares issuable with respect to Performance Awards granted to any individual executive officer may not exceed 150,000 Shares for any calendar year.

ARTICLE 11

OTHER STOCK-BASED AND COMBINATION AWARDS

11.1        Other Stock-Based Awards. The Committee (or the Board with respect to Awards to Non-Employee Directors) may grant other Awards under the Plan pursuant to which Shares are or may in the future be acquired, or Awards denominated in or measured by Share equivalent units, including Awards valued using measures other than the market value of Shares. Such Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, any other type of Award granted under the Plan.

11.2        Combination Awards. The Committee may also grant Awards under the Plan in tandem or combination with other Awards or in exchange of Awards, or in tandem or combination with, or as alternatives to, grants or rights under any other employee plan of Corporation, including the plan of any acquired entity. No action authorized by this section may reduce the amount of any existing benefits or change the terms and conditions thereof without the Participant’s consent.

ARTICLE 12

DEFERRAL ELECTIONS

The Committee may permit a Participant to elect to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise, earn-out, or Vesting of an Award made under the Plan. If any such election is permitted, the Committee will establish rules and procedures for such payment deferrals, including, but not limited to: (a) payment or crediting of reasonable interest on such deferred amounts credited in cash or (b) the payment or crediting of dividend equivalents in respect of deferrals credited in Share equivalent units. Such deferrals, if permitted, shall to the extent possible, comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder.

ARTICLE 13

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

13.1        Plan Does Not Restrict Corporation. The existence of the Plan and the Awards granted hereunder will not affect or restrict in any way the right or power of the Board or the shareholders of Corporation to make or authorize any

Exhibit A

adjustment, recapitalization, reorganization, or other change in Corporation’s capital structure or its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Corporation’s capital stock or the rights thereof, the dissolution or liquidation of Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

13.2        Adjustments by the Committee. In the event of any change in capitalization affecting the Common Stock of Corporation, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Stock, such proportionate adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such change, will be made with respect to the aggregate number of Shares for which Awards in respect thereof may be granted under the Plan, the maximum number of Shares which may be sold or awarded to any Participant, the number of Shares covered by each outstanding Award, and the price per Share in respect of outstanding Awards. The Committee may also make such adjustments in the number of Shares covered by, and price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends), of Corporation assets to shareholders.

ARTICLE 14

AMENDMENT AND TERMINATION

The Board may amend, suspend, or terminate the Plan or any portion of the Plan at any time; provided that no such action may be taken without shareholder approval if (i) such action would increase the number of shares subject to the Plan; (ii) such action would result in the repricing, replacement or repurchase of out-of-the money Options, Stock Appreciation Rights or other Awards; (iii) such action would result in an Award being fully Vested, exercisable or earned in the event of a Change in Control prior to the consummation of the Change in Control; or (iv) such approval is required by applicable law or regulation or the applicable requirements of a stock exchange or over-the-counter stock trading system; provided further that the Board may, in its discretion, determine to submit any other changes to the Plan to the shareholders for approval; provided further that no amendment, suspension or termination of the Plan may materially and adversely affect the rights of a Participant under any outstanding Award without such Participant’s consent, unless such action is necessary to ensure a deduction under Section 162(m) of the Code or to avoid the additional tax described in Section 409A of the Code.

ARTICLE 15

MISCELLANEOUS

15.1        Unfunded Plan. The Plan will be unfunded and Corporation will not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of Corporation to any person with respect to any Award under the Plan will be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of Corporation will be deemed to be secured by any pledge of, or other encumbrance on, any property of Corporation.

15.2        Payments to Trust. The Committee is authorized (but has no obligation) to cause to be established a trust agreement or several trust agreements whereunder the Committee may make payments of amounts due or to become due to Participants in the Plan.

15.3        Other Corporation Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan will not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any state or country and shall not be included in, or have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by Corporation or a Subsidiary unless expressly so provided by such other plan or arrangements, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of cash compensation. Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards, or payments under any other Corporation or Subsidiary plans, arrangements, or programs. The Plan notwithstanding, Corporation or any Subsidiary may adopt such other

Exhibit A

compensation programs and additional compensation arrangements as it deems necessary to attract, retain, and reward employees and directors for their service with Corporation and its Subsidiaries.

15.4        Securities Law Restrictions. No Shares may be issued under the Plan unless counsel for Corporation is satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Shares delivered under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.5        Governing Law. Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the state of Delaware.

ARTICLE 16

SHAREHOLDER APPROVAL

The Plan, as amended and restated, is expressly subject to the approval of the Plan by the shareholders at the 2017 annual meeting of Corporation’s shareholders.

OraSure Technologies, Inc. 220 EAST FIRST STREET BETHLEHEM, PA 18015 SCAN TO
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E17063-P86335
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ORASURE TECHNOLOGIES, INC. For All Withhold All For All Except The Board of Directors recommends you vote FOR each of the following nominees: 1. ELECTION OF DIRECTORS Class II (Term Expiring 2020) Nominees:
01) Ronny B. Lancaster 02) Ronald H. Spair
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
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Abstain
2. Ratification of Appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year 2017.
3. Advisory (Non-Binding) Vote to Approve Executive Compensation.
The Board of Directors recommends you vote for Stockholder approval annually or “1 year” for item 4.
3 Years 2 Years 1 Year Abstain 4. Advisory (Non-Binding) Vote on Frequency of Future Advisory Votes on Executive Compensation. For Against Abstain
5. Approval of Amended and Restated Stock Award Plan. Mark Here for Address Changes or Comments
SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date
V.1.1

OraSure Technologies, Inc.
OraSure Technologies, Inc.
2017 Annual Meeting of Stockholders
Tuesday, May 16, 2017
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Notice and Proxy Statement and 2016 Annual Report to Stockholders are available at www.proxyvote.com.
E17064-P86335
OraSure Technologies, Inc.
PROXY
2017 Annual Meeting of Stockholders
PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Jack E. Jerrett and Mark L. Kuna, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), on Tuesday, May 16, 2017, at 10:00 a.m. Eastern Time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.
The shares represented by this Proxy, if properly executed, will be voted (i) FOR the election of the nominees listed on the reverse side as directors, (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2017, (iii) FOR approval of the compensation of the Company’s named executive officers, (IV) FOR future advisory (non-binding) votes to approve executive compensation to take place each year and (V) FOR approval of the Amended and Restated Stock Award Plan. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.
PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be marked, dated and signed, on the other side)
V.1.1